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                                CREDIT AGREEMENT

                           DATED AS OF AUGUST 1, 2003

                                      AMONG

                                 IPAYMENT, INC.

                                       AND

                            THE LENDERS NAMED HEREIN

                                       AND

                              BANK OF AMERICA, N.A.
                       AS ADMINISTRATIVE AGENT AND LENDER


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
                                TABLE OF CONTENTS

ARTICLE 1   DEFINITIONS                                                                     1
            1.1.     DEFINED TERMS                                                         20
            1.2.     ACCOUNTING TERMS                                                      20
            1.3.     SINGULAR/PLURAL                                                       21
            1.4.     OTHER TERMS                                                           21

ARTICLE 2   AMOUNT AND TERMS OF THE LOANS; LETTERS OF CREDIT                               21
            2.1.     THE LOANS                                                             21
            2.2.     BORROWINGS                                                            22
            2.3.     NOTES                                                                 24
            2.4.     REDUCTION OF COMMITMENTS                                              25
            2.5.     PAYMENTS; VOLUNTARY, MANDATORY                                        25
            2.6.     INTEREST                                                              27
            2.7.     FEES                                                                  28
            2.8.     INTEREST PERIODS                                                      29
            2.9.     CONVERSIONS AND CONTINUATIONS                                         30
            2.10.    METHOD OF PAYMENTS; COMPUTATIONS                                      31
            2.11.    INCREASED COSTS, CHANGE IN CIRCUMSTANCES, ETC.                        32
            2.12.    TAXES                                                                 35
            2.13.    COMPENSATION                                                          37
            2.14.    USE OF PROCEEDS                                                       37
            2.15.    RECOVERY OF PAYMENTS                                                  37
            2.16.    PRO RATA BORROWINGS                                                   38
            2.17.    LETTERS OF CREDIT                                                     38
            2.18.    REPLACEMENT OF LENDERS                                                44

ARTICLE 3   CLOSING; CONDITIONS OF CLOSING AND BORROWING                                   45
            3.1.     CLOSING                                                               45
            3.2.     CONDITIONS OF LOANS AND ADVANCES                                      45
            3.3.     EXECUTED LOAN DOCUMENTS                                               46
            3.4.     CLOSING CERTIFICATES, ETC.                                            47
            3.5.     REAL ESTATE MATTERS                                                   47
            3.6.     CONSENTS; NO ADVERSE CHANGE                                           47
            3.7.     FINANCIAL MATTERS                                                     47
            3.8.     MISCELLANEOUS                                                         48
ARTICLE 4   REPRESENTATIONS AND WARRANTIES                                                 49
            4.1.     CORPORATE ORGANIZATION AND POWER                                      49
            4.2.     SUBSIDIARIES                                                          49
            4.3.     ENFORCEABILITY OF LOAN DOCUMENTS; COMPLIANCE WITH OTHER INSTRUMENTS   50
            4.4.     USE OF PROCEEDS                                                       50
            4.5.     GOVERNMENTAL AUTHORIZATION                                            50
            4.6.     FINANCIAL STATEMENTS                                                  51
            4.7.     SOLVENCY                                                              51

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
            4.8.     PRINCIPAL PLACES OF BUSINESS                                          51
            4.9.     LEASED PROPERTIES                                                     51
            4.10.    REALTY                                                                52
            4.11.    ASSETS FOR CONDUCT OF BUSINESS                                        52
            4.12.    INSURANCE                                                             52
            4.13.    OWNERSHIP OF PROPERTIES                                               52
            4.14.    FIRST PRIORITY                                                        52
            4.15.    LITIGATION; GOVERNMENT REGULATION                                     52
            4.16.    TAXES                                                                 53
            4.17.    ERISA; EMPLOYEE BENEFITS                                              53
            4.18.    VISA AND MASTERCARD REGISTRATION;COMPLIANCE WITH LAWS                 55
            4.19.    ENVIRONMENTAL MATTERS                                                 55
            4.20.    MARGIN SECURITIES                                                     56
            4.21.    FULL DISCLOSURE                                                       56
            4.22.    CONTRACTS; LABOR DISPUTES                                             56
            4.23.    EVENT OF DEFAULT                                                      56
            4.24.    BANK ACCOUNTS                                                         56
            4.25.    SINGLE BUSINESS ENTERPRISE                                            56

ARTICLE 5   AFFIRMATIVE COVENANTS                                                          57
            5.1.     FINANCIAL AND BUSINESS INFORMATION ABOUT THE BORROWER                 57
            5.2.     NOTICE OF CERTAIN EVENTS                                              58
            5.3.     CORPORATE EXISTENCE AND MAINTENANCE OF PROPERTIES                     59
            5.4.     [INTENTIONALLY OMITTED]
            5.5.     MAINTENANCE OF INSURANCE                                              59
            5.6.     MAINTENANCE OF BOOKS AND RECORDS; INSPECTION                          60
            5.7.     COMPLIANCE WITH ERISA                                                 61
            5.8.     PAYMENT OF TAXES                                                      61
            5.9.     COMPLIANCE WITH LAWS, VISA AND MASTERCARD REGISTRATION                61
            5.10.    NAME CHANGE                                                           61
            5.11.    DISBURSEMENT OF PROCEEDS BY THE BORROWER                              62
            5.12.    CREATION OF NEW SUBSIDIARIES                                          62
            5.13.    CERTAIN ACQUISITIONS                                                  62
            5.14.    PRIMARY ACCOUNTS                                                      64
            5.15     FURTHER ASSURANCES                                                    64
ARTICLE 6   NEGATIVE COVENANTS                                                             64
            6.1.     MERGER, CONSOLIDATION                                                 64
            6.2.     DEBT                                                                  65
            6.3.     CONTINGENT OBLIGATIONS                                                66
            6.4.     LIENS AND ENCUMBRANCES                                                67
            6.5.     DISPOSITION OF ASSETS                                                 67
            6.6.     TRANSACTIONS WITH RELATED PERSONS                                     67
            6.7.     RESTRICTED INVESTMENTS                                                67
            6.8.     RESTRICTED PAYMENTS                                                   68
            6.9      STOCKHOLDERS EQUITY                                                   73
            6.10.    CONSOLIDATED DEBT TO EBITDA                                           68
            6.11     CONSOLIDATED SENIOR DEBT TO EBITDA                                    68

            6.12     MINIMUM EBITDA                                                        69
            6.13.    SALE AND LEASEBACK                                                    69
            6.14.    NEW BUSINESS; SUBSIDIARIES OR PARTNERSHIPS                            69
            6.15     OPERATING LEASE EXPENSE                                               69
            6.16.    HAZARDOUS SUBSTANCES                                                  69
            6.17.    FISCAL YEAR                                                           70
            6.18.    AMENDMENTS; PREPAYMENTS OF SUBORDINATED DEBT, ETC.                    70
            6.19.    LOCATION OF ASSETS; PLACES OF BUSINESS                                70
            6.20.    BANK ACCOUNTS                                                         70
            6.21.    NO INCONSISTENT TRANSACTIONS OR AGREEMENTS                            70

ARTICLE 7   EVENTS OF DEFAULT                                                              71
            7.1.     EVENTS OF DEFAULT                                                     71

ARTICLE 8   RIGHTS AND REMEDIES AFTER EVENT OF DEFAULT                                     73
            8.1.     REMEDIES:  TERMINATION OF COMMITMENTS, ACCELERATION, ETC.             73
            8.2.     RIGHT OF SET-OFF                                                      74
            8.3.     APPLICATION OF PROCEEDS                                               74
            8.4.     RIGHTS AND REMEDIES CUMULATIVE; NON-WAIVER; ETC.                      75
ARTICLE 9   THE ADMINISTRATIVE AGENT                                                       75
            9.1.     APPOINTMENT                                                           76
            9.2.     DELEGATION OF DUTIES                                                  76
            9.3.     LIABILITY OF AGENT                                                    76
            9.4.     RELIANCE BY AGENT                                                     76
            9.5.     NOTICE OF DEFAULT                                                     77
            9.6.     CREDIT DECISION; DISCLOSURE OF INFORMATION BY ADMINISTRATIVE AGENT    77
            9.7.     INDEMNIFICATION OF ADMINISTRATIVE AGENT                               77
            9.8.     ADMINISTRATIVE AGENT IN ITS INDIVIDUAL CAPACITY                       78
            9.9.     SUCCESSOR ADMINISTRATIVE AGENT                                        78
            9.10.    ADMINISTRATIVE AGENT MAY FILE PROOFS OF CLAIM                         79
            9.11.    GUARANTY MATTERS                                                      80
            9.12.    COLLATERAL MATTERS                                                    80

ARTICLE 10  MISCELLANEOUS

            10.1.    SURVIVAL                                                              81
            10.2.    GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE                      82
            10.3.    ARBITRATION                                                           82
            10.4.    NOTICES AND OTHER COMMUNICATIONS; FACSIMILE COPIES                    83
            10.5.    ASSIGNMENTS, PARTICIPATIONS                                           84
            10.6.    FEES AND EXPENSES                                                     87
            10.7.    INDEMNIFICATION                                                       88
            10.8.    AMENDMENTS, WAIVERS, ETC.                                             88
            10.9.    RIGHTS AND REMEDIES CUMULATIVE, NON-WAIVER, ETC.                      89
            10.10.   BINDING EFFECT, ASSIGNMENT                                            90
            10.11.   SEVERABILITY                                                          90
            10.12.   ENTIRE AGREEMENT                                                      90
            10.13.   INTERPRETATION                                                        91
            10.14.   COUNTERPARTS; EFFECTIVENESS                                           91

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
            10.15.   CONFLICT OF TERMS                                                     91
            10.16.   INJUNCTIVE RELIEF                                                     91
            10.17.   CONFIDENTIALITY                                                       91
            10.18.   SOURCE OF FUNDS                                                       91
            10.19.   POST-CLOSING MATTERS                                                  92

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                         LIST OF EXHIBITS AND SCHEDULES

EXHIBITS

EXHIBIT A-1     REVOLVING CREDIT NOTES
EXHIBIT A-2     SWINGLINE NOTE
EXHIBIT B-1     NOTICE OF BORROWING
EXHIBIT B-2     NOTICE OF CONVERSION/CONTINUATION
EXHIBIT B-3     LETTER OF CREDIT REQUEST
EXHIBIT B-4     APPLICABLE MARGIN GRID
EXHIBIT C       COMPLIANCE CERTIFICATE
                ATTACHMENT A: COVENANT COMPLIANCE WORKSHEET
                ATTACHMENT B: INTEREST RATE AND UNUSED FEE CALCULATION WORKSHEET
EXHIBIT D       ASSIGNMENT AND ACCEPTANCE
EXHIBIT E       PLEDGE AGREEMENT
EXHIBIT F       GUARANTY AGREEMENT
EXHIBIT G       GUARANTOR SECURITY AGREEMENT
EXHIBIT H       SECURITY AGREEMENT

SCHEDULES

SCHEDULE 4.1    FOREIGN JURISDICTION; NAMES; SUBSIDIARIES
SCHEDULE 4.3    COMPLIANCE WITH OTHER INSTRUMENTS
SCHEDULE 4.5    GOVERNMENT AUTHORIZATIONS
SCHEDULE 4.8    PRINCIPAL PLACE OF BUSINESS AND LOCATION OF RECORDS
SCHEDULE 4.9    LEASED PROPERTIES
SCHEDULE 4.10   REALTY
SCHEDULE 4.12   INSURANCE POLICIES
SCHEDULE 4.13   TITLE TO ASSETS AND LIENS
SCHEDULE 4.15   LITIGATION
SCHEDULE 4.16   TAXES
SCHEDULE 4.17   ERISA/EMPLOYEE BENEFITS
SCHEDULE 4.19   ENVIRONMENTAL MATTERS
SCHEDULE 4.24   BANK ACCOUNTS
SCHEDULE 6.6    TRANSACTIONS WITH RELATED PERSONS
SCHEDULE 10.4   ADDRESSES AND NOTICES

                                CREDIT AGREEMENT

            THIS CREDIT AGREEMENT dated as of August 1, 2003, among iPAYMENT, INC., a Delaware corporation (hereinafter referred to as the "Borrower"); the various banks and lending institutions on the signature pages hereto together with all assignees of such banks and lending institutions (each a "Lender" and collectively, the "Lenders"); BANK OF AMERICA, N.A., as the Swingline Lender (in such capacity, together with its successors in such capacity, the "Swingline Lender"); and BANK OF AMERICA, N.A., a national banking association, as administrative agent for the Lenders (in such capacity, the "Administrative Agent").

                                    Recitals

            A. The Borrower has applied to the Lenders for a $30,000,000 revolving credit loan having a $3,000,000 letter of credit sublimit and a $500,000 swingline facility.

            B. The Borrower and each of the Guarantors will pledge their assets to secure their respective obligations hereunder and under the other Loan Documents.

            C. The parties acknowledge that this Credit Agreement and each of the other Loan Documents (as hereinafter defined) have been negotiated and delivered in the City of Nashville, Davidson County, Tennessee.

            D. The Lenders are willing to make the Loans described herein based on the terms and conditions set forth herein.

            NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower, the Lenders and the Administrative Agent hereby agree as follows:

                                   ARTICLE 1
                                  DEFINITIONS

      1.1 Defined Terms. For purposes of this Credit Agreement, in addition to the terms defined elsewhere in this Credit Agreement, the following terms shall have the meanings set forth below:

      "Accounts" shall mean all "accounts" within the meaning of the Uniform Commercial Code, of the Borrower and each of the Guarantors.

      "Acquisition" shall mean any acquisition, whether in a single transaction or series of

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related transactions, by the Borrower or any one or more of its Subsidiaries, or any combination thereof, of (i) all or any portion of the assets, equity or a going business or division, of any Person, whether through purchase of merchant portfolios, other assets or securities, by asset purchase agreement, merger or otherwise, (ii) control of at least a majority of securities of an existing corporation ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors or (iii) control of a greater than 50% ownership interest in any existing partnership, joint venture or other Person.

      "Acquisition Amount" shall mean, with respect to any Permitted Acquisition, the sum (without duplication) of (i) the aggregate original principal amount of all Revolving Credit Loans the proceeds of which are utilized to finance such Permitted Acquisition, in part or in whole, (ii) the amount of cash paid by the Borrower and its Subsidiaries in connection with such Permitted Acquisition, (iii) the Fair Market Value of all capital stock or other ownership interests of the Borrower or any of its Subsidiaries issued or given in connection with such Permitted Acquisition, (iv) the amount (determined by using the face amount or the amount payable at maturity, whichever is greater) of all Debt incurred, assumed or acquired in connection with such Permitted Acquisition, (v) all additional purchase price amounts in the form of earnouts and other contingent obligations that should be recorded on the financial statements of the Borrower and its Subsidiaries in accordance with Generally Accepted Accounting Principles, (vi) all amounts paid in respect of covenants not to compete, consulting agreements and other affiliated contracts in connection with such Permitted Acquisition and (vii) the aggregate fair market value of all other consideration given by the Borrower and its Subsidiaries in connection with such Permitted Acquisition.

      "Adjusted LIBOR Rate" shall mean, at any time with respect to any LIBOR Loan, a rate per annum equal to the LIBOR Rate plus the Applicable Margin for LIBOR Loans, each as in effect at such time.

      "Affiliate" shall mean, as to any Person, (a) any Person which, directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person, or (b) any Person who is a director or executive officer (i) of such Person, (ii) of any Subsidiary of such Person or
(iii) of any Person described in clause (a) above. For purposes of this definition, "control" of a Person shall mean the power, direct or indirect, (i) to vote or direct the voting of more than five percent (5%) of the outstanding shares of voting stock of such Person, or (ii) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise. In no event shall any Lender be deemed to be an Affiliate of the Borrower.

      "Administrative Agent" shall mean Bank of America, N.A. in its capacity as administrative agent for the Lenders pursuant to Article IX hereof, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article IX.

      "Agent-Related Persons" means the Administrative Agent, together with its Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

      "Agreement" or "this Agreement" or "Credit Agreement" shall mean this Credit

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Agreement and any amendments, modifications and supplements hereto, any replacements, renewals, extensions and restatements hereof, and any substitutes herefor, in whole or in part and all schedules and exhibits hereto, and shall refer to this Agreement as the same may be in effect at the time such reference becomes operative.

      "Applicable Margin" shall mean, except as hereinafter set forth, at any time with respect to any Loan or Letter of Credit, the applicable percentage rate as determined under the grid attached hereto as Exhibit B-4 attached hereto with reference to the ratio of Consolidated Debt to EBITDA. From the Closing Date through delivery of the Financial Statements for the fiscal quarter ending June 30, 2003 pursuant to Section 5.1(b) below, the Applicable Margin shall mean Pricing Level II. The Applicable Margins shall be reset from time to time in accordance with the attached grid three (3) Business Days following delivery by the Borrower in accordance with Sections 5.l(a) or (b) of financial statements together with a Compliance Certificate attaching an Interest Rate and Unused Fee Calculation Worksheet (reflecting the computation of the ratio of Consolidated Debt to EBITDA as of the last day of the preceding fiscal quarter or fiscal year, as appropriate) that provides for different Applicable Margins than those then in effect; provided, if the Borrower fails to timely furnish Agent any financial statements and related Compliance Certificate as required by this Agreement, then Pricing Level I shall apply from the date those financial statements and related Compliance Certificate were required to be delivered and shall remain in effect until the Borrower furnishes them to the Agent and the same are reviewed by the Agent.

      "Assignment and Acceptance" shall mean an Assignment and Acceptance Agreement entered into between a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit D.

      "Assignment Restrictions" shall mean with respect to any contracts or agreements assigned to the Administrative Agent, on behalf of the Lenders, as Collateral by the Borrower or any Guarantors, any restriction or prohibition on assignment that has not been waived or consented to by the Person for whose benefit such restriction or prohibition exists with respect to which the Administrative Agent has waived the requirement of such waiver or consent.

      "Authorized Representative" shall mean the Chief Executive Officer or Chief Financial Officer of the Borrower.

      "Bank of America" shall mean Bank of America, N.A. and its successors.

      "Bankruptcy Code" shall mean 11 U.S.C. 101 et seq., as amended, and any successor statute or statute having substantially the same function.

      "Base Rate" means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 3/4 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its "prime rate." The "prime rate" is a rate set by Bank of America based upon various factors including Bank of America's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

      "Base Rate Loan" shall mean, at any time, any Loan that bears interest at such time at the Base Rate.

      "Borrower" shall mean iPayment, Inc., a Delaware corporation.

      "Borrowing" shall mean the incurrence by the Borrower on a given date (including as a result of conversions of outstanding Loans pursuant to Section 2.9) of one Type of Loan under a single Facility, provided that Base Rate Loans incurred pursuant to Section 2.11(c) shall be considered part of the related Borrowing of LIBOR Loans.

      "Borrowing Date" shall have the meaning assigned to such term in Section 2.2(a).

      "Business Day" shall mean (i) any day other than a Saturday or Sunday, a legal holiday or a day on which commercial banks in New York, New York are required by law to be closed and (ii) in respect of any determination relevant to a LIBOR Loan or any Interest Rate Contract, any such day that is also a day on which tradings are conducted in the London interbank Eurodollar market.

      "Capital Asset" shall mean any asset that would, in accordance with Generally Accepted Accounting Principles, be required to be classified and accounted for as a capital asset.

      "Capital Expenditures" shall mean the aggregate amount of all expenditures and liabilities (including, without limitation, Capital Lease Obligations) made and incurred in respect of the acquisition by the Borrower or any of its Subsidiaries of Capital Assets.

      "Capital Lease" shall mean any lease of any property that would, in accordance with Generally Accepted Accounting Principles, be required to be classified and accounted for as a capital lease on the balance sheet of the lessee.

      "Capital Lease Obligation" shall mean, with respect to any Capital Lease, the amount of the obligation of the lessee thereunder that would, in accordance with Generally Accepted Accounting Principles, appear on a balance sheet as liability of such lessee in respect of such Capital Lease.

      "Cash Acquisition Amount" shall mean Acquisition Amount, less the Fair Market Value of any capital stock or other ownership interest of the Borrower or any of its Subsidiaries issued or given in connection with a Permitted Acquisition and excluding those earnouts or other similar contingent obligations that should not, according to Generally Accepted Accounting Principles, be treated as liabilities.

      "Cash Collateral Account" shall have the meaning assigned to such term in
Section 2.17(i).

      "Cash Investments" shall mean (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or issued by any agency thereof and backed by the full faith and credit of the United States of America, in each case maturing within one year from the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having the highest rating obtainable from either Standard & Poor's Corporation or Moody's Investors Service, Inc.; (iii) marketable commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 or the equivalent thereof by Standard & Poor's Corporation or at least P-1 or the equivalent thereof by Moody's Investors Service, Inc.; and (iv) demand deposits, time deposits and certificates of deposit maturing within one (1) year from the date of issuance thereof and issued by a Lender or a bank or trust company organized under the laws of the United States of America or any state thereof and having total assets in excess of $6,000,000,000.00 or which are fully insured by the FDIC or secured by collateral acceptable to the Lenders.

      "Change of Control" shall mean either (i) Greg Daily and/or any member of his immediate family or any partnership owned or controlled by Mr. Daily and/or his family shall not beneficially own, directly or indirectly, in excess of eight percent (8%) of the voting stock of Borrower, or (ii) any Person or group of Persons acting in concert other than Greg Daily and/or any member of his immediate family shall beneficially own, directly or indirectly, thirty-five percent (35%) or more of the voting stock of Borrower.

      "Closing" shall have the meaning assigned to such term in Section 3.1.

      "Closing Date" shall mean the date referred to in Section 3.1 hereof.

      "Collateral" shall mean all assets, property and interests in property of the Borrower and Guarantors, whether now owned or hereafter acquired, that shall, from time to time, directly or indirectly secure the obligations, including, without limitation, the assets, property or interests in property described in the Security Agreement, the Guarantor Security Agreement, the Pledge Agreements, and any Deeds of Trust as amended.

      "Collateral Documents" means all agreements, instruments and documents now or hereafter executed and delivered in connection with this Agreement pursuant to which liens are granted or purported to be granted to Administrative Agent in Collateral securing all or part of the Obligations each in form and substance satisfactory to Administrative Agent.

      "Commitment" shall mean, (i) with respect to such Lender, such Lender's Revolving Credit Commitment and (ii) with respect to the Swingline Lender, the Swingline Commitment.

      "Compliance Certificate" shall mean a fully completed certificate in the form of Exhibit C.

      "Consolidated Debt" shall mean, at any date, the aggregate (without duplication) of all Debt of the Borrower and its Subsidiaries as of such date, determined on a consolidated basis.

      "Consolidated Senior Debt" shall mean Consolidated Debt but excluding all Subordinated Debt.

      "Consolidated Debt to EBITDA Ratio" shall mean, as of the end of any fiscal quarter of the Borrower and its Subsidiaries, the ratio of Consolidated Debt outstanding at the end of such quarter divided by the EBITDA of the Borrower and its Subsidiaries for the four (4) fiscal quarter period concluding at such quarter end.

      "Consolidated Senior Debt to EBITDA Ratio" shall mean, as of the end of any fiscal quarter of the Borrower and its Subsidiaries, the ratio of Consolidated Senior Debt outstanding at the end of such quarter divided by the EBITDA of the Borrower and its Subsidiaries for the four fiscal quarter period concluding at such quarter end.

      "Consolidated Earnings Before Interest and Taxes" shall mean the Consolidated Net Income of the Borrower and its Subsidiaries after all expenses and other proper charges other than Interest Expense and taxes have been deducted therefrom, determined for any period in accordance with Generally Accepted Accounting Principles.

      "Consolidated Net Income" shall mean, for each fiscal quarter, the net income (or deficit) of the Borrower and its Subsidiaries for such period on a consolidated basis, determined in accordance with Generally Accepted Accounting Principles, excluding (i) any gains resulting from the write-up of assets, (ii) any equity in the unremitted earnings of any corporation which is not a Subsidiary, (iii) any earnings of any Person acquired through purchase, merger or consolidation or otherwise for any period prior to the date of such acquisition, purchase, merger or consolidation, (iv) any deferred credits representing the excess of equity in any Subsidiary at the date of its acquisition, purchase, merger or consolidation over the cost of the investment in such Subsidiary, and (v) any other extraordinary or nonrecurring gains except gains arising from tax-loss carryforwards.

      "Contingent Obligation" shall mean, with respect to any Person, any direct or indirect liability of such Person with respect to any Debt, lease, dividend, guaranty, letter of credit (other than a standby letter of credit with no reasonable likelihood of draw, in the reasonable opinion of the Administrative Agent) or other obligation (the "primary obligation") of another Person (the "primary obligor"), whether or not contingent, (a) to purchase, repurchase or otherwise acquire such primary obligations or any property constituting direct or indirect security therefor, (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor in respect thereof to make payment of such primary obligation, or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss or failure or inability to perform in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

      "Covenant Compliance Worksheet" shall mean a fully completed certificate in the form of Attachment A to Exhibit C.

      "Debt" shall mean, with respect to any Person, (i) all indebtedness of such Person for money borrowed, (ii) all matured reimbursement obligations of such Person with respect to surety bonds, letters of credit and bankers' acceptances, (iii) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, (iv) all obligations of such Person to pay the deferred purchase price of property or services (including earnouts and other similar contingent obligations, calculated in accordance with Generally Accepted Accounting Principles), other than normal operating liabilities such as accounts payables, accrued expenses, merchant loss reserves, and deferred revenues, (v) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (vi) all Capital Lease Obligations of such Person, (vii) all obligations under any Interest Rate Contract or other interest rate protection or hedging arrangement, (viii) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any capital stock or other equity securities that, by their stated terms (or by the terms of any equity securities issuable upon conversion thereof or in exchange therefor), or upon the occurrence of any event, mature or are mandatorily redeemable, or are redeemable at the option of the holder thereof, in whole or in part, (ix) all indebtedness referred to in clauses (i) through (viii) above secured by any lien on any property or asset owned or held by such Person regardless of whether the indebtedness secured thereby shall have been assumed by such Person or is nonrecourse to the credit of such Person, and (x) all guaranteed indebtedness (whether direct or indirect) of such Person; provided, there shall be excluded from the foregoing calculation of Debt the then outstanding amount of Point-of-Sale Equipment Financing up to a maximum of $5,000,000.

      "Deeds of Trust" shall mean collectively any deeds of trust, mortgages and/or leasehold deeds of trust executed by Borrower or any Guarantor now or hereafter in favor of the Administrative Agent and/or the Lenders, including any amendments and modifications thereto.

      "Default" shall mean any event that, with the passage of time or giving of notice, or both, would constitute an Event of Default.

      "Dollars" or "$" shall mean dollars of the United States of America.

      "EBITDA" shall mean, for any period of determination, Consolidated Earnings Before Interest and Taxes of the Borrower and its Subsidiaries for the immediately prior four (4) fiscal quarters, plus depreciation and amortization deducted from the determination of Consolidated Earnings Before Interest and Taxes for such period; provided, for the period ending March 31, 2003, the fourth fiscal quarter of 2002 plus the first fiscal quarter of 2003 will be multiplied by the factor of two (2) rather than using the second and third fiscal quarter of 2002; and provided further, for the period ending June 30, 2003, the immediately preceding three fiscal quarters will be multiplied by a factor of 1.333.

      "Eligible Assignee" shall mean (i) a commercial bank organized under the laws of the United States or any state thereof and having total assets in excess of $5,000,000,000, (ii) a commercial bank organized under the laws of any other country that is a member of the OECD or a political subdivision of any such country and having total assets in excess of

$5,000,000,000, provided that such bank is acting through a branch or agency located in the United States, (iii) the central bank of any country that is a member of the OECD, (iv) a finance company, mutual fund, insurance company or other financial institution that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and having total assets in excess of $15,000,000,000 (v) any Lender or Affiliate of an existing Lender, or (vi) any Related Fund.

      "Employee Plan" shall mean any "employee benefit plan" within the meaning of Section 3(3) of ERISA maintained by the Borrower or any of its Subsidiaries.

      "Environmental Claims" shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations (other than internal reports prepared by the Borrower or any of its Subsidiaries solely in the ordinary course of its business and not in response to any third party action or request of any kind) or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Laws (hereinafter, "Claims"), including, without limitation, (i) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Laws and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Substances or arising from alleged injury or threat of injury to health or the environment.

      "Environmental Laws" shall mean any and all laws, subsequent enactments, amendments and modifications, including, without limitation, federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Substances. Environmental Laws include, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601 et seq.) ("CERCLA"), the Hazardous Material Transportation Act (49 U.S.C.
Section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C.
Section 6901 et seq.) ("RCRA"), the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. Section 300, et seq.), the Environmental Protection Agency's regulations relating to underground storage tanks (40 C.F.R. Parts 280 and 281), and the Occupational Safety and Health Act (29 U.S.C.
Section 651 et seq.) ("OSHA"), as such laws have been amended or supplemented and any analogous future federal or state, or present or future applicable local, statutes and the rules and regulations promulgated thereunder.

      "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and all rules and regulations from time to time promulgated thereunder.

      "ERISA Event" shall mean (a) a Reportable Event with respect to a Qualified Plan (as defined in Section 4.17); (b) a withdrawal by any Affiliate of Borrower from a Qualified Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA); (c) a complete or partial withdrawal by any Affiliate of Borrower from a Multiemployer Plan; (d) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under
Section 4041 or 4041A of ERISA or the commencement of proceedings by the Pension Benefit Guaranty Corporation to terminate a Qualified Plan or Multiemployer Plan subject to Title IV of ERISA; (e) a failure to make required contributions to a Qualified Plan or Multiemployer Plan; (f) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Qualified Plan or Multiemployer Plan; (g) the imposition of any liability under Title IV of ERISA, other than Pension Benefit Guaranty Corporation premiums due but not delinquent under Section 4007 of ERISA, upon any Affiliate of Borrower; (h) an application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Internal Revenue Code with respect to any Qualified Plan; (i) any Affiliate of Borrower engages in or otherwise becomes liable for a non-exempt prohibited transaction; or (j) a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Internal Revenue Code by any fiduciary with respect to any Qualified Plan for which any Affiliate of Borrower may be directly or indirectly liable.

      "Event of Default" shall have the meaning specified in Article VII hereof.

      "Facility" shall mean the Revolving Credit Facility.

      "Fair Market Value" shall mean, with respect to any capital stock or other ownership interests issued or given by the Borrower or any of its Subsidiaries in connection with a Permitted Acquisition, (i) in the case of common stock of the Borrower that is then designated as a national market system security by the National Association of Securities Dealers, Inc. ("NASDAQ") or is listed on a national securities exchange, the average of the last reported bid and ask quotations or prices reported thereon for such common stock or (ii) in all other cases, the then current Stockholders Equity of the Borrower and its Subsidiaries divided by the outstanding number of shares of common stock on a fully diluted basis.

      "Federal Funds Rate" shall mean, for any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of Richmond, or if such rate is not so published on the relevant Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent.

      "Fee Letter" shall means the letter, if any, from Bank of America to the Borrower, relating to the fees payable to the Administrative Agent for its own account.

      "Financials" or "Financial Statements" shall mean the consolidated financial statements of the Borrower and its Subsidiaries for the fiscal periods ended December 31, 2001, and December 31, 2002; the unaudited consolidated interim financial statements of the Borrower and its Subsidiaries for the 3 months ended March 31, 2003; and all other financial statements of the Borrower and its Subsidiaries that have previously been delivered by the Borrower or any of its

Subsidiaries to the Administrative Agent or any Lender, including without limitation interim financial statements.

      "Financing Statements" shall mean financing statements approved for filing in accordance with the applicable adopted version of the Uniform Commercial Code and all other titles, documents, and certificates that the Administrative Agent may require from the Borrower or any Guarantor to describe and perfect the security interests created hereunder or under the other Loan Documents, and all assignments thereof and amendments thereto, in form and substance satisfactory to the Administrative Agent.

      "Fiscal Year" shall mean the twelve (12) month period ending December 31 of each year.

      "Generally Accepted Accounting Principles" shall mean generally accepted accounting principles, as recognized by the American Institute of Certified Public Accountants, consistently applied and maintained on a consistent basis for the Borrower and its Subsidiaries on a consolidated basis throughout the period indicated.

      "Governmental Authority" means any nation or government, any state or other political subdivision thereof and any central bank thereof, any municipal, local, city or county government, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

      "Guarantor Security Agreement" shall mean the Guarantor Security Agreement, in the form of Exhibit G attached hereto, between the Guarantors and the Administrative Agent, whereby each Guarantor grants to the Administrative Agent a security interest in certain Collateral described therein as security for the Obligations, together with any amendments, modifications and supplements thereto, any replacements, renewals, extensions and restatements thereof, and any substitutes therefor, in whole or in part.

      "Guarantors" shall mean any Person that guarantees the Obligations of the Borrower and the other Guarantors, including without limitation iPayment Technologies, Inc., iPayment of California, Inc., 1st National Processing, Inc, E-Commerce Exchange, Inc., Online Data Corp., iPayment of Maine, Inc., CardSync Processing, Inc., iPayment of Eureka, Inc., Quad City Acquisition Sub, Inc., and CPS Acquisition, L.L.C.

      "Guaranty Agreement" shall mean the Guaranty and Suretyship Agreement, in the form of Exhibit F attached hereto, executed by each Guarantor in favor of the Administrative Agent, whereby each Guarantor guarantees to the Lenders the payment and performance of the Obligations and the obligation of each of the other Guarantors under the Guaranty and Suretyship Agreement, and all other similar agreements executed and delivered from time to time by any Guarantor in form and substance satisfactory to the Lenders, together with any amendments, modifications and supplements thereto, any replacements, renewals, extensions and restatements thereof, and any substitutes therefor, in whole or in part.

      "Guaranty Documents" shall mean the Guaranty Agreement and the security agreements, and any other documents or agreements between the Administrative Agent and any of the

Guarantors, whereby certain Guarantors have pledged Collateral to the Administrative Agent, including, without limitation, the Guarantor Security Agreement, together with any amendments, modifications and supplements thereto, any replacements, renewals, extensions and restatements thereof, and any substitutes therefor, in whole or in part.

      "Hazardous Substances" means any substances or materials (i) that are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants or toxic substances under any Environmental Law; (ii) that are toxic, explosive, corrosive, flammable, infectious, radioactive, mutagenic or otherwise hazardous and are or become regulated by any Governmental Authority;
(iii) the presence of which require investigation or remediation under any Environmental Law or common law; (iv) that are deemed to constitute a nuisance, a trespass or pose a health or safety hazard to persons or neighboring properties; (v) materials consisting of underground or aboveground storage tanks, whether empty, filled or partially filled with any substance; or (vi) that contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.

      "IRS" shall mean the Internal Revenue Service and any successor thereto.

      "Indemnified Costs" shall have the meaning assigned to such term in
Section 10.7.

      "Indemnified Person" shall have the meaning assigned to such term in
Section 10.7.

      "Interest Expense" shall mean, for any period, total interest expense of the Borrower and its Subsidiaries on a consolidated basis for such period (including, without limitation, interest expense attributable to Capital Lease Obligations), determined in accordance with Generally Accepted Accounting Principles.

      "Interest Period" shall have the meaning assigned to such term in Section 2.8.

      "Interest Rate and Unused Fee Calculation Worksheet" shall mean a fully completed worksheet in the form of Attachment B to Exhibit C.

      "Interest Rate Contract" shall mean all interest rate contracts, interest rate cap agreements, interest rate collar agreements, interest rate insurance or other hedging arrangements and all other similar agreements or arrangements designed to protect against fluctuations in interest rates.

      "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

      "Issuing Bank" shall mean Bank of America, N.A., in its capacity as issuer of the Letters of Credit, and its successors and assigns in such capacity.

      "L/C Participant" shall have the meaning assigned to such term in Section 2.17(c).

      "LIBOR Loan" shall mean, at any time, any Loan that bears interest at such time at the Adjusted LIBOR Rate.

      "LIBOR Rate" shall mean, for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next higher 1/100 of one percentage point) obtained by dividing (a) the rate of interest determined by Administrative Agent to be the rate for deposits in U.S. dollars for the applicable Interest Period which appears on the applicable Telerate Page at approximately 11:00 a.m. London time, two (2) Business Days prior to the first date of the applicable Interest Period, or if such rate is not available, the rate per annum at which, in the reasonable opinion of Administrative Agent, U.S. dollars in the amount of the borrowing are being offered to leading reference banks in the London interbank market for settlement at approximately 11:00 a.m. London time, two (2) Business Days prior to the first date of the applicable Interest Period, by (b) the percentage equal to one hundred percent (expressed as a decimal fraction) minus the Reserve Requirement for such Interest Period. Each calculation by the Administrative Agent of the applicable LIBOR Rate shall be conclusive and binding for all purposes, absent bad faith or manifest error.

      "Landlord Consents" shall mean (i) a waiver and consent from each landlord with respect to the properties of the Borrower and its Subsidiaries listed on
Schedule 4.9 and (ii) all other landlord consents that the Administrative Agent or the Required Lenders may reasonably require of the Borrower or any of its Subsidiaries from time to time in respect of amendments, modifications or renewals of the leases referred to in clause (i) above or in respect of any other leases to which the Borrower or any of its Subsidiaries is now or hereafter a party, in each case in form and substance satisfactory to the Administrative Agent, together with any amendments, modifications and supplements thereto and restatements thereof, in whole or in part.

      "Leased Properties" shall mean the real properties leased and occupied by the Borrower and its Subsidiaries, as of the date hereof and at any time hereafter and consisting, as of the date hereof, of the properties set forth in
Schedule 4.9 hereof.

      "Lender" shall mean each financial institution signatory hereto and each other financial institution that becomes a "Lender" hereto pursuant to Section 10.5, and their permitted successors and assigns.

      "Lending Office" shall mean, with respect to any Lender, the branch or branches (or Affiliates) from which any of such Lender's Loans are made or maintained.

      "Letter of Credit Outstandings" shall mean, at any time, the sum of (i) the aggregate Stated Amount of all outstanding Letters of Credit at such time and (ii) the aggregate amount of all Reimbursement Obligations at such time.

      "Letter of Credit Request" shall have the meaning assigned to such term in
Section 2.17(b).

      "Letter of Credit Sublimit" means an amount equal to $3,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the aggregate Commitments.

      "Letters of Credit" shall have the meaning assigned to such term in
Section 2.17(a).

      "Line of Business" shall mean the business of owning, operating, and marketing payment systems, and selling or leasing related equipment.

      "Loan Documents" shall mean and collectively refer to this Agreement, the Notes, any Deeds of Trust, the Security Agreements, the Pledge Agreements, the Guaranty Documents, the Financing Statements, the Letters of Credit, Interest Rate Contracts (if any) between the Borrower and any Lender, and any and all agreements, instruments and documents, including, without limitation, notes, guaranties, mortgages, deeds to secure debt, deeds of trust, chattel mortgages, pledges, powers of attorney, consents, assignments, contracts, notices, security agreements, trust account agreements and all other written matters whether heretofore, now or hereafter executed by or on behalf of the Borrower or any of its Subsidiaries or delivered to the Administrative Agent or any Lender, with respect to this Agreement or with respect to the transactions contemplated by this Agreement, and in each case, together with any amendments, modifications and supplements thereto, any replacements, renewals, extensions and restatements thereof, and any substitutes therefor, in whole or in part.

      "Loan Parties" means, collectively, Borrower and each Person (other than Administrative Agent or any Lender) executing a Loan Document including, without limitation, each Guarantor and each Person executing a Collateral Document.

      "Loans" shall mean and collectively refer to the Revolving Credit Loans and the Swingline Loans.

      "Mastercard" means Mastercard Incorporated and its Subsidiaries.

      "Material Adverse Effect" or "Material Adverse Change" shall mean, in the good faith opinion of the Required Lenders, a material adverse effect upon, or a material adverse change in, any of (i) the financial condition, operations, business, or properties of the Borrower and its Subsidiaries, taken as a whole;
(ii) the ability of the Borrower or any of its Subsidiaries to perform under the Loan Documents, taken as a whole; (iii) the legality, validity or enforceability of any Loan Document; or (iv) the perfection or priority of the liens of the Administrative Agent granted under the Loan Documents or the rights and remedies of the Administrative Agent or the Lenders under the Loan Documents.

      "Multiemployer Plan" shall mean any "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA to which the Borrower or any of its Subsidiaries is required to make contributions.

      "Notes" shall mean the Revolving Credit Notes and the Swingline Note.

      "Notice of Borrowing" shall have the meaning assigned to such term in
Section 2.2(a).

      "Notice of Conversion/Continuation" shall have the meaning assigned to such term in Section 2.9(b).

         "OECD" shall mean the Organization for Economic Cooperation and Development and any successor thereto.

         "Obligations" shall mean and include (i) the Loans, any Reimbursement Obligations and all other loans, advances, indebtedness, liabilities, obligations, covenants and duties owing, arising, due or payable from the Borrower to the Administrative Agent, the Issuing Bank or any Lender of any kind or nature, present or future, howsoever evidenced, created, incurred, acquired or owing, arising under this Agreement, the Notes or the other Loan Documents or in any other way related to this Agreement, whether direct or indirect (including those acquired by assignment), absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising and however acquired, (ii) all amounts now or hereafter owed under any Interest Rate Contracts to a Lender, and (iii) all interest (including, to the extent permitted by law, all post-petition interest), charges, expenses, fees, attorneys' fees and any other sums payable by the Borrower to the Administrative Agent, the Issuing Bank or any Lender under this Agreement or any of the other Loan Documents.

         "Operating Lease Expense" shall mean, for any period, all amounts paid, payable or accrued during such period by the Borrower and its Subsidiaries on a consolidated basis with respect to all leases and rental agreements of the Borrower and its Subsidiaries, other than Capital Leases, determined in accordance with Generally Accepted Accounting Principles.

         "OSHA" shall mean the Occupational Safety and Health Act, as amended from time to time, and all rules and regulations from time to time promulgated thereunder.

         "Participant" shall mean any Person, now or at any time hereafter, participating with any Lender in the Loans pursuant to this Agreement, and its permitted successors and assigns.

         "Pension Plan" shall mean any "employee pension benefit plan" within the meaning of Section 3(2) of ERISA maintained by the Borrower or any of its Subsidiaries (other than any Multiemployer Plan that is subject to the provisions of Title IV of ERISA).

         "Percentage" shall mean, with respect to any Lender at any time, such Lender's Revolving Credit Percentage at such time, as the context may require.

         "Permitted Acquisition" shall mean an Acquisition with respect to which the following conditions are satisfied: (A) the Cash Acquisition Amount shall not exceed $6,000,000.00 in any single transaction; (B) the assets acquired, or the business of the Person whose stock is acquired, shall be within the Line of Business, and (C) those Acquisitions that are structured as stock acquisitions shall be effected through a purchase of 100% of the capital stock of such Person by the Borrower or through a merger between such Person and a newly-formed direct wholly-owned Subsidiary of the Borrower, as the case may be, so that after giving effect to such merger 100% of the capital stock of the surviving corporation of such merger is owned by Borrower. Notwithstanding anything to the contrary contained in the immediately preceding sentence, an Acquisition shall be a Permitted Acquisition only if all requirements of Sections 5.12 (if any new Subsidiaries are acquired or created in connection with such Acquisition) and
5.13 are met with respect thereto.

         "Permitted Liens" shall mean any of the following liens, restrictions or encumbrances securing any liability or indebtedness of the Borrower or any of its Subsidiaries on, or otherwise affecting, the Borrower's or such Subsidiary's property, real or personal, whether now owned or hereafter acquired.

                  (a) Liens granted to the Administrative Agent, for the benefit of the Lenders;

                  (b) Liens for current taxes, assessments or other governmental charges that are not delinquent or remain payable without any penalty or that are being contested in good faith and with due diligence by appropriate proceedings, provided that all contested liens in the aggregate have no Material Adverse Effect and, if reasonably requested by the Administrative Agent, the Borrower or such Subsidiary has established reserves reasonably satisfactory to the Administrative Agent with respect thereto;

                  (c) Liens upon property leased under a Capital Lease and placed upon such property at the time of, or within twenty (20) days after, the commencement of the lease thereof to secure the lease payments under such Capital Lease, provided that any such lien (i) shall not encumber any other property of the Borrower or any of its Subsidiaries, and (ii) shall not exceed the total of such lease payments;

                  (d) Purchase money liens incurred in the purchase of equipment, provided that any such lien (i) attaches to such asset concurrently with or within ten (10) days after the acquisition thereof, (ii) shall not encumber any other property of the Borrower or any of its Subsidiaries and (iii) shall not exceed the purchase price of such asset;

                  (e) Liens securing Debt of a Person, which Debt arises in connection with the Permitted Acquisition of such Person as permitted by Subsection 6.2(vi) hereof, provided said Liens secure only the Debt of said Person and no other Person or Persons.

                  (f)      Assignment Restrictions;

                  (g) Easements, rights of way, zoning restrictions and other similar encumbrances on real estate that do not materially impair the value of the property to which they relate; and

                  (h) any security interest, right of setoff or similar interest granted to any settlement bank and/or processor in funds, instruments or accounts held by such entities securing liabilities arising under the related sponsorship/processing agreements;

                   (i) statutory liens of landlords and liens of carriers, warehousemen, mechanics, materialmen, suppliers, and lessors under operating leases, and other liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provided that such liens secure only amounts not yet due and payable or, if due and payable, are unfiled and no other action has been taken to enforce the same or are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with Generally Accepted Accounting Principles have been established;

                  (j) pledges or deposits in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation, other than any lien imposed by ERISA;

                  (k) deposits to secure the performance of bids, trade contracts and leases, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business.

                  (l) Any other liens or encumbrances as the Required Lenders may approve in writing from time to time.

         "Person" shall mean a corporation, an association, a limited liability company, a joint venture, a partnership, an organization, a business, an individual, a trust or a government or political subdivision thereof or any government agency or any other legal entity.

         "Pledge Agreements" shall mean those Pledge Agreements executed by the Borrower and Guarantor(s), respectively, in the form of collective Exhibit E attached hereto.

         "Point-of-Sale Equipment" shall mean point-of-sale credit/debit card terminals and/or software.

         "Point-of-Sale Equipment Financing" shall mean purchase money and/or Capital Lease financing incurred in connection with the purchase or acquisition of Point-of-Sale Equipment and secured solely by such Point-of-Sale Equipment.

         "Prohibited Transaction" shall mean any transaction described in (i)
Section 406 of ERISA that is not exempt by reason of Section 408 of ERISA or
(ii) Section 4975(c) of the Internal Revenue Code that is not exempt by reason of Section 4975(c) or 4975(d).

         "Projections" shall mean the financial projections delivered to the Administrative Agent by Borrower pursuant to Section 4.6(b) hereof.

         "Pro Rata Share" of any amount shall mean, with respect to any Lender at any time, the product of (i) such amount, multiplied by (ii) such Lender's Percentage at such time under the Facility or Facilities under which such amount is being paid or advanced or to which such amount relates.

         "Real Property" and "Realty" shall mean all of the right, title and interest of the Borrower or any of its Subsidiaries in and to land, improvements and fixtures, including any leasehold interests (whether as lessor or lessee).

         "Regulation G" shall mean Regulation G of the Board of Governors of the Federal Reserve System, 12 C.F.R. Part 207, or any successor or other regulation hereafter promulgated by said Board to replace the prior Regulation G and having substantially the same function.

         "Regulation U" shall mean Regulation U promulgated by the Board of Governors of the Federal Reserve System, 12 C.F.R. Part 221, or any successor or other regulation hereafter promulgated by said Board to replace the prior Regulation U and having substantially the same function.

         "Regulation X" shall mean Regulation X promulgated by the Board of Governors of the Federal Reserve System, 12 C.F.R. Part 224, or any successor or other regulation hereafter promulgated by said Board to replace the prior Regulation X and having substantially the same function.

         "Reimbursement Obligation" shall have the meaning assigned to such term in Section 2.17(d).

         "Related Fund" means, with respect to any Lender that is a fund that invests in loans, any other fund that invests in loans and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

         "Reportable Event" shall mean a reportable event as defined in Section 4043(b) of ERISA (other than an event for which notice is waived under the ERISA regulations).

         "Required Lenders" shall mean all of those Lenders which are then in compliance with their obligations hereunder (as determined by the Administrative Agent); provided however, at any time when there are three (3) or more unrelated Lenders hereunder, it shall mean those Lenders (not less than two) which are then in compliance with their obligations hereunder (as determined by the Administrative Agent) and which hold in the aggregate at least 50.1% of (i) the Revolving Credit Commitments, or (ii) if such Commitments have been terminated, the sum of (x) the then aggregate principal amount of the Loans then outstanding plus (y) the aggregate Stated Amount of all Letters of Credit then outstanding. For purposes of this definition, the Stated Amount of each outstanding Letter of Credit shall be considered to be owed to the Lenders according to their respective Revolving Credit Percentages.

         "Requirement of Law" means, as to any Person, the charter, articles or certificate of incorporation and bylaws or other organizational or governing documents of such Person, and any statute, law, treaty, rule, regulation, order, decree, writ, injunction or determination of any arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

         "Reserve Requirement" shall mean, with respect to any Interest Period, the reserve percentage (expressed as a decimal carried out to five decimal places) applicable two (2) Business Days before the first day of such Interest Period determined by the Administrative Agent to be in effect on such day, as provided by the Board of Governors of the Federal Reserve System (or any successor governmental body), applied for determining the maximum reserve requirements (including, without limitation, basic, supplemental, marginal and emergency reserves), whether or not applicable to any Lender under Regulation D with respect to "Eurocurrency liabilities" within the meaning of Regulation D, or under any similar or successor regulation with respect to Eurocurrency liabilities or Eurocurrency funding.

         "Revolving Credit Commitment" shall mean, with respect to any Lender at any time, the amount set forth under such Lender's name on its signature page hereto under the caption

"Revolving Credit Commitment" or, if such Lender has entered into one or more Assignment and Acceptances, the amount set forth for such Lender at such time in the Register maintained by the Administrative Agent pursuant to Section 10.5(c) as such Lender's "Revolving Credit Commitment," as such amount may be reduced at or prior to such time pursuant to the terms hereof.

         "Revolving Credit Facility" shall mean the revolving line of credit established by the Lenders under Section 2.1(a).

         "Revolving Credit Facility Maturity Date" shall mean August 1, 2006, or such later date as may be consented to by all Lenders in writing; in this regard, the Borrower may request no later than ninety (90) days prior to each anniversary date of this Credit Agreement, a one (1) year extension of the Revolving Credit Facility Maturity Date, and if all Lenders agree such extension shall be granted in writing signed by the Agent on behalf of all Lenders.

         "Revolving Credit Facility Termination Date" shall mean such earlier date of the Revolving Credit Facility Maturity Date or the termination of the Total Revolving Credit Commitment in accordance with Section 2.4(a) or Section 8.1.

         "Revolving Credit Loans" shall have the meaning assigned to such term in Section 2.1(a).

         "Revolving Credit Notes" shall mean the promissory notes of the Borrower in substantially the form of Exhibit A-1, executed and delivered to the Lenders with Revolving Credit Commitments pursuant to Section 2.3(b) or, in connection with an Assignment and Acceptance, pursuant to Section 10.5(d), together with any amendments, modifications and supplements thereto and restatements thereof, in whole or in part.

         "Revolving Credit Percentage" shall mean, with respect to any Lender at any time, a fraction (expressed as a percentage) the numerator of which is the Revolving Credit Commitment of such Lender at such time and the denominator of which is the Total Revolving Credit Commitment at such time; provided that if the Revolving Credit Percentage of any Lender is to be determined after the Revolving Credit Commitments have been terminated, then such Revolving Credit Percentage shall be determined immediately prior (and without giving effect) to such termination.

         "Security Agreement" shall mean the Security Agreement, in the form of Exhibit H attached hereto, dated as of the date hereof, between the Borrower and the Administrative Agent, whereby the Borrower has granted to the Administrative Agent a security interest in certain Collateral described therein as security for the Obligations, together with any amendments, modifications and supplements thereto, any replacements, renewals, extensions and restatements thereof, and any substitutes therefor, in whole or in part.

         "Solvent" shall mean, as to any Person on any particular date, that such Person (i) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage, (ii) is able to pay its debts as they mature, (iii) owns property having a fair saleable value greater than the amount required to pay its probable liability on existing debts as they mature (including known reasonable contingencies and contingencies that should be included in notes of the Financial Statements pursuant to Generally Accepted Accounting Principles), and (iv) does not intend to, and does not believe that it will, incur debts or probable liabilities beyond its ability to pay such debts or liabilities as they mature.

         "Sponsor Bank" means a federal or state chartered bank which is a member of the Visa and/or Mastercard card associations and which processes bankcard transactions on behalf of the Borrower and its Subsidiaries.

         "Stated Amount" shall mean, with respect to any Letter of Credit at any time, the maximum amount available to be drawn thereunder at such time (regardless of whether any conditions for drawing could then be met).

         "Stock" shall mean all shares, options, interests or other equivalents (howsoever designated) of or in a corporation, whether voting or non-voting, including, without limitation, common stock, warrants, preferred stock, convertible debentures and all agreements, instruments and documents convertible, in whole or in part, into any one or more or all of the foregoing.

         "Stockholders' Equity" means, at any time, the aggregate of the following accounts set forth in a consolidated balance sheet of the Borrower and its Subsidiaries, prepared in accordance with Generally Accepted Accounting
Principles: (A) the par or stated value of all outstanding capital stock; (B) capital surplus; (C) retained earnings, minus (D) treasury stock of the Borrower.

         "Subordinated Debt" means any Debt of the Borrower and its Subsidiaries to the extent such debt is expressly subordinated and made junior to the payment and performance of the Obligations, evidenced by a written instrument the terms and conditions of which are satisfactory in form and substance to the Required Lenders in their sole discretion and are approved in writing by the Required Lenders as well as being designated by them as Subordinated Debt hereunder.

         "Subsidiary" shall mean any corporation, limited liability company, joint venture, or other entity of which more than fifty percent (50%) of the outstanding Stock or other ownership interests having voting power to elect a majority of the board of directors or managers is at the time, directly or indirectly, owned by any Person or one or more of its Subsidiaries (irrespective of whether, at the time, Stock of any other ownership interests in such entity shall have or might have voting power by reason of the happening of any contingency). When used without reference, to a parent corporation, the term "Subsidiary" shall be deemed to refer to a Subsidiary of the Borrower.

         "Swingline Commitment" shall mean the commitment of the Swingline Lender to make Swingline Loans in an aggregate principal amount at any time outstanding of up to the Swingline Committed Amount.

         "Swingline Committed Amount" shall have the meaning assigned to such term in Section 2.1(b).

         "Swingline Lender" shall mean Bank of America, N.A.

         "Swingline Loan" shall have the meaning assigned to such term in
Section 2.1(b).

         "Swingline Note" shall mean the promissory note of the Borrower in substantially the form of Exhibit A-2 executed and delivered to the Swingline Lender with the Swingline Commitment pursuant to Section 2.3(c), together with any amendments, modifications and supplements thereto and restatements thereof, in whole or in part.

         "Tax Expense" shall mean, for any period, total tax expense of the Borrower and its Subsidiaries on a consolidated basis determined in accordance with Generally Accepted Accounting Principles.

         "Taxes" shall have the meaning assigned to such term in Section
2.12(a).

         "Total Commitment" shall mean, at any time, the sum of all Commitments at such time.

         "Total Revolving Credit Commitment" shall mean, at any time, the sum of the Revolving Credit Commitments of all Lenders at such time.

         "Total Unutilized Revolving Credit Commitment" shall mean, at any time, the sum of the Unutilized Revolving Credit Commitments of all Lenders at such time.

         "Type" shall have the meaning assigned to such term in Section 2.1(c).

         "Uniform Commercial Code" shall mean the Uniform Commercial Code of the State of Tennessee, as amended from time to time, unless in any particular instance the Uniform Commercial Code of another state is applicable, in which case it shall mean the Uniform Commercial Code of such state.

         "Unutilized Revolving Credit Commitment" shall mean, with respect to any Lender at any time, such Lender's Revolving Credit Commitment at such time less the sum of (i) the aggregate principal amount of all Revolving Credit Loans made by such Lender that are outstanding at such time and (ii) such Lender's Pro Rata Share of all Letter of Credit Outstandings at such time. Swingline Loans shall not be subtracted from any Lender's Revolving Credit Commitment in computing the unutilized portion of the Revolving Credit Commitment.

         "Visa" means Visa International Service Association, Visa USA and its related memberships and associations.

         1.2 Accounting Terms. Any accounting terms used in this Agreement that are not specifically defined shall have the meaning customarily given them in accordance with Generally Accepted Accounting Principles; provided, however, that, in the event that changes in Generally Accepted Accounting Principles shall be mandated by the Financial Accounting Standards Board, or any similar accounting body of comparable standing, or shall be recommended by the Borrower's certified public accountants, to the extent that such changes would modify or could modify such accounting terms or the interpretation or computation thereof, such changes shall be followed in defining such accounting terms only from and after the date this Agreement shall have been amended to the extent necessary to reflect any such changes in the financial covenants and other terms and conditions of this Agreement.

         1.3 Singular/Plural. Unless the context otherwise requires, words in the singular include the plural and words in the plural include the singular.

         1.4 Other Terms. All other terms contained in this Agreement shall, when the context so indicates, have the meanings provided for by the Uniform Commercial Code of the State of Tennessee to the extent the same are used or defined therein.

                                   ARTICLE 2
                         AMOUNT AND TERMS OF THE LOANS;
                                LETTERS OF CREDIT

         2.1 The Loans.

                  (a) Each Lender having a Revolving Credit Commitment severally agrees, subject to and on the terms and conditions of this Agreement, to make Loans (each, a "Revolving Credit Loan" and collectively, the "Revolving Credit Loans") to the Borrower, from time to time on any Business Day during the period from the date hereof to the Revolving Credit Facility Termination Date, provided that (i) the aggregate principal amount of Revolving Credit Loans at any time outstanding for any Lender shall not exceed the difference between (A) such Lender's Revolving Credit Commitment at such time less (B) the sum of such Lender's Pro Rata Share (calculated based on its Revolving Credit Percentage) of the aggregate Letter of Credit Outstandings at such time (exclusive of Reimbursement Obligations that are repaid with the proceeds of, and simultaneously with the incurrence of, Revolving Credit Loans) and such Lender's Pro Rata Share (calculated based on its Revolving Credit Percentage) of outstanding Swingline Loans owed to the Swingline Lender and (ii) no Borrowing of Revolving Credit Loans shall be made if, immediately after giving effect thereto, the sum of (W) the aggregate principal amount of Revolving Credit Loans outstanding at such time plus (X) the aggregate Letter of Credit Outstandings at such time plus (Y) the aggregate principal amount of Swingline Loans outstanding at such time would exceed the Total Revolving Credit Commitment, and (iii) no funding of Revolving Credit Loans shall be required if, immediately after giving effect thereto, a Default or Event of Default exists. Subject to and on the terms and conditions of this Agreement and for so long as no Default or Event of Default has occurred, the Borrower may borrow, repay and reborrow Revolving Credit Loans until the Revolving Credit Facility Termination Date; provided, under no circumstances shall Bank of America's Revolving Credit Commitment ever exceed a maximum of $20,000,000. If Bank of America holds Revolving Credit Notes and Swingline Notes from Borrower at any time exceeding $20,000,000, the Borrower nevertheless understands and agrees that any credit that Bank of America may elect to extend over $20,000,000, if any, whether in the form of Revolving Credit Loans, Swingline Loans or Letters of Credit, shall be in Bank of America's sole discretion, and the Borrower shall have no legal right hereunder to request any extension of credit from Bank of America that exceeds an aggregate of $20,000,000.

                  (b) The Swingline Lender, subject to and on the terms and conditions of this Agreement in its individual capacity, agrees to make revolving credit loans requested by the Borrower in Dollars to the Borrower (each, a "Swingline Loan" and collectively, the "Swingline Loans") from time to time from the Closing Date until the Revolving Credit Facility Termination Date; provided, however, (i) the aggregate principal amount of Swingline Loans at any time outstanding hereunder shall not exceed Five Hundred Thousand Dollars ($500,000.00) (the "Swingline Committed Amount") and (ii) the aggregate principal amount of outstanding Revolving Loans plus the aggregate Letter of Credit Outstandings plus the aggregate principal amount of outstanding Swingline Loans shall not exceed the Total Revolving Credit Commitment.

                  (c) All Loans other than Swingline Loans shall, at the option of the Borrower and subject to the terms and conditions of this Agreement, be either Base Rate Loans or LIBOR Loans (each such type of Loan, a "Type"), provided that all Loans comprising the same Borrowing shall, unless otherwise specifically provided herein, be of the same Type. All Swingline Loans shall bear interest at the Base Rate from time to time in effect.

                  (d) Borrower shall be liable for the Loans and all other Obligations, and the unconditional liability of Borrower for the entire Obligations shall not be impaired by any event whatsoever, including, but not limited to, the merger, consolidation, dissolution, cessation of business or liquidation of Borrower; the financial decline or bankruptcy of Borrower; the failure of any other party to guarantee the Obligations or to provide collateral therefor; any Lender's or Administrative Agent's compromise or settlement with or without release of Borrower; any Lender's or Administrative Agent's release of any collateral for the Obligations, with or without notice to Borrower; any Lender's or Administrative Agent's failure to file suit against Borrower (regardless of whether Borrower is becoming insolvent, is believed to be about to leave the state or jurisdiction or any other circumstance); any Lender's or Administrative Agent's failure to give Borrower notice of default; the unenforceability of the Obligations against Borrower due to bankruptcy discharge, counterclaim or for any other reason; any Lender's or Administrative Agent's acceleration of the Obligations at any time; the extension, modification or renewal of the Obligations; any Lender's or Administrative Agent's failure to undertake or exercise diligence in collection efforts against any party or property; the termination of any relationship of Borrower with any other Borrower, including, but not limited to, any relationship of commerce or ownership; any Borrower's change of name or use of any name other than the name used to identify Borrower in this Agreement; or Borrower's use of the credit extended for any purpose whatsoever. Notwithstanding the foregoing and the intention of the parties hereto, if the liability of Borrower hereunder for the entire amount of the Obligations be subject to avoidance or limitation under any state or federal fraudulent conveyance law or other similar law that may be determined to be applicable, then the liability of Borrower shall be limited to the maximum amount for which the Borrower may be liable without legal impairment.

         2.2 Borrowings.

                  (a) Whenever the Borrower desires to make a Borrowing (other than continuations of outstanding Loans pursuant to Section 2.9) under the Revolving Credit Facility, the Borrower will give the Administrative Agent written or telephonic notice (confirmed immediately thereafter by telecopier or otherwise), prior to 11:00 a.m., Nashville, Tennessee local time, at least three
(3) Business Days prior to each Borrowing to be comprised of LIBOR

Loans and prior to 11:00 a.m., Nashville, Tennessee local time on the day of each Borrowing to be comprised of Base Rate Loans. Each such notice (each, a "Notice of Borrowing") shall be irrevocable, shall be given in the form of Exhibit B-1 and shall be appropriately completed to specify (i) the aggregate principal amount and Type of the Loans to be made pursuant to such Borrowing (and, in the case of a Borrowing of LIBOR Loans, the initial Interest Period to be applicable thereto), (ii) the proposed use of the proceeds of the Borrowing, and (iii) the requested date of the Borrowing (the "Borrowing Date"), which shall be a Business Day.

                  Notwithstanding anything to the contrary contained herein:

                  (i) the aggregate principal amount of each Borrowing hereunder (y) in the case of Borrowings comprised of Base Rate Loans, shall not be less than $1,000,000 and, if greater, shall be in an integral multiple of $500,000 in excess thereof, and (z) in the case of Borrowings comprised of LIBOR Loans, shall not be less than $1,000,000 and, if greater, shall be in an integral multiple of $500,000 in excess thereof;

                  (ii) if the Borrower shall have failed to designate the Type of Loans comprising a Borrowing, the Borrower shall be deemed to have requested a Borrowing comprised of Base Rate Loans;

                  (iii) if the Borrower shall have failed to select the duration of the Interest Period to be applicable to any Borrowing of LIBOR Loans, then the Borrower shall be deemed to have selected an Interest Period with a duration of one month; and

                  (iv) LIBOR Loans under the Revolving Credit Facility may not be outstanding under more than four (4) separate Interest Periods at any one time.

                  (b) Upon the receipt of a Notice of Borrowing, the Administrative Agent will promptly notify each Lender with a Revolving Credit Commitment of the proposed Borrowing, of such Lender's Pro Rata Share thereof and of the other matters specified in the Notice of Borrowing. Each such Lender will make the amount of its Pro Rata Share of such Borrowing available to the Administrative Agent at its office in Nashville, Tennessee referred to in
Section 10.4, for the account of the Borrower, in Dollars and in immediately available funds, prior to 2:00 p.m., Nashville, Tennessee local time, on the Borrowing Date. To the extent the Lenders have made such amounts available to the Administrative Agent as provided hereinabove, the Administrative Agent will make the aggregate of such amounts available to the Borrower's account at the Administrative Agent's office and in like funds as received by the Administrative Agent, prior to 3:30 p.m., Nashville, Tennessee local time, on the Borrowing Date. Unless the Administrative Agent has received, prior to 12:00 noon, Nashville, Tennessee local time, on any Borrowing Date, written notice from a Lender that such Lender will not make available to the Administrative Agent its Pro Rata Share of the relevant Borrowing, the Administrative Agent may assume that such Lender has made or will make its Pro Rata Share of such Borrowing available to the Administrative Agent on such Borrowing Date in accordance with subsection (b) above, and the Administrative Agent may, in reliance upon such assumption, make a corresponding amount available to the Borrower on such Borrowing Date. If and to the extent that such Lender shall not have made such Pro Rata Share available to the Administrative Agent, and the Administrative Agent shall have made such corresponding amount available to the Borrower, such Lender, on the one hand, and the Borrower, on the other, severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount, together with interest thereon for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, (i) if recovered from such Lender, at the Federal Funds Rate, and (ii) if recovered from the Borrower, at the rate of interest applicable to Loans comprising such Borrowing, as determined under Section 2.6. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender's Loan as part of such Borrowing for purposes of this Agreement. The failure of any Lender to make any Loan required to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation hereunder to make its Loan on the respective Borrowing Date, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender as part of any Borrowing.

                  (c) Whenever the Borrower desires a Swingline Loan advance hereunder, the Borrower shall give written or telephonic notice (confirmed immediately thereafter in writing) to the Swingline Lender not later than 1:30 p.m. (Nashville, Tennessee time) on the Business Day of the requested Swingline Loan advance. Each such notice shall be irrevocable and shall specify (A) that a Swingline Loan advance is requested, (B) the date of the requested Swingline Loan advance (which shall be a Business Day) and (C) the principal amount of the Swingline Loan advance requested. Each Swingline Loan shall bear interest at the Base Rate from time to time in effect and shall have such maturity date (not to exceed the Revolving Credit Facility Termination Date) as the Swingline Lender and the Borrower shall agree upon receipt by the Swingline Lender of any such notice from the Borrower. The Swingline Lender shall initiate the transfer of funds representing the Swingline Loan advance on the Business Day of the requested borrowing. Each Swingline Loan advance shall be in a minimum principal amount of $25,000 and in integral multiples of $1,000 in excess thereof (or the remaining amount of the Swingline Committed Amount, if less).

         2.3 Notes.

                  (a) The Loans made by each Lender shall be evidenced (i) if Revolving Credit Loans, by a Revolving Credit Note appropriately completed in substantially the form of Exhibit A-1, (ii) if Swingline Loans, by a Swingline Note approximately completed in substantially the form of Exhibit A-2.

                  (b) The Revolving Credit Note issued to each Lender with a Revolving Credit Commitment shall (i) be executed by the Borrower, (ii) be payable to the order of such Lender, (iii) be dated as of the Closing Date (or, in the case of Revolving Credit Notes issued pursuant to an Assignment and Acceptance, as of the date thereof), (iv) be in a stated principal amount equal to such Lender's Revolving Credit Commitment, (v) bear interest in accordance with the provisions of Section 2.6, as the same may be applicable to the Revolving Credit Loans made by such Lender from time to time, and (vi) be entitled to all of the benefits of this Agreement and the other Loan Documents and subject to the provisions hereof and thereof.

                  (c) The Swingline Note issued to the Swingline Lender shall
(i) be executed by the Borrower, (ii) be payable to the order of such Lender,
(iii) be dated as of the Closing Date,

(iv) be in a stated principal amount equal to such Lender's Swingline Committed Amount, (v) bear interest at the rate or rates agreed to by the Swingline Lender and the Borrower and otherwise in accordance with the provisions of Section 2.6, as the same may be applicable to the Swingline Loans made by such Lender from time to time, and (vi) be entitled to all of the benefits of this Agreement and the other Loan Documents and subject to the provisions hereof and thereof.

                  (d) Each Lender will record on its internal records the amount of each Loan made by it and each payment received by it in respect thereof and will, in the event of any transfer of any of its Notes, either endorse on the reverse side thereof the outstanding principal amount of the Loans evidenced thereby as of the date of transfer or provide such information on Annex I to the Assignment and Acceptance relating to such transfer; provided, however, that the failure of any Lender to make any such recordation or provide any such information, or any error in such recordation or information, shall not affect the Borrower's obligations in respect of such Loans.

         2.4 Reduction of Commitments.

                  (a) At any time and from time to time, upon at least five (5) Business Days' prior written notice to the Administrative Agent, the Borrower may terminate in whole or reduce in part the Total Unutilized Revolving Credit Commitment, provided that any such partial reduction shall be in an aggregate amount of not less than $1,000,000 or an integral multiple of $1,000,000 if in excess thereof. The amount of any termination or reduction made under this subsection (a) may not thereafter be reinstated.

                  (b) Each reduction of the Revolving Credit Commitment under this Section shall be applied ratably to the Revolving Credit Commitments of the Lenders according to their respective Percentages under the Revolving Credit Facility. After any such reduction, the fee provided for in Section 2.7(a) shall be calculated with respect to the reduced Commitments.

         2.5 Payments; Voluntary, Mandatory.

                  (a) The Borrower shall have the right from time to time to prepay the Loans, in whole or in part, upon written or telephonic notice (confirmed immediately thereafter in writing) to the Administrative Agent prior to 1:00 p.m., Nashville, Tennessee local time, (i) at least three (3) Business Days prior to each intended prepayment of any Loans that are LIBOR Loans, and
(ii) by 11:00 a.m., Nashville, Tennessee local time on the day of each intended prepayment of Revolving Credit Loans that are Base Rate Loans or of any Swingline Loans. Each partial prepayment of any Loan of any type shall be in an aggregate principal amount of no less than $1,000,000 and an integral multiple of $1,000,000 if in excess thereof. Each such notice shall specify the proposed date of such prepayment and the aggregate principal amount and the Types of the Loans to be prepaid (and, in the case of LIBOR Loans, the specific Borrowing or Borrowings pursuant to which made) and shall be irrevocable and shall bind the Borrower to make such prepayment on the terms specified therein. Such prepayment shall be accompanied by all amounts required under Section 2.13 if applied to a LIBOR Loan and such payment is not made on the last day of the Interest Period applicable thereto; provided, no other prepayment premium or penalty shall be required. Amounts prepaid under the Revolving Credit

Facility pursuant to this subsection (a) may be reborrowed, subject to the terms and conditions of this Agreement.

                  (b) In the event that the sum of (i) the aggregate principal amount of Revolving Credit Loans and Swingline Loans outstanding on any date plus (ii) the aggregate Letter of Credit Outstandings as of such date exceeds the Total Revolving Credit Commitment as of such date (after giving effect to any termination or reduction thereof as of such date) (an "Out-of-Formula Condition"), the Borrower will repay the principal amount of the Revolving Credit Loans and Swingline Loans on such date in the amount of such excess; provided that, (A) such payment shall be accompanied by all amounts required under Section 2.13 if applied to a LIBOR Loan and such payment is not made on the last day of the Interest Period applicable thereto, and (B) to the extent such excess amount required to be repaid is greater than the aggregate principal amount of the Revolving Credit Loans and Swingline Loans outstanding immediately prior to the application of such repayment, the amount so repaid shall be retained by the Administrative Agent and held in the Cash Collateral Account as security for the Borrower's Reimbursement Obligations, as more particularly described in Section 2.17(i). In the event of any Out-of-Formula Condition, such excess Loans shall nevertheless constitute Obligations that are secured by the Collateral and entitled to all of the benefits of the Loan Documents.

                  (c) The Borrower shall repay the Revolving Credit Loans in full on the Revolving Credit Facility Termination Date.

                  (d) The principal amount of all Swingline Loans shall be due and payable on the earlier of (i) the maturity date, if any, agreed to in writing by the Swingline Lender and the Borrower with respect to such Loan (which maturity date shall not be a date beyond the Revolving Credit Facility Termination Date) or, if none, then on demand, or (ii) the Revolving Credit Facility Termination Date. The Swingline Lender may, at any time, in its sole discretion, by written notice to the Borrower and the Lenders, demand repayment of its Swingline Loans by way of a Revolving Credit Loan advance, in which case the Borrower shall be deemed to have requested a Revolving Credit Loan advance comprised solely of Base Rate Loans in the amount of such Swingline Loans; provided, however, that any such demand shall be deemed to have been given one Business Day prior to the Revolving Credit Facility Termination Date and on the date of the occurrence of any Event of Default described in Section 7.1 and upon acceleration of the indebtedness hereunder and the exercise of remedies in accordance with the provisions of Section 8.1. Each Lender hereby irrevocably agrees to make its pro rata share of each such Revolving Credit Loan in the amount, in the manner and on the date specified in the preceding sentence notwithstanding (I) the amount of such Borrowing may not comply with the minimum amount for advances of Revolving Credit Loans otherwise required hereunder, (II) whether any conditions specified in Section 3.3 are then satisfied, (III) whether a Default or an Event of Default then exists, (IV) failure of any such request or deemed request for Revolving Credit Loan to be made by the time otherwise required hereunder, (V) whether the date of such borrowing is a date on which Revolving Credit Loans are otherwise permitted to be made hereunder or
(VI) any termination of the Commitments relating thereto immediately prior to or contemporaneously with such borrowing. In the event that any Revolving Credit Loan cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code with respect to Borrower), then each Lender hereby agrees that it shall forthwith purchase (as of the date such borrowing would otherwise have occurred, but adjusted for any payments received from the

Borrower on or after such date and prior to such purchase) from the Swingline Lender such participations in the outstanding Swingline Loans as shall be necessary to cause each such Lender to share in such Swingline Loans ratably based upon its Commitment Percentage (determined before giving effect to any termination of the Commitments), provided that (A) all interest payable on the Swingline Loans shall be for the account of the Swingline Lender until the date as of which the respective participation is purchased and (B) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing Lender shall be required to pay to the Swingline Lender, to the extent not paid to the Swingline Lender by the Borrower, interest on the principal amount of participation purchased for each day from and including the day upon which such borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the rate equal to the Federal Funds Rate.

         2.6 Interest.

                  (a) The Borrower will be charged interest in respect of the unpaid principal amount of each Loan, from the date of Borrowing thereof until such principal amount shall be paid in full, (i) at the Base Rate, as in effect from time to time during such periods as such Loan is a Base Rate Loan, plus the Applicable Margin then in effect, or (ii) at the Adjusted LIBOR Rate, as in effect from time to time during such periods as such Loan is a LIBOR Loan.

                  (b) Any principal amounts of the Loans not paid when due and, to the greatest extent permitted by law, all interest accrued on the Loans and all other fees and amounts hereunder not paid when due (whether at maturity, pursuant to acceleration or otherwise), shall bear interest at a rate per annum equal to the interest rate then applicable to such Loans (whether the Base Rate plus the Applicable Margin or the Adjusted LIBOR Rate) plus three percentage points (3.0%), and such default interest shall be payable on demand. Further, during the existence of any Event of Default in response to which the Lenders do not elect to declare the outstanding principal amounts of the Loans immediately due and payable, if required by the Required Lenders, the Borrower will pay interest on the dates provided pursuant to subsection (c) below, in respect of the unpaid principal amount of each Loan, from the date the Event of Default first exists until it is cured, at a rate per annum equal to the interest rate then applicable to such Loans (whether the Base Rate plus the Applicable Margin or the Adjusted LIBOR Rate) plus two percentage points (2.0%) immediately due and payable. To the greatest extent permitted by law, interest shall continue to accrue after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any act or law pertaining to insolvency or debtor relief, whether state, federal or foreign.

                  (c) Accrued (and theretofore unpaid) interest shall be payable
(i) in respect of each Base Rate Loan other than a Swingline Loan, in arrears on the first Business Day of each April, July, October and January, beginning with the first Business Day of the fiscal quarter commencing October 1, 2003, (ii) in respect of each LIBOR Loan, in arrears on the last Business Day of the Interest Period applicable thereto (subject to the provisions of clause (iv) in Section 2.8) and, in addition, where the applicable Interest Period is more than 3 months, then also on the date 3 months from the beginning of the Interest Period, and each 3 months thereafter, (iii) in respect of any Swingline Loan, monthly on the first (1st) day of each month, and (iv) in respect of any Loan at maturity (whether pursuant to acceleration or otherwise) and, after maturity, on demand.

                  (d) Nothing contained in this Agreement or in any other Loan Document shall be deemed to establish or require the payment of interest to any Lender at a rate in excess of the maximum rate permitted by applicable law. If the amount of interest payable for the account of any Lender on any interest payment date would exceed the maximum amount permitted by applicable law to be charged by such Lender, the amount of interest payable for its account on such interest payment date shall be automatically reduced to such maximum permissible amount. In the event of any such reduction affecting any Lender, if from time to time thereafter the amount of interest payable for the account of such Lender on any interest payment date would be less than the maximum amount permitted by applicable law to be charged by such Lender, then the amount of interest payable for its account on such subsequent interest payment date shall be automatically increased to such maximum permissible amount, provided that at no time shall the aggregate amount by which interest paid for the account of any Lender has been increased pursuant to this sentence exceed the aggregate amount by which interest paid for its account has theretofore been reduced pursuant to the previous sentence. However, if at any time, any amount of interest or other charges actually paid by the Borrower on or with respect to any Loan is determined to be in excess of the maximum amount permitted by applicable law, such excess amount shall be credited as a prepayment of the outstanding principal balance of the applicable Loan as of the date paid or, if such Loan has been paid in full, refunded to the Borrower.

                  (e) The Administrative Agent shall promptly notify the Borrower and the Lenders upon determining the interest rate for each Borrowing after its receipt of the relevant Notice of Borrowing or Notice of Conversion/Continuation; provided, however, that the failure of the Administrative Agent to provide the Borrower or the Lenders with any such notice shall neither affect any obligations of the Borrower or the Lenders hereunder nor result in any liability on the part of the Administrative Agent to the Borrower or any Lender. Each such determination (including each determination of the Reserve Requirement in connection with a Borrowing of LIBOR Loans) shall, absent manifest error, be final and conclusive and binding on all parties hereto.

         2.7 Fees. The Borrower agrees to pay:

                  (a) To the Administrative Agent, for the account of each Lender with a Revolving Credit Commitment, an unused fee for the period from the Closing Date through the delivery of the Financial Statements for the fiscal quarter ending September 30, 2003 pursuant to Section 5.1(b) below, at the rate of 0.15 % per annum, computed on the basis of a 360-day year and the actual days elapsed, applied respectively to the average daily Unutilized Revolving Credit Commitment of such Lender, payable in arrears on October 1, 2003; thereafter the unused fee shall be reset from time to time in accordance with the grid attached hereto as Exhibit B-4 three (3) Business Days following delivery by the Borrower in accordance with Sections 5.l(a) or (b) of financial statements together with a Compliance Certificate attaching an Interest Rate and Unused Fee Calculation Worksheet (reflecting the computation of the ratio of Consolidated Debt to EBITDA as of the last day of the preceding fiscal quarter or fiscal year, as appropriate) that provides for a different unused fee than that then in effect. Unused fees accruing after delivery of Borrower's financial statements for the fiscal quarter ending September 30, 2003 shall, subject to adjustment as hereinabove set forth, be payable in arrears (i) on the first Business Day of each fiscal quarter, beginning with the first Business Day of the fiscal quarter commencing October 1, 2003, and (ii) on the Revolving Credit Facility Termination Date;

                  (b) To the Administrative Agent, for the account of each Lender with a Revolving Credit Commitment, a letter of credit fee in respect of each Letter of Credit for the period from the date of its issuance to the date of its termination, at a rate per annum equal to the Applicable Margin for Letters of Credit in effect from time to time in accordance with the grid attached hereto as Exhibit B-4, computed on the basis of a 360-day year and the actual days elapsed on the daily average Stated Amount thereof, payable (i) on the first Business Day of each fiscal quarter, beginning with the first Business Day of the fiscal quarter commencing July 1, 2003, and (ii) on the later of the Revolving Credit Facility Termination Date or the date of termination of the last outstanding Letter of Credit;

                  (c) To the Issuing Bank, for its own account, a facing fee in respect of each Letter of Credit for the period from the date of its issuance to the date of its termination, at the rate of 0.125% per annum, computed on the basis of a 360-day year and the actual days elapsed, on the daily average Stated Amount thereof, payable in arrears (i) on the first Business Day of each fiscal quarter, beginning with the first Business Day of the fiscal quarter commencing July 1, 2003, and (ii) on the later of the Revolving Credit Facility Termination Date and the date of termination of the last outstanding Letter of Credit;

                  (d) To the Issuing Bank, for its own account, such amendment fees, transfer fees and other minor fees and charges incurred in connection with the issuance and administration of each Letter of Credit as are customarily charged from time to time by the Issuing Bank for the performance of such services in connection with similar letters of credit, or as may be otherwise agreed to by the Issuing Bank, but without duplication of amounts payable under subsection (c) above;

                  (e) To the Administrative Agent, for its own account, the fees provided in the Fee Letter;

                  (f) To the Administrative Agent, for the account of each Lender with a Revolving Credit Commitment an up-front fee in an aggregate amount of $50,000.

         2.8 Interest Periods. Concurrently with the giving of any Notice of Borrowing or Notice of Conversion/Continuation in respect of any Borrowing comprised of LIBOR Loans, the Borrower shall have the right to elect, pursuant to such notice, the interest period (each, an "Interest Period") to be applicable to such LIBOR Loans, which Interest Period shall, at the option of the Borrower, be a one, two, three or six month period (subject to availability); provided, however, that:

                  (i) the initial Interest Period for any LIBOR Loan shall commence on the date of the Borrowing of such Loan (including the date of any continuation of, or conversion into, such LIBOR Loan), and each successive Interest Period applicable to such LIBOR Loan shall commence on the day on which the next preceding Interest Period applicable thereto expires;

                  (ii) the Borrower may not select any Interest Period that expires after the Revolving Credit Facility Maturity Date, with respect to Revolving Credit Loans that are to be maintained as LIBOR Loans;

                  (iii) if any Interest Period otherwise would expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless such next succeeding Business Day falls in another calendar month, in which case such Interest Period shall expire on the next preceding Business Day;

                  (iv) if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month during which such Interest Period would otherwise expire, such Interest Period shall expire on the last Business Day of such calendar month; and

                  (v) if, upon the expiration of any Interest Period applicable to a Borrowing of LIBOR Loans, the Borrower shall have failed to elect a new Interest Period to be applicable to such LIBOR Loans, then the Borrower shall be deemed to have elected to convert such LIBOR Loans into Base Rate Loans as of the expiration of the then current Interest Period applicable thereto.

         2.9 Conversions and Continuations.

                  (a) The Borrower shall have the right, on any Business Day, to elect (y) to convert all (or a portion in an amount not less than (A) in the case of a conversion to Base Rate Loans, $1,000,000 or, if greater, an integral multiple of $500,000 in excess thereof and (B) in the case of a conversion to LIBOR Loans, $1,000,000 or, if greater, an integral multiple of $500,000 in excess thereof) of the outstanding principal amount of any Loans of one Type made pursuant to one or more Borrowings under any Facility (and, in the case of LIBOR Loans, having the same Interest Period) into a Borrowing or Borrowings of Loans (under the same Facility) of the other Type, or (z) to continue all (or a portion, subject to the restrictions as to amount set forth in clause (B) of the parenthetical in clause (y) above) of the outstanding principal amount of any LIBOR Loans made pursuant to one or more Borrowings under any Facility (and having the same Interest Period) for an additional Interest Period, provided that (i) except as otherwise provided for in Section 2.11(d), LIBOR Loans may be converted into Base Rate Loans only on the last day of the Interest Period applicable thereto (and, in any event, if a LIBOR Loan is convened into a Base Rate Loan on any day other than the last day of the Interest Period applicable thereto, the Borrower will pay, upon such conversion, all amounts required under
Section 2.13 to be paid as a consequence thereof), (ii) if any partial conversion of LIBOR Loans into Base Rate Loans shall have reduced the outstanding principal amount of the remaining LIBOR Loans made pursuant to a single Borrowing (and thereby continued) to less than $1,000,000, such remaining LIBOR Loans shall be converted immediately into Base Rate Loans and may not thereafter be converted into or continued as LIBOR Loans unless the requirements of clause (y) above are satisfied, (iii) no conversion of Base Rate Loans into LIBOR Loans or continuation of LIBOR Loans shall be permitted during the continuance of a Default or Event of Default and (iv) no conversion or continuation under this Section shall result in a greater number of separate Interest Periods in respect of LIBOR Loans under either Facility than is permitted under Section 2.2(a)(iv).

                  (b) The Borrower shall make each such election by delivering written notice to the Administrative Agent prior to 11:00 a.m., Nashville, Tennessee local time, at least three (3) Business Days prior to the effective date of any conversion of Base Rate Loans into, or continuation of, LIBOR Loans and prior to 11:00 a.m., Nashville, Tennessee local time on the effective date of any conversion of LIBOR Loans into Base Rate Loans. Each such notice (each, a "Notice of Conversion/Continuation) shall be irrevocable, shall be given in the form of Exhibit B-2 and shall be appropriately completed to specify (x) the date of such conversion or continuation, (y) in the case of a conversion into, or a continuation of, LIBOR Loans, the Interest Period to be applicable thereto and
(z) the aggregate amount, Type and Facility of the Loans being converted or continued. Upon the receipt of a Notice of Conversion/Continuation, the Administrative Agent will promptly notify each Lender having a Commitment under the Facility pursuant to which such conversion or continuation is elected of the proposed conversion or continuation, of such Lender's Pro Rata Share thereof and of the other matters specified in the Notice of Conversion/Continuation. In the event that the Borrower shall fail to deliver a Notice of Conversion/Continuation as provided hereinabove with respect to any Borrowing of LIBOR Loans, such LIBOR Loans shall automatically be converted to Base Rate Loans upon the expiration of the then current Interest Period applicable thereto.

         2.10 Method of Payments; Computations.

                  (a) All payments by the Borrower hereunder and under the Notes shall be made without setoff, counterclaim or other defense, in Dollars and in immediately available funds to the Administrative Agent, for the account of the Lenders (except as otherwise provided in Sections 2.7(c), 2.7(d), 2.7(e), 2.11, 2.12, 2.13, 2.17, 10.6 and 10.7 as to payments required to be made directly to the Administrative Agent (for its own account), the Issuing Bank or the Lenders) at its office referred to in Section 10.4, prior to 2:00 p.m., Nashville, Tennessee local time, on the date payment is due. Any payment made as required hereinabove, but after 2:00 p.m., Nashville, Tennessee local time, shall be deemed to have been made on the next succeeding Business Day. If any payment falls due on a day that is not a Business Day, then such due date shall be extended to the next succeeding Business Day (except that in the case of LIBOR Loans to which the provisions of clause (iv) in Section 2.8 are applicable, such due date shall be the next preceding Business Day), and such extension of time shall then be included in the computation of payment of interest, fees or other applicable amounts.

                  (b) The Administrative Agent will distribute to the Lenders payments made to the Administrative Agent for the account of such Lenders as follows: (i) if the payment is received by 2:00 p.m., Nashville, Tennessee local time, in immediately available funds, the Administrative Agent will make available to each such Lender on the same date, by wire transfer of immediately available funds, such Lender's Pro Rata Share of such payment, and (ii) if such payment is received after 2:00 p.m., Nashville, Tennessee local time, or in other than immediately available funds, the Administrative Agent will make available to each such Lender its Pro Rata Share of such payment by wire transfer of immediately available funds on the next succeeding Business Day (or in the case of uncollected funds, as soon as practicable after collected). If the Administrative Agent shall not have made a required distribution to the appropriate Lenders as required hereinabove after receiving a payment for the account of such Lenders, the Administrative Agent will pay to each such Lender, on demand, its Pro Rata Share of such payment with interest thereon at the Federal Funds Rate for each day from the date such amount was required to be disbursed by the Administrative Agent until the date repaid to such

Lender. The Administrative Agent will also distribute to the Swingline Bank and the Issuing Bank like amounts relating to payments made to the Administrative Agent for the account of the Swingline Bank or Issuing Bank in the same manner, and subject to the same terms and conditions, as set forth hereinabove with respect to distributions of amounts to the Lenders.

                  (c) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to any Lender hereunder that such payment will not be made in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date, and the Administrative Agent may, in reliance on such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due to each such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each such Lender shall repay to the Administrative Agent forthwith on demand such amount so distributed to such Lender, together with interest thereon for each day from the date such amount is so distributed to such Lender until the date repaid to the Administrative Agent, at the Federal Funds Rate.

                  (d) The Borrower hereby authorizes each Lender, if and to the extent that any payment owed to such Lender is not made when due hereunder or under any Note held by such Lender, to charge from time to time against any or all of the accounts of the Borrower with such Lender any amount so due.

                  (e) With respect to each payment on the Loans hereunder, except as specifically provided otherwise herein or in any of the other Loan Documents, the Borrower may designate by written notice to the Administrative Agent prior to or concurrently with such payment the Types of Loans that are to be repaid or prepaid and, in the case of LIBOR Loans, the specific Borrowing or Borrowings under the respective Facility pursuant to which made, provided that
(i) unless made together with all amounts required under Section 2.13 to be paid as a consequence thereof, a prepayment of a LIBOR Loan may be made only on the last day of the Interest Period applicable thereto, (ii) if any partial prepayment of LIBOR Loans made pursuant to any single Borrowing shall reduce the outstanding principal amount of the remaining LIBOR Loans under such Borrowing to less than $1,000,000, such remaining LIBOR Loans shall be converted immediately into Base Rate Loans and (iii) each prepayment of Loans comprising a single Borrowing shall be applied pro rata among such Loans. In the absence of any such designation by the Borrower, the Administrative Agent shall, subject to the foregoing, make such designation in its sole discretion.

                  (f) All computations of interest and fees hereunder shall be made on the basis of a year consisting of 360 days and the actual number of days (including the first day, but excluding the last day) elapsed, except for interest computed using the Base Rate which shall be calculated on the basis of the actual number of days elapsed in a 365/366 day year.

         2.11 Increased Costs, Change in Circumstances, Etc.

                  (a) If, at any time after the Closing Date and from time to time, the adoption or modification of any applicable law, rule or regulation, or any interpretation or administration thereof by any Governmental Authority or central bank (whether or not having the force of law) charged with the interpretation, administration or compliance of the Lenders with any of such requirements, shall:

                  (i) subject any Lender to, or increase the net amount of, any tax, impost, duty, charge or withholding with respect to any amount received or to be received hereunder in connection with LIBOR Loans (other than taxes imposed on net income or profits of, or any branch or franchise tax applicable to, such Lender or a Lending Office of such Lender);

                  (ii) change the basis of taxation of payments to any Lender in connection with LIBOR Loans (other than changes in taxes on the net income or profits of, or any branch or franchise tax applicable to, such Lender or a Lending Office of such Lender);

                  (iii) impose, increase or render applicable any reserve (other than the Reserve Requirement), capital adequacy, special deposit or similar requirement against assets of, deposits with or for the account of, or loans, credit or commitments extended by, any Lender or a Lending Office of such Lender; or

                  (iv) impose on any Lender or in the London interbank Eurodollar market any other condition or requirement affecting this Agreement or LIBOR Loans;

and the result of any of the foregoing is to increase the costs to any Lender of agreeing to make, making, funding or maintaining any LIBOR Loans or to reduce the yield or rate of return of such Lender on any LIBOR Loans to a level below that which such Lender could have achieved but for the adoption or modification of any such requirements, the Borrower, will, within fifteen (15) days after delivery to the Borrower by such Lender of written demand therefor (with a copy thereof to the Administrative Agent), pay to such Lender such additional amounts as shall compensate such Lender for such increase in costs or reduction in return.

                  (b) If, at any time after the Closing Date and from time to time, any Lender shall have determined that the adoption or modification of any applicable federal, state or local law, rule or regulation regarding such Lender's required level of capital (including any allocation of capital requirements or conditions, but excluding federal, state or local income tax liability), or the implementation of any such requirements previously adopted but not implemented prior to the Closing Date, or any interpretation or administration thereof by any Governmental Authority (whether or not having the force of law) charged with the interpretation, administration or compliance of such Lender with any of such requirements, has or would have the effect of reducing the rate of return on such Lender's capital as a consequence of its Commitments, Loans or participations in Letters of Credit hereunder to a level below that which such Lender could have achieved but for such adoption, modification, implementation or interpretation (taking into account such Lender's policies with respect to capital adequacy), the Borrower will, within fifteen (15) days after delivery to the Borrower by such Lender of written demand therefor (with a copy thereof to the Administrative Agent), pay to such Lender such additional amounts as will compensate such Lender for such reduction in return.

            (c) If, on or prior to the first day of any Interest Period, (i) the Administrative Agent shall have received written notice from any Lender of such Lender's determination that Dollar deposits in the amount of such Lender's required LIBOR Loan pursuant to such Borrowing are not generally available in the London interbank Eurodollar market or that the rate at which such Dollar deposits are being offered will not adequately and fairly reflect the cost to such Lender of making or maintaining its LIBOR Loan during such Interest Period or (ii) the Administrative Agent shall have determined that adequate and reasonable means do not exist for ascertaining the applicable LIBOR Rate for such Interest Period, the Administrative Agent will forthwith so notify the Borrower and the Lenders, whereupon the obligation of (y) in the case of clause
(i) above, each such affected Lender, and (z) in the case of clause (ii) above, all Lenders, in each case to make, to convert Base Rate Loans into, or to continue, LIBOR Loans shall be suspended (including pursuant to the Borrowing to which such Interest Period applies), and any Notice of Borrowing or Notice of Conversion/Continuation given at any time thereafter with respect to LIBOR Loans shall be deemed to be a request for Base Rate Loans (but in the case of clause
(i) above, only to the extent of such affected Lender's Pro Rata Share thereof) until the Administrative Agent or the affected Lender, as the case may be, shall have determined that the circumstances giving rise to such suspension no longer exist (and the affected Lender, if making such determination, shall have so notified the Administrative Agent), and the Administrative Agent shall have so notified the Borrower and the Lenders.

            (d) Notwithstanding any other provision in this Agreement, if, at any time after the Closing Date and from time to time, any Lender shall have determined that the adoption or modification of any applicable law, rule or regulation, or any interpretation or administration thereof by any Governmental Authority or central bank (whether or not having the force of law) charged with the interpretation, administration or compliance of such Lender with any of such requirements, has or would have the effect of making it unlawful for such Lender to honor its obligation to make LIBOR Loans or to continue to make or maintain LIBOR Loans, such Lender will forthwith so notify the Administrative Agent and the Borrower, whereupon (i) each of such Lender's outstanding LIBOR Loans shall automatically, on the expiration date of the respective Interest Period applicable thereto or, to the extent any such LIBOR Loan may not lawfully be maintained as a LIBOR Loan until such expiration date, upon such notice, be converted into a Base Rate Loan and (ii) the obligation of such Lender to make, to convert Base Rate Loans into, or to continue, LIBOR Loans shall be suspended, and any Notice of Borrowing or Notice of Conversion/Continuation given at any time thereafter with respect to LIBOR Loans shall, as to such Lender, be deemed to be a request for Base Rate Loans, until such Lender shall have determined that the circumstances giving rise to such suspension no longer exist and shall have so notified the Administrative Agent, and the Administrative Agent shall have so notified the Borrower.

            (e) Determinations by the Administrative Agent or any Lender for purposes of this Section of any increased costs, reduction in return, market contingencies, illegality or any other matter shall, absent manifest error, be conclusive, provided that such determinations are made in good faith. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of this Section with respect to such Lender, it will, if requested by the Borrower and to the extent permitted by law, endeavor in good faith to designate another Lending Office for its LIBOR Loans, but only if such designation would make it lawful for such Lender to continue to make or maintain LIBOR Loans hereunder; provided that such designation is made on such terms that such Lender, in its good faith determination, suffers no increased cost or economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of this Section.

            (f) Each demand for payment under this Section shall be preceded by a notice to the Borrower of such anticipated demand, which notice shall specify in reasonable detail the basis for such demand, but the failure to provide such advance notice shall not relieve the Borrower of any of its obligations hereunder. No failure by the Administrative Agent or any Lender to demand payment of any amounts payable under this Section shall constitute a waiver of its right to demand payment of any additional amounts arising at any subsequent time. Nothing in this Section shall be construed or so operate as to require the Borrower to pay any interest, fees, costs or charges in excess of that permitted by applicable law.

      2.12 Taxes.

            (a) Any and all payments by the Borrower hereunder or under any Note shall be made, in accordance with the terms hereof and thereof, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto (other than net income and franchise taxes imposed on the Administrative Agent, the Issuing Bank or any Lender) (y) by the jurisdiction under the laws of which the Administrative Agent, the Issuing Bank or such Lender, as the case may be, is organized or any political subdivision thereof and (z) in the case of each Lender, by the jurisdiction in which any Lending Office of such Lender is located or any political subdivision thereof (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to the Administrative Agent, the Issuing Bank or any Lender, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), the Administrative Agent, the Issuing Bank or such Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower will make such deductions, and
(iii) the Borrower will pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

            (b) The Borrower will indemnify the Administrative Agent, the Issuing Bank and each Lender for the full amount of Taxes (including, without limitation, any Taxes imposed by any jurisdiction on amounts payable under this Section) paid by the Administrative Agent, the Issuing Bank or such Lender, as the case may be, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date the Administrative Agent, the Issuing Bank or any Lender, as the case may be, makes written demand therefor. Within thirty (30) days after the date of any payment of Taxes pursuant to this Section, the Borrower will furnish to the Administrative Agent, the Issuing Bank or the relevant Lender, as the case may be, the original or a certified copy of a receipt evidencing payment thereof.

            (c) If any Lender is a "foreign corporation, partnership or trust" within the meaning of the Internal Revenue Code, and such Lender claims exemption from United States withholding tax under Section 1441 or 1442 of the Internal Revenue Code, such Lender will deliver to the Administrative Agent and the Borrower:

            (i) if such Lender claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, properly completed IRS Forms 1001 and W-8 before the payment of any interest in the first calendar year, and before the payment of any interest in each third succeeding calendar year, during which interest may be paid to such Lender under this Agreement;

            (ii) if such Lender claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, two properly completed and executed copies of IRS Form 4224 before the payment of any interest is due in the first taxable year of such Lender, and in each succeeding taxable year of such Lender, during which interest may be paid to such Lender under this Agreement, and IRS Form W-9; and

            (iii) such other form or forms as may be required under the Internal
                  Revenue Code or other laws of the United States as a condition to exemption from, or reduction of, United States withholding tax.

            Each such Lender will promptly notify the Administrative Agent and the Borrower of any changes in circumstances that would modify or render invalid any claimed exemption or reduction.

            (d) If any Lender is entitled to a reduction in the applicable withholding tax, the Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required under subsection (c) above are not delivered to the Administrative Agent, then the Administrative Agent may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax. For purposes of this Section, a distribution hereunder by the Administrative Agent to or for the account of any Lender shall be deemed a payment by the Borrower.

            (e) If the IRS or any other Governmental Authority, domestic or foreign, asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (whether because the appropriate form was not delivered or was not properly executed, because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this subsection (e), together with all costs, expenses and reasonable attorneys' fees incurred or paid in connection therewith.

            (f) If at any time the Borrower requests any Lender to deliver any forms or other documentation pursuant to subsection (c) above, then the Borrower shall, upon demand of such Lender, reimburse such Lender for any reasonable costs or expenses incurred by such Lender in the preparation or delivery of such forms or other documentation.

            (g) Each Lender agrees that, if the Borrower is required to pay additional amounts to any Lender pursuant to subsection (a) above, then such Lender will, if requested by the Borrower and to the extent permitted by law, endeavor in good faith to designate another Lending Office for its LIBOR Loans, but only if such designation would make it lawful for such Lender to continue to make or maintain LIBOR Loans hereunder; provided that such designation is made on such terms that such Lender, in its good faith determination, suffers no increased cost or economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of this Section.

      2.13 Compensation. The Borrower will compensate each Lender, upon its written request (which request shall set forth the basis for requesting such compensation and shall be copied to the Administrative Agent), for all losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its LIBOR Loans) that such Lender may sustain (i) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of, or conversion of or into, LIBOR Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation, (ii) if any repayment, prepayment or conversion of any of its LIBOR Loans occurs on a date other than the last day of an Interest Period applicable thereto, (iii) if any prepayment of any of its LIBOR Loans is not made on any date specified in a notice of prepayment given by the Borrower, or (iv) as a consequence of any other failure by the Borrower to make any payments with respect to LIBOR Loans when due hereunder, including as a consequence of acceleration of the maturity of such Loans pursuant to Section
8.1. In addition, the Borrower will pay to the Administrative Agent, for its own account, an administrative fee of $100 concurrently with any payments made in respect of any single occurrence pursuant to this Section. Calculation of all amounts payable to a Lender under this Section shall be made as though such Lender had actually funded its relevant LIBOR Loan through the purchase of a Eurodollar deposit bearing interest at the LIBOR Rate in an amount equal to the amount of such LIBOR Loan, having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore Lending Office of such Lender to a Lending Office of such Lender in the United States; provided, however, that each Lender may fund each of its LIBOR Loans in any manner it sees fit and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section.

      2.14 Use of Proceeds. The proceeds of the Revolving Credit Loans shall be used by the Borrower (i) to refinance existing Debt, (ii) to provide for the issuance pursuant to the Revolving Credit Facility of up to $3,000,000 in Letters of Credit; (iii) to provide working capital for the Borrower and its Subsidiaries and for other general corporate purposes, and (iv) to finance Acquisitions and other Capital Expenditures pursuant to this Agreement.

      2.15 Recovery of Payments.

            (a) The Borrower agrees that to the extent the Borrower makes a payment or payments to or for the account of the Administrative Agent, the Lenders or the Issuing Bank, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy, insolvency or similar state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, the Obligation intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been received.

            (b) If any amounts distributed by the Administrative Agent to a Lender are subsequently returned or repaid by the Administrative Agent to the Borrower or its representative or successors in interest, whether by court order or by settlement approved by the Lender in question, such Lender will, promptly upon receipt of notice thereof from the Administrative Agent, pay the Administrative Agent such amount. If any such amounts are recovered by the Administrative Agent from the Borrower or its representative or successors in interest, the Administrative Agent shall redistribute such amounts to the Lenders on the same basis as such amounts were originally distributed.

      2.16 Pro Rata Borrowings.

            (a) All Borrowings, continuations and conversions of Loans shall be made by the Lenders pro rata on the basis of their respective Percentages, as appropriate from time to time, rounded to the nearest penny.

            (b) Each Lender agrees that if it shall receive any amount hereunder (whether by voluntary payment, realization upon security, exercise of the right of setoff or banker's lien, counterclaim or cross action, enforcement of any right under the Loan Documents, or otherwise) applicable to the payment of any of the Obligations that exceeds its Pro Rata Share of payments on account of such Obligations then or therewith obtained by all the Lenders to which such payments are required to have been made, such Lender shall forthwith purchase from the other Lenders such participations in such Obligations as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each such other Lender shall be rescinded and each such other Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such other Lender's ratable share (according to the proportion of (i) the amount of such other Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to the provisions of this Section may, to the fullest extent permitted by law, exercise any and all rights of payment (including, without limitation, setoff, banker's lien or counterclaim) with respect to such participation as fully as if such participant were a direct creditor of the Borrower in the amount of such participation.

      2.17 Letters of Credit.

            (a) Subject to and upon the terms and conditions herein set forth, so long as no Default or Event of Default has occurred and is continuing, the Issuing Bank will, at any time and from time to time on and after the Closing Date and prior to the Revolving Credit Facility Termination Date, and upon request by the Borrower in accordance with the provisions of Section 2.17(b), issue for the account of the Borrower one or more irrevocable standby letters of credit denominated in Dollars and in a form customarily used or otherwise approved by the Issuing Bank (together with all amendments, modifications and supplements thereto, substitutions therefor and renewals and restatements thereof, collectively, the "Letters of Credit"). The Stated Amount of each Letter of Credit shall not be less than such amount as may be acceptable to the Issuing Bank. Notwithstanding the foregoing:

            (i) No Letter of Credit shall be issued the Stated Amount upon issuance of which (i) when added to all other Letter of Credit Outstandings at such time, would exceed the Letter of Credit Sublimit, or (ii) when added to all other Letter of Credit Outstandings at such time and the aggregate principal amount of all Revolving Credit Loans and Swingline Loans then outstanding, would exceed the Total Revolving Credit Commitment at such time;

            (ii) No Letter of Credit shall be issued that by its terms expires more than one (1) year after its date of issuance or thirty
                  (30) days prior to the Revolving Credit Facility Maturity Date; provided, however, that a Letter of Credit may, if requested by the Borrower, provide by its terms, and on terms acceptable to the Issuing Bank, for renewal for successive periods of one year or less, unless and until the Issuing Bank shall have delivered a notice of nonrenewal to the beneficiary of such Letter of Credit; and

            (iii) The Issuing Bank shall be under no obligation to issue any
                  Letter of Credit if, at the time of such proposed issuance,
                  (A) any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any Requirement of Law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction or reserve or capital requirement (for which the Issuing Bank is not otherwise compensated) not in effect on the Closing Date, or any unreimbursed loss, cost or expense that was not applicable, in effect or known to the Issuing Bank as of the Closing Date and that the Issuing Bank in good faith deems material to it, or (B) the Issuing Bank shall have actual knowledge, or shall have received notice from any Lender, prior to the issuance of such Letter of Credit that one or more of the conditions specified in Section
                  3.3 are not then satisfied or that the issuance of such Letter of Credit would violate the provisions of subsection (i) above.

            (b) Whenever the Borrower desires the issuance of a Letter of Credit, it will notify the Issuing Bank (with copies to the Administrative Agent) in writing, by 1:00 p.m., Nashville, Tennessee local time, at least three
(3) Business Days (or such shorter period as is acceptable to the Issuing Bank in any given case) prior to the requested date of issuance thereof. Each such request (each, a "Letter of Credit Request") shall be irrevocable, shall be given in the form of Exhibit B-3 and shall be appropriately completed to specify (i) the proposed date of issuance (which shall be a Business Day), (ii) the proposed Stated Amount and expiry date of the Letter of Credit, and (iii) the name and address of the proposed beneficiary or beneficiaries of the Letter of Credit. The Borrower will also complete any application procedures and documents reasonably required by the Issuing Bank in connection with the issuance of any Letter of Credit. The Administrative Agent will, promptly upon its receipt thereof, notify each Lender of the Letter of Credit Request. Upon its issuance of any Letter of Credit, the Administrative Agent will promptly notify each Lender of such issuance and will notify each Lender with a Revolving Credit Commitment of the amount of its participation therein under Section 2.17(c).

            (c) Immediately upon the issuance of any Letter of Credit, the Issuing Bank shall be deemed to have sold and transferred to each Lender with a Revolving Credit Commitment, and each such Lender (each, in such capacity, an "L/C Participant") shall be deemed irrevocably and unconditionally to have purchased and received from the Issuing Bank, without recourse or warranty, an undivided interest and participation, equal to its Pro Rata Share (calculated based on its Revolving Credit Percentage at such time), in such Letter of Credit, each drawing made thereunder, and the obligations of the Borrower under this Agreement with respect thereto and any security therefor (including the Collateral) or guaranty pertaining thereto; provided, however, that the fees and other charges relating to Letters of Credit described in Sections 2.7(c) and (d) shall be payable directly to the Issuing Bank as provided therein, and the L/C Participants shall have no right to receive any portion thereof. Upon any change in the Revolving Credit Commitments of any of the Lenders pursuant to Section 10.5, with respect to all outstanding Letters of Credit and Reimbursement Obligations there shall be an automatic adjustment to the participations pursuant to this Section to reflect the new Revolving Credit Percentages of the assigning Lender and the Eligible Assignee.

            (d) The Borrower hereby agrees to reimburse the Issuing Bank by making payment to the Administrative Agent, for the account of the Issuing Bank, in immediately available funds, for any payment made by the Issuing Bank under any Letter of Credit (each such amount so paid until reimbursed, together with interest thereon payable as provided hereinbelow, a "Reimbursement Obligation") immediately after, and in any event on the date of, such payment, together with interest on the amount so paid by the Issuing Bank, to the extent not reimbursed prior to 2:00 p.m., Nashville, Tennessee local time, on the date of such payment or disbursement, (i) for the period from the date of the respective payment to the date of receipt by the Borrower from the Issuing Bank of notice of such payment, at the Base Rate plus the Applicable Margin as in effect from time to time during such period, and (ii) for the period from the date of receipt by the Borrower from the Issuing Bank of notice of such payment to the date the Reimbursement Obligation created thereby is satisfied, at the Base Rate plus the Applicable Margin as in effect from time to time during such period plus three percentage points (3.0%), such interest also to be payable on demand. The Issuing Bank will provide the Administrative Agent and the Borrower with prompt notice of any payment or disbursement made under any Letter of Credit, although the failure to give, or any delay in giving, any such notice shall not release, diminish or otherwise affect the Borrower's obligations under this Section or any other provision of this Agreement.

            (e) In the event that the Issuing Bank makes any payment under any Letter of Credit and the Borrower shall not have timely satisfied in full the Reimbursement Obligation to the Issuing Bank pursuant to Section 2.17(d), and to the extent that any amounts then held in the

Cash Collateral Account established pursuant to Section 2.17(i) shall be insufficient to satisfy such Reimbursement Obligation in full, the Issuing Bank will promptly notify the Administrative Agent, and the Administrative Agent will promptly notify each L/C Participant, of such failure. If the Administrative Agent gives such notice prior to 11:00 a.m., Nashville, Tennessee local time, on any Business Day to any L/C Participant, such L/C Participant will make available to the Administrative Agent, for the account of the Issuing Bank, its Pro Rata Share (calculated with respect to its Revolving Credit Percentage) of the amount of such payment on such Business Day in immediately available funds. If the Administrative Agent gives such notice after 11:00 a.m., Nashville, Tennessee local time, on any Business Day to any such L/C Participant, such L/C Participant shall make its Pro Rata Share of such amount available to the Administrative Agent on the next succeeding Business Day. If and to the extent such L/C Participant shall not have so made its Pro Rata Share of the amount of such payment available to the Administrative Agent, such L/C Participant agrees to pay to the Administrative Agent, for the account of the Issuing Bank, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent at the Federal Funds Rate. The failure of any L/C Participant to make available to the Administrative Agent its Pro Rata Share of any payment under any Letter of Credit shall not relieve any other L/C Participant of its obligation hereunder to make available to the Administrative Agent its Pro Rata Share of any payment under any Letter of Credit on the date required, as specified above, but no L/C Participant shall be responsible for the failure of any other L/C Participant to make available to the Administrative Agent such other L/C Participant's Pro Rata Share of any such payment. Each such payment by an L/C Participant under this
Section 2.17(e) of its Pro Rata Share of an amount paid by the Issuing Bank shall constitute a Revolving Credit Loan by such Lender (the Borrower being deemed to have given a timely Notice of Borrowing therefor) and shall be treated as such for all purposes of this Agreement; provided that for purposes of determining the available unused portion of the Total Revolving Credit Commitment immediately prior to giving effect to the application of the proceeds of such Revolving Credit Loans, the Reimbursement Obligation being satisfied thereby shall be deemed not to be outstanding at such time.

            (f) Whenever the Issuing Bank receives a payment in respect of a Reimbursement Obligation as to which the Administrative Agent has received, for the account of the Issuing Bank, any payments from the L/C Participants pursuant to Section 2.17(e), the Issuing Bank will promptly pay to the Administrative Agent, and the Administrative Agent will promptly pay to each L/C Participant that has paid its Pro Rata Share thereof, in immediately available funds, an amount equal to such L/C Participant's ratable share (based on the proportionate amount funded by such L/C Participant to the aggregate amount funded by all L/C Participants) of such Reimbursement Obligation.

            (g) The Reimbursement Obligations of the Borrower and the obligations of the L/C Participants to make payments to the Administrative Agent, for the account of the Issuing Bank, with respect to Letters of Credit, shall be irrevocable, shall remain in effect until the Issuing Bank shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit, and, except to the extent resulting from any gross negligence or willful misconduct on the part of the Issuing Bank as finally determined by a court of competent jurisdiction and not subject to any appeal, shall not be subject to counterclaim, setoff or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

            (i) Any lack of validity or enforceability of this Agreement, any of the other Loan Documents or any documents or instruments relating to any Letter of Credit;

            (ii) Any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations in respect of any Letter of Credit or any other amendment, modification or waiver of or any consent to departure from any Letter of Credit or any documents or instruments relating thereto, in each case whether or not the Borrower has notice or knowledge thereof;

            (iii) The existence of any claim, setoff, defense or other right that the Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the Issuing Bank, any Lender or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated hereby or any unrelated transactions (including any underlying transaction between the Borrower and the beneficiary named in any such Letter of Credit);

            (iv) Any draft, certificate or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, any errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, telecopier or otherwise, or any errors in translation or in interpretation of technical terms;

            (v) Any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit (the Issuing Bank's sole obligation, in determining whether to pay under any Letter of Credit, being in good faith to confirm that any documents required to be delivered under such Letter of Credit have been delivered and that they appear on their face to comply with the requirements of such Letter of Credit), any nonapplication or misapplication by the beneficiary or any transferee of the proceeds of such drawing or any other act or omission of such beneficiary or transferee in connection with such Letter of Credit;

            (vi) The exchange, release, surrender or impairment of any Collateral or other security for the Obligations;

            (vii) The occurrence of any Default or Event of Default; or

            (viii) Subject to the Issuing Bank's obligation set forth in the parenthetical in clause (v) above, any other circumstance or event whatsoever, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or a guarantor.

None of the foregoing shall impair, prevent or otherwise affect any of the rights and powers granted to the Issuing Bank hereunder. Any action taken or omitted to be taken by the Issuing Bank under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall be binding upon the Borrower and each L/C Participant and shall not create or result in any liability of the Issuing Bank to the Borrower or any L/C Participant.

            (h) If at any time after the Closing Date the Issuing Bank or any L/C Participant determines that the introduction of or any change in any applicable law, rule, regulation, order, guideline or request or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by the Issuing Bank or any L/C Participant with any request or directive by any such authority (whether or not having the force of law) shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against Letters of Credit issued by the Issuing Bank or participated in by any L/C Participant or (ii) impose on the Issuing Bank or any L/C Participant any other conditions relating, directly or indirectly, to this Agreement or any Letter of Credit, and the result of any of the foregoing is to increase the cost to the Issuing Bank or L/C Participant of issuing, maintaining or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by the Issuing Bank or such L/C Participant hereunder or reduce the rate of return on its capital with respect to Letters of Credit, then the Borrower will, within fifteen (15) days after delivery to the Borrower by the Issuing Bank or such L/C Participant of written demand therefor (with a copy thereof to the Administrative Agent), pay to the Issuing Bank or such L/C Participant such additional amounts as shall compensate the Issuing Bank or such L/C Participant for such increase in costs or reduction in return. A certificate submitted to the Borrower by the Issuing Bank or such L/C Participant, as the case may be (a copy of which certificate shall be sent by the Issuing Bank or such L/C Participant to the Administrative Agent), setting forth the basis for the determination of such additional amount or amounts necessary to compensate the Issuing Bank or such L/C Participant as aforesaid, shall be conclusive and binding on the Borrower absent manifest error, bad faith or willful misconduct.

            (i) At any time and from time to time (i) during the continuance of an Event of Default, the Administrative Agent, at the direction, or with the consent, of the Required Lenders, may require the Borrower to deliver to the Administrative Agent such additional amount of cash as is equal to the aggregate Stated Amount of all Letters of Credit at any time outstanding (whether or not any beneficiary under any Letter of Credit shall have drawn or be entitled at such time to draw thereunder) and (ii) in the event of a repayment under Section 2.5(b), the Administrative Agent will retain such amount as may then be required to be retained under the proviso in Section 2.5(b), such amount in each case under clauses (i) and (ii) above to be held by the Administrative Agent in a non-interest bearing cash collateral account (the "Cash Collateral Account") as security for, and for application to, the Borrower's Reimbursement Obligations. In the event of a drawing, and subsequent payment by the Issuing Bank, under any Letter of Credit at any time during which any amounts are held in the Cash Collateral Account, the Administrative Agent will deliver to the Issuing Bank an amount equal to the Reimbursement Obligation created as a result of such payment (or, if the amounts so held are less than such Reimbursement Obligation, all of such amounts) to reimburse the Issuing Bank therefor. Any amounts remaining in the Cash Collateral Account after the expiration of all Letters of Credit and reimbursement in full of the Issuing Bank for all of its obligations thereunder shall be held by the Administrative Agent, for the benefit of the Borrower, to be applied against the Obligations in such order as the Administrative Agent may direct.

            (j) Notwithstanding any termination of the Commitments or repayment of the Loans, or both, the obligations of the Borrower under this Section 2.17 shall remain in full force and effect until the Issuing Bank and the L/C Participants shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.

            (k) Applicability of ISP98. Unless otherwise expressly agreed by Administrative Agent and Borrower when a Letter of Credit is issued the rules of the "International Standby Practices 1998" published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each standby Letter of Credit.

            (l) Conflict with Letter of Credit Application. In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

      2.18 Replacement of Lenders. The Borrower may, at any time and so long as no Default or Event of Default has then occurred and is continuing, replace any Lender (a) that has requested additional amounts from the Borrower under Section 2.12, Section 2.11(a) or Section 2.11(b) or the obligation of which to make or maintain LIBOR Loans has been suspended under Section 2.11(d) by written notice to such Lender and the Agent given not more than thirty (30) days after any such event. Within sixty (60) days of such notice, the Borrower shall give written notice to such Lender and the Agent identifying one or more Persons each of which qualifies as an Eligible Assignee and shall be reasonably acceptable to the Agent (each, a "Replacement Lender," and collectively, the "Replacement Lenders") to replace such Lender (the "Replaced Lender") provided that (i) the second notice from the Borrower to the Replaced Lender and the Agent provided for hereinabove shall specify an effective date for such replacement (the "Replacement Effective Date"), which shall be at least five (5) Business Days after such notice is given, (ii) as of the relevant Replacement Effective Date, each Replacement Lender shall enter into an Assignment and Acceptance with the Replaced Lender pursuant to Section 10.5(a) (but shall not be required to pay the processing fee otherwise payable to the Agent pursuant to Section 10.5(a)), pursuant to which such Replacement Lenders collectively shall acquire, in such proportion among them as they may agree with the Borrower and the Agent, all (but not less than all) of the Commitments and outstanding Loans of the Replaced Lender, and, in connection therewith, shall pay to the Replaced Lender, as the purchase price in respect thereof, an amount equal to the sum as of the Replacement Effective Date (without duplication) of (y) the unpaid principal amount of, and all accrued but unpaid interest on, all outstanding Loans of the Replaced Lender and (z) the Replaced Lender's ratable share of all accrued but unpaid fees owing to the Replaced Lender hereunder, and (iii) all other obligations of the Borrower owing to the Replaced Lender (other than those specifically described in clause (ii) above in respect of which the assignment purchase price has been, or is concurrently being, paid), including, without limitation, amounts payable under Section 2.13 as a result of the actions required to be taken under this Section, shall be paid in full by the Borrower to the Replaced Lender on or prior to the Replacement Effective Date.

                                    ARTICLE 3
                  CLOSING; CONDITIONS OF CLOSING AND BORROWING

      3.1 Closing. The closing of the transactions contemplated by this Credit Agreement (the "Closing") shall take place at the offices of Borrower or Borrower's attorneys at 11:00 a.m. on or before August 8, 2003, or at such other place or time as the parties hereto shall mutually agree.

      3.2 Conditions of Loans and Advances. The obligations of the Lenders to enter into this financing and to renew, continue and increase the Loans under this Agreement on the Closing Date are subject to the satisfaction of the following conditions:

      3.3 Executed Loan Documents.

            (a) Loan Documents. The Notes and all Loan Documents including the Security Agreement shall have been duly authorized, executed and delivered to the appropriate Lenders by the Borrower, in form and substance satisfactory to the Lenders, shall be in full force and effect and no Default shall exist thereunder, each Lender shall have received its original Notes and a copy of each other Note, and the Administrative Agent shall have received a copy of each Note.

            (b) Pledge Agreements. The Pledge Agreements shall have been duly authorized, executed and delivered to the Administrative Agent and each Lender by the Borrower and each Guarantor, in form and substance satisfactory to the Lenders, together with all notes and any certificates for the Stock being pledged thereunder and duly executed undated stock powers for each such certificate, shall be in full force and effect and no Default shall exist thereunder, and the Administrative Agent and each Lender shall have received a fully executed original thereof.

            (c) Guaranty Documents. Each Guarantor shall have duly authorized, executed and delivered to the Administrative Agent and each Lender a Guaranty Agreement and the Guaranty Documents in form and substance satisfactory to the Lenders, each such document shall be in full force and effect and no Default shall exist thereunder, and the Administrative Agent and each Lender shall have received a fully executed original thereof.

            (d) Financing Statements. Financing Statements and all other filings or recordations necessary to perfect the security interest of the Administrative Agent, on behalf of the Lenders, in the Collateral shall have been filed, and the Administrative Agent shall have received confirmation in a form acceptable to the Lenders that such security interest constitutes a valid and perfected first priority security interest therein, subject only to Permitted Liens.

            (e) Subordination and Intercreditor Agreement. The Lenders and the Administrative Agent shall have received from each holder of any Subordinated Debt a signed, written subordination agreement in form and substance satisfactory to the Lenders.

      3.4 Closing Certificates; Etc.

            (a) Certificate of the Borrower. The Administrative Agent and each Lender shall have received a certificate dated as of the Closing Date from the Chief Executive Officer, President, Vice President or Chief Financial Officer of the Borrower, in form and substance satisfactory to the Lenders, to the effect that, to the best of their knowledge after diligent inquiry, all representations and warranties of the Borrower contained in this Agreement and the other Loan Documents are true, correct and complete as of the Closing Date; that neither the Borrower nor any of its Subsidiaries is in violation of any of the covenants contained in this Agreement and the other Loan Documents; that, after giving effect to the transactions contemplated by this Agreement, no Default or Event of Default has occurred and is continuing; and that the Borrower has satisfied each of the conditions set forth in this Section.

            (b) Secretaries' Certificates. The Administrative Agent and each Lender shall have received a certificate dated as of the Closing Date from the Secretary or an Assistant Secretary of the Borrower and each Guarantor, in form and substance satisfactory to the Lenders, certifying: (i) that attached thereto is a true and complete copy of the bylaws of such corporation as in effect on the date of such certification; (ii) that attached thereto is a true and complete copy of resolutions adopted by the Board of Directors and stockholders (if necessary) of such corporation, authorizing the execution, delivery and performance of this Agreement and the other Loan Documents, as applicable; and
(iii) as to the incumbency and genuineness of the signature of each officer of such corporation executing this Agreement or any of the other Loan Documents, as applicable.

            (c) Articles of Incorporation. The Administrative Agent and each Lender shall have received copies of the articles or certificate of incorporation of the Borrower and each Guarantor and all amendments thereto, each certified as of a recent date by the Secretary of State (or other equivalent officer) of its state of incorporation, together with a certification by the Secretary or an Assistant Secretary of the Borrower and each Guarantor that such articles of incorporation have not been amended since such date.

            (d) Certificates of Good Standing. The Administrative Agent and each Lender shall have received (i) certificates as of a recent date of the good standing of the Borrower and each Guarantor under the laws of its state of incorporation and each state where the Borrower and each Guarantor is qualified to transact business, and (ii) where reasonably available, certificates as of a recent date from the department of revenue or other appropriate Governmental Authority of each such state indicating that the Borrower or such Guarantor, as appropriate, has filed all required tax returns and owes no delinquent taxes.

            (e) Opinion of Counsel to the Borrower and the Guarantors. The Administrative Agent and each Lender shall have received the favorable opinion of Waller, Lansden, Dortch & Davis, PLLC, counsel to the Borrower and the Guarantors, addressed to the Administrative Agent, for the benefit of the Lenders, the Issuing Bank and each Lender, in form and substance satisfactory to the Administrative Agent and each Lender.

            (f) UCC Search. The Administrative Agent and each Lender shall have received the results of a search of all filings made against the Borrower and each Guarantor under the Uniform Commercial Code as in effect in any state in which any assets of Borrower or any Guarantor are located, indicating that the Collateral is free and clear of any liens or encumbrances except for Permitted Liens.

            (g) Insurance. The Administrative Agent shall have received certificates, and copies of policies, of insurance, in form and substance satisfactory to the Administrative Agent, upon the Collateral and the business of the Borrower and each Guarantor, with the mortgagee and loss payable clauses and endorsements required by Section 5.5.

      3.5 Real Estate Matters.

            (a) Landlord Consents. The Administrative Agent and the Borrower shall have agreed upon a form of Landlord Consent and, within 90 days following the Closing, Landlord Consents shall have been duly authorized, executed and delivered to the Administrative Agent by the tenant and each landlord with respect thereto, shall be in full force and effect and no Default shall exist thereunder.

      3.6 Consents; No Adverse Change.

            (a) Consents and Approvals. All necessary approvals, authorizations and consents, if any be required, of any Person and all Governmental Authorities having jurisdiction with respect to the Collateral and the transactions contemplated by this Agreement shall have been obtained.

            (b) No Injunction, Etc. No action, proceeding, investigation, claim, regulation or legislation shall have been instituted, threatened or proposed before any court or other Governmental Authority to enjoin, restrain or prohibit, or to obtain substantial damages in respect of, or that is related to or arises out of this Agreement or the consummation of the transactions contemplated hereby or that, in the Required Lenders' discretion, would make inadvisable the consummation of the transactions contemplated by this Agreement.

            (c) No Material Adverse Change. Since the date of the most recent audited Financial Statements, there shall not have occurred any Material Adverse Change or any event, condition or state of facts that could reasonably be expected to have a Material Adverse Effect, other than as specifically contemplated by this Agreement and the other Loan Documents.

            (d) Event of Default. No Default or Event of Default shall have occurred and be continuing.

      3.7 Financial Matters.

            (a) Financial Statements. The Lenders shall have received the Financial Statements from the Borrower and its Subsidiaries, in form and substance satisfactory to the Lenders.

            (b) Projections. The Lenders shall have received the Projections from the Borrower and its Subsidiaries, together with a certificate of the Authorized Representative of the

Borrower as to the assumptions used in preparing the Projections, all in form and substance satisfactory to the Lenders.

            (c) Taxes. All taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents shall have been paid by the Borrower.

            (d) Compliance Certificate. The Lenders shall have received a Compliance Certificate, calculated as of the end of the previous fiscal quarter.

      3.8 Miscellaneous.

            (a) Disbursement Instructions. The Administrative Agent shall have received written instructions from the Borrower to the Administrative Agent directing the payment of any proceeds of Loans made hereunder that are to be paid on the Closing Date.

            (b) Proceedings and Documents. The Administrative Agent and the Lenders shall have received copies of all other documents, certificates, opinions, instruments and other evidence as each may reasonably request, in form and substance satisfactory to the Administrative Agent and the Lenders, with respect to the transactions contemplated by this Agreement and the taking of all actions in connection therewith.

      3.9 Conditions to All Loans and Advances. The obligation of the Lenders to make any Loan hereunder (including any Loans made on the Closing Date) and the obligation of the Issuing Bank to issue any Letters of Credit are subject to the continued validity of all Loan Documents and the satisfaction of the following conditions precedent on the relevant Borrowing Date:

            (a) Each of the representations and warranties made by the Borrower contained in Article IV shall be true and correct on and as of such Borrowing Date with the same effect as if made on and as of the Borrowing Date, except to the extent the facts upon which such representation and warranty are based may be changed as a result of transactions permitted or contemplated hereby and such representation or warranty relates solely to a prior date;

            (b) Neither the Borrower nor any Guarantor (having assets with a value of $25,000 or more) shall have filed bankruptcy or shall have had filed against it any involuntary petition seeking liquidation, reorganization or any other relief under the Bankruptcy Code or under any other act or law pertaining to insolvency or debtor relief, regardless of any cure period allowed for dismissal of such in Article 7 below;

            (c) No holder of Subordinated Debt shall have failed to comply with the provisions contained in the instruments evidencing such Subordinated Debt or in any separate written agreement of subordination executed in favor of the Lenders and the Administrative Agent;

            (d) No Default or Event of Default shall have occurred and be continuing on the Borrowing Date with respect to such Loan or Letter of Credit or after giving effect to the Loans to be made or Letters of Credit to be issued on such Borrowing Date; and

            (e) The security interest in the Collateral previously pledged to the Administrative Agent, for the benefit of the Lenders, pursuant to the Loan Documents shall remain in full force and effect.

      3.10 Waiver of Conditions Precedent. If any Lender makes any Loan hereunder, or if the Issuing Bank issues any Letter of Credit, prior to the fulfillment of any of the conditions precedent set forth in this Article III, the making of such Loan or the issuance of such Letter of Credit shall constitute only an extension of time for the fulfillment of such condition and not a waiver thereof, and unless the Required Lenders indicate otherwise in writing, the Borrower shall thereafter use its best efforts to fulfill each such condition promptly. No failure by the Borrower to fulfill any such condition precedent shall constitute a Default or an Event of Default hereunder, except to the extent any such failure is continuing after the expiration of any period within which such condition is specifically required to be fulfilled.

                                    ARTICLE 4
                         REPRESENTATIONS AND WARRANTIES

            In order to induce the Lenders to enter into this Credit Agreement, to make the Loans and to continue to make the Loans, and to induce the Issuing Bank to issue, and the Lenders to participate in, the Letters of Credit, the Borrower makes the following warranties and representations to the Administrative Agent, the Issuing Bank and each Lender:

      4.1 Corporate Organization and Power. Borrower and each of its Subsidiaries (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization; (b) is qualified to do business and is in good standing in every other jurisdiction where the nature of its business or the ownership of its properties requires it to be so qualified and where the failure to be so qualified would have a Material Adverse Effect, which jurisdictions are set forth on Schedule 4.1; (c) except as set forth on Schedule 4.1, the Borrower has no Subsidiaries or Affiliates (other than its officers, directors and shareholders) and is not a partner or joint venturer in any partnerships or joint ventures; (d) has the corporate power to own and give a lien on and security interest in its respective Collateral and to engage in the transactions contemplated hereby; and
(e) has the full corporate power, authority and legal right to execute and deliver this Agreement and the other Loan Documents to which it is a party and to perform and observe the terms and provisions thereof. Neither the Borrower nor any of its Subsidiaries has, during the preceding five (5) years, been known as or used any other corporate, fictitious or trade names in the United States other than as set forth on Schedule 4.1.

      4.2 Subsidiaries. Schedule 4.1 contains a complete and accurate list of the Subsidiaries of the Borrower as of the Closing Date, showing, as to each Subsidiary, the number of shares and the owner of each class of capital stock authorized and outstanding. All of such issued and outstanding shares of capital stock of all of the Borrower's Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable, and are owned by the Borrower, free and clear of any liens, charges, encumbrances, security interests, claims or restrictions of any nature whatsoever, except for liens in favor of the Administrative Agent, for the benefit of the Lenders, granted under the Loan Documents, and there are no other equity securities of any Subsidiary issued and outstanding or reserved for any purpose.

      4.3 Enforceability of Loan Documents; Compliance With Other Instruments. Each of the Loan Documents to which Borrower or Guarantor is a party, as the case may be, has been duly authorized by all necessary corporate action on the part of Borrower or Guarantor, has been validly executed and delivered by Borrower or Guarantor and is the legal, valid and binding obligation of Borrower or Guarantor, enforceable against Borrower or Guarantor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by general principles of equity. Except as set forth in
Schedule 4.3, neither Borrower nor any of its Subsidiaries is in default in any material respect with respect to any indenture, loan agreement, mortgage, lease, deed or similar agreement related to the borrowing of monies to which it is a party or by which it, or any of its property, is bound. Neither the execution, delivery or performance of the Loan Documents by the Borrower and the Guarantors, nor compliance by the Borrower and the Guarantors therewith: (a) conflicts or will conflict with or results or will result in any breach of, or constitutes or will constitute with the passage of time or the giving of notice or both, a default under, (i) any Requirement of Law or (ii) any agreement or instrument to which Borrower or Guarantor is a party or by which it, or any of its property, is bound or (b) results or will result in the creation or imposition of any lien, charge or encumbrance upon the properties of the Borrower or any of its Subsidiaries pursuant to any such agreement or instrument, except for Permitted Liens.

      4.4 Use of Proceeds. The Borrower's use of the proceeds of any Loans made by the Lenders to the Borrower pursuant to this Agreement are and will be legal and proper corporate uses, duly authorized by the Board of Directors of the Borrower, and such uses are and will be consistent with all applicable laws and statutes, as in effect from time to time.

      4.5 Governmental Authorization.

            (a) Except as set forth on Schedule 4.5, no authorization, consent or approval of, or declaration or filing with, any Governmental Authority is required for the valid execution, delivery and performance by the Borrower and its Subsidiaries of the Loan Documents to which they are a party or the consummation by the Borrower and its Subsidiaries of the transactions contemplated hereby and thereby, except for the filing and recording of the Financing Statements. The Borrower and its Subsidiaries have, and are in good standing with respect to, all material governmental approvals, permits (except as disclosed on Schedule 4.19), certificates, inspections, consents and franchises necessary to continue to conduct business as heretofore conducted and to own or lease and operate its respective properties as now owned or leased by it. None of such material approvals, permits, certificates, consents, or franchises contains any term, provision, condition or limitation more burdensome than such as are generally applicable to Persons engaged in the same or similar business as the Borrower or its Subsidiaries.

            (b) The Borrower and each of its Subsidiaries has, to the extent applicable, obtained (or been duly assigned) and maintains in good standing all licenses as required by the relevant state and federal Governmental Authority, for the ownership and operation of its businesses as currently operated.

      4.6 Financial Statements.

            (a) The Borrower has heretofore furnished to each Lender copies of the Financial Statements. The Financial Statements have been prepared in accordance with Generally Accepted Accounting Principles (subject, with respect to the unaudited Financial Statements, to the absence of notes required by Generally Accepted Accounting Principles and to normal year-end audit adjustments) and present fairly the financial position of the Borrower and its Subsidiaries on a consolidated basis as of the respective dates thereof and the consolidated results of operations of the Borrower and its Subsidiaries for the respective periods then ended. Except as fully reflected in the most recent Financial Statements and the notes thereto, as of the Closing Date, and after giving effect to the Loans to be made on the Closing Date and the other transactions contemplated by the Loan Documents, there will be no material liabilities or obligations with respect to the Borrower or any of its Subsidiaries of any nature whatsoever (whether absolute, contingent or otherwise and whether or not due). Since the date of the most recent Financial Statements, there has been no Material Adverse Change, and, to the knowledge of the Borrower, no Material Adverse Change is threatened or reasonably likely to occur. Neither the Borrower nor any of its Subsidiaries has directly or indirectly declared, ordered, paid, made or set apart any amounts or property for any dividend, share acquisition or other distribution, or agreed to do so, except as permitted by Section 6.8.

            (b) The Borrower has prepared, and has heretofore furnished to each Lender copies of, annual projected balance sheets and statements of income and cash flows of the Borrower and its Subsidiaries for the one (1) year period commencing January 1, 2003 (the "Projections"). In the opinion of the Borrower's management, the assumptions used in preparation of the Projections were reasonable when made and are reasonable as of the Closing Date. The Projections have been prepared in good faith by the executive and financial personnel of the Borrower in light of the historical financial performance of the Borrower and the financial and operating condition of the Borrower at the time prepared, give effect to the transactions contemplated by the Loan Documents and represent, as of the Closing Date, a reasonable estimate of the future performance and financial condition of the Borrower and its Subsidiaries, subject to the uncertainties and approximations inherent in any projections and without representation or warranty that such projected performance and financial condition will actually be achieved.

      4.7 Solvency. The Borrower and each of its Subsidiaries (i) is Solvent, and (ii) after giving effect to the transactions contemplated hereby, will be Solvent.

      4.8 Principal Places of Business. Schedule 4.8 lists, as of the Closing Date, (i) the chief executive office and principal place of business (including county or town designation) of Borrower and each Guarantor, (ii) the locations at which Borrower and Guarantor maintains, or presently intends to maintain, billing and related records relating to Accounts Receivable, and (iii) all locations where personal property valued at $100,000 or more in the aggregate of Borrower and any Guarantor is presently maintained.

      4.9 Leased Properties. Schedule 4.9 lists, as of the Closing Date, (i) all real property leased by the Borrower or any Subsidiaries where the assets located thereon equal or exceed $50,000 in value, and (ii) all personal property leased by the Borrower or any Subsidiaries requiring lease payments in excess of $100,000 per year, including in each case the locations of such property. Borrower and Guarantors enjoy peaceful and undisturbed possession under all of its leases, and all such leases are valid and subsisting and in full force and effect. The Borrower will upon request deliver complete and accurate copies of such leases to Administrative Agent.

      4.10 Realty. Schedule 4.10 lists all real property, if any, owned as of the Closing Date by the Borrower or any of its Subsidiaries in fee simple. No portion of any Realty is located either in a flood fringe area or an unbuildable floodway area unless insured by flood insurance in an appropriate amount.

      4.11 Assets for Conduct of Business. Borrower and Guarantor possesses adequate assets, licenses, patents, copyrights, trademarks and trade names to continue to conduct its business as heretofore conducted without any material conflict with the rights of other Persons.

      4.12 Insurance. Schedule 4.12 accurately summarizes all insurance policies or programs of the Borrower and its Subsidiaries in effect as of the Closing Date, and indicates the insurer's name, policy number, expiration date, amount of coverage, type of coverage, annual premiums, exclusions and deductibles, and also indicates any self-insurance program that is in effect. Such insurance is adequate in amount and coverage, typical of the insurance carried by businesses in the same Line of Business as the Borrower.

      4.13 Ownership of Properties. Except for Permitted Liens or as set forth on Schedule 4.13, (a) Borrower and Guarantor have good and marketable title to all real property owned by it, holds interests as lessee under valid leases in full force and effect with respect to all leased real and material personal property used in connection with its business, and has good title to all of its other properties and assets, including, without limitation, the assets reflected in the most recent Financial Statements (except as sold or otherwise disposed of since the date thereof in the ordinary course of business), in each case free and clear of all liens, claims or encumbrances other than Permitted Liens; and
(b) other than the Financing Statements in favor of the Administrative Agent or in respect of Permitted Liens, no financing statement that names Borrower or Guarantor as debtor has been filed and is still in effect, and no Borrower or Guarantor has signed any other financing statement or any security agreement authorizing any secured party thereunder to file any such financing statement.

      4.14 First Priority. The provisions of the Loan Documents (whether executed and delivered prior to or on the Closing Date or thereafter), are and will be effective to create in favor of the Administrative Agent, for the benefit of the Lenders, upon the initial extension of credit hereunder and the proper filing of all financing statements and other recordations contemplated thereunder in the jurisdictions and locations contemplated thereby (or, in the case of the Pledge Agreements, the possession by the Administrative Agent of certificates evidencing the securities pledged thereby), a valid and enforceable first priority perfected security interest in and lien upon all right, title and interest of Borrower and each Guarantor in the Collateral described therein, to the extent such can be perfected by filing, subject only to Permitted Liens.

      4.15 Litigation; Government Regulation. As of the date hereof, except as set forth in Schedule 4.15, (a) there are no judgments, injunctions or similar orders or decrees and no actions, suits, investigations or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries or its officers, or that question the validity of this Agreement or any of the Loan Documents, at law or in equity before any court, arbitrator or Governmental Authority, which if adversely determined could have a Material Adverse Effect, and (b) neither the Borrower nor any of its Subsidiaries is in violation of or in default under any Requirement of Law where such violation could have a Material Adverse Effect.

      4.16 Taxes. As of the date hereof, except as set forth in Schedule 4.16, neither the Borrower nor any of its Subsidiaries is delinquent in the payment of any taxes that have been levied or assessed by any Governmental Authority against it or its assets. Except as set forth in Schedule 4.16, each of the Borrower and its Subsidiaries (a) has timely filed all tax returns that are required by law to be filed prior to the date hereof, and has paid all taxes shown on said returns and all other assessments or fees levied upon it or upon its properties to the extent that such taxes, assessments or fees have become due, and if not due, such taxes have been adequately provided for and sufficient reserves therefor established on its books of account, and (b) is current with respect to payment of all federal and state withholding taxes, social security taxes and other payroll taxes.

      4.17 ERISA; Employee Benefits.

            (a) Schedule 4.17 lists, as of the Closing Date, all Employee Plans and Pension Plans ("plans") maintained or sponsored by the Borrower and its Subsidiaries or to which the Borrower or any of its Subsidiaries is obligated to contribute and separately identifies all Qualified Plans (as defined below) and all Multiemployer Plans. The Borrower has delivered true and correct copies of all such Plans to the Administrative Agent.

            (b) Each such Plan is in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state law, including all requirements under the Internal Revenue Code or ERISA for filing reports (which are true and correct in all material respects as of the date filed), and benefits have been paid in accordance with the provisions of each such Plan.

            (c) The form of each Plan intended to be qualified under Section 401 of the Internal Revenue Code ("Qualified Plan") to the knowledge of the Borrower qualifies under Section 401 of the Internal Revenue Code, and the trusts created thereunder are, to the knowledge of the Borrower, exempt from tax under the provisions of Section 501 of the Internal Revenue Code, and to the knowledge of the Borrower nothing has occurred that would cause the loss of such qualification or tax-exempt status.

            (d) There is no material outstanding liability under Title IV of ERISA with respect to any Plan maintained or sponsored by the Borrower and its Subsidiaries (as to which the Borrower or any of its Subsidiaries is or may be liable), nor with respect to any Plan to which the Borrower or its Subsidiaries (wherein the Borrower or any of its Subsidiaries is or may be liable) contributes or is obligated to contribute.

            (e) None of the Qualified Plans subject to Title IV of ERISA has any material unfunded benefit liability as defined in Section 4001(a)(18) of ERISA (as to which the Borrower or any of its Subsidiaries is or may be liable).

            (f) No Plan maintained or sponsored by the Borrower or any of its Subsidiaries provides medical or other welfare benefits or extends coverage relating to such benefits beyond the date of a participant's termination of employment with the Borrower or such Subsidiary, except as disclosed and accounted in the Borrower's Financial Statements or to the extent required by
Section 4980B of the Internal Revenue Code and at the sole expense of the participant or the beneficiary of the participant to the fullest extent permissible under such Section of the Internal Revenue Code. The Borrower and its Subsidiaries have complied in all material respects with the notice and continuation coverage requirements of Section 4980B of the Internal Revenue Code.

            (g) No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan maintained or sponsored by the Borrower or any of its Subsidiaries or to which the Borrower or any of its Subsidiaries is obligated to contribute.

            (h) As of the Closing Date, there are no pending or, to the knowledge of the Borrower, threatened claims, actions or lawsuits, except as set forth in Schedule 4.15 and other routine claims for benefits in the usual and ordinary course, asserted or instituted against (i) any Plan maintained or sponsored by the Borrower and its Subsidiaries or their assets, or (ii) any fiduciary with respect to any Plan for which the Borrower or any of its Subsidiaries may be directly or indirectly liable, through indemnification obligations or otherwise.

            (i) Neither the Borrower nor any of its Subsidiaries has incurred or, to the knowledge of the Borrower, reasonably expects to incur (i) any liability (and no event has occurred that, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan or (ii) any liability under Title IV of ERISA (other than premiums due and not delinquent under Section 4007 of ERISA) with respect to a Plan.

            (j) Neither the Borrower nor any of its Subsidiaries has engaged, directly or indirectly, in a non-exempt prohibited transaction (as defined in Section 4975 of the Internal Revenue Code or Section 406 of ERISA) in connection with any Plan that has a Material Adverse Effect.

            (k) Neither the execution and delivery of this Agreement nor the consummation of the financing transactions contemplated hereunder will involve any transaction which is subject to the prohibitions of Sections 404, 406, or 407 of ERISA or in connection with which a tax could be imposed pursuant to
Section 4975 of the Code. The representation by the Borrower in the preceding sentence is made in reliance upon and subject to the accuracy of the Lenders' representation in Section 10.18 with respect to their source of funds and is subject, in the event that the source of the funds used by the Lenders in connection with this transaction is an insurance company's general asset account, to the application of Prohibited Transaction Class Exemption 95-60, 60 Fed. Reg. 35,925 (1995), compliance with the regulations issued under Section 401(c)(1)(A) of ERISA, or the issuance of any other prohibited transaction exemption or similar relief, to the effect that assets in an insurance company's general asset account do not constitute assets of an "employee benefit plan" within the meaning of Section 3(3) of ERISA of a "plan" within the meaning of
Section 4975(e)(1) of the Code.

      4.18 Visa and Mastercard Registration; Compliance with Applicable Laws. Borrower and each Guarantor in the card processing business shall at all times be sponsored by a Sponsor Bank with Visa and Mastercard, and shall additionally be registered with Visa as an independent sales organization and with Mastercard as a member service provider (unless such sponsorship and registration is not required by the rules of Visa and Mastercard for the conduct of such company's business in the ordinary course). Borrower and each Guarantor have duly complied with, and the Collateral and their business operations and leaseholds are in compliance in all material respects with, all Requirements of Law, including, without limitation, all federal and state securities laws, OSHA, and Titles XVIII and XIX of the Social Security Act (42 U.S.C. Sections 1395 et seq.
and Sections 1396 et seq., respectively, as amended from time to time), as well as all applicable rules, regulations and requirements of Visa and Mastercard.

      4.19 Environmental Matters.

            (a) Except as set forth on Schedule 4.19 attached hereto, (i) no Hazardous Substances are unlawfully stored or otherwise unlawfully located on the Realty, and no part of the Realty, including the groundwater located thereon and thereunder, has been contaminated by any such substance during the ownership or operation thereof by the Borrower or any of its Subsidiaries, and, to the knowledge of the Borrower, no part of the Realty, including the groundwater located thereon and thereunder has been previously contaminated by any such substance; (ii) no improvements on the Realty contain any friable asbestos or substances containing asbestos and deemed hazardous by any federal, state or local laws, regulations or orders respecting such material; (iii) there have been no releases of such Hazardous Substances in violation of any Environmental Law by the Borrower or any of its Subsidiaries, or to any Borrower's knowledge by any other Person, on any Realty previously owned by the Borrower or any of its Subsidiaries; (iv) to the best of the Borrower's actual knowledge, the foregoing statements are true and correct with respect to all of the real property adjoining any of the Realty; (v) none of the Realty is located on a site which, pursuant to any Environmental Law, has been placed on the "National Priorities List" or "CERCLIS List" (or any similar state list) of hazardous waste sites; (vi) there are no underground storage tanks situated on the Realty and, to the actual knowledge of the Borrower, no underground storage tanks have ever been situated on the Realty; (vii) to the knowledge of a responsible officer of the Borrower, neither the Borrower nor any of its Subsidiaries has ever sent Hazardous Substances to a site which, pursuant to any Environmental Law, (1) has been placed on the "National Priorities List" or "CERCLIS List" of hazardous waste sites (or any similar state list) or (2) which is subject to a claim, an administrative order or other request to take "removal" or "remedial" action (as defined under Environmental Laws) or to pay for the costs of cleaning up such a site; and

            (b) All activities and operations of Borrower and Guarantor meet the requirements of all applicable Environmental Laws of all Governmental Authorities having jurisdiction over the Borrower and Guarantors or their properties, and no Borrower or Guarantor is involved in any suit or proceeding or has received any notice from any governmental agency with respect to a release of Hazardous Substances or has received notice of any claims from any person or entity relating to property damages or personal injuries from exposure to Hazardous Substances.

      4.20 Margin Securities.

            (a) Neither the Borrower nor any of its Subsidiaries owns any "margin stock" within the meaning of Regulation U or Regulation G. None of the proceeds of the Loans will be used, directly or indirectly, for the purpose of purchasing or carrying any margin stock, maintaining, reducing or retiring any Debt that was originally incurred to purchase or carry margin stock or for any other purpose that would violate Regulation G, Regulation U, Regulation T or Regulation X or any other regulation of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, or for any purpose that would violate the Exchange Act.

            (b) None of the transactions contemplated by this Agreement (including, without limitation, the use of the proceeds of the Loans) will violate or result in a violation of Section 7 of the Exchange Act. Neither the Borrower nor any of its Subsidiaries owns or intends to carry or purchase directly or indirectly any "margin security" within the meaning of the Exchange Act.

      4.21 Full Disclosure. None of the Loan Documents or any other statements furnished to the Administrative Agent or any Lender by or on behalf of the Borrower or any of its Subsidiaries in connection with the Loan Documents, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein or herein, in light of the circumstances under which they were made, not misleading. There is no fact known to the Borrower that it has not disclosed to the Lenders in writing that may result in a Material Adverse Effect.

      4.22 Contracts; Labor Disputes. Neither the Borrower nor any of its Subsidiaries is a party to any contract or agreement, or subject to any charge, corporate restriction, judgment, injunction, decree, rule, regulation or order of any court or other Governmental Authority, that has or could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries is a party to, and there is not pending or, to the Borrower's knowledge, threatened, any labor dispute, strikes, lock-out, grievance, work stoppage or walkouts relating to any labor contract to which the Borrower or any of its Subsidiaries is a party.

      4.23 Event of Default. No Default or Event of Default has occurred and is continuing.

      4.24 Bank Accounts. Schedule 4.24 sets forth the account numbers and location of all bank accounts of the Borrower and its Subsidiaries as of the Closing Date.

      4.25 Single Business Enterprise. The Borrower and the Guarantors have historically operated as, and intend to continue operating as, a single business enterprise. Although separate entities, the Borrower and the Guarantors operate under a common business plan. The Borrower and the Guarantors will accordingly benefit from the financing arrangement established by this Agreement.

                                    ARTICLE 5
                              AFFIRMATIVE COVENANTS

            Until payment in full of all Obligations and the termination of the Lenders' obligation to make Loans and the Issuing Bank's obligation, on behalf of the Lenders, to issue Letters of Credit, the Borrower covenants and agrees that:

      5.1 Financial and Business Information about the Borrower. The Borrower shall deliver to the Administrative Agent:

            (a) Within forty-five (45) days after the close of each fiscal quarter of each fiscal year of the Borrower and its Subsidiaries, beginning with the current fiscal quarter, an unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such fiscal quarter and unaudited consolidated statements of income, retained earnings and cash flows for the Borrower and its Subsidiaries for the fiscal quarter then ended and for that portion of the fiscal year then ended, in each case setting forth comparative figures for the corresponding fiscal period in the preceding fiscal year, all prepared in accordance with Generally Accepted Accounting Principles (subject to the absence of notes required by Generally Accepted Accounting Principles and subject to normal and reasonable year-end audit adjustment) applied on a basis consistent with that of the preceding quarter or containing disclosure of the effect on the financial position or results of operation of any change in the application of accounting principles and practices during the quarter, and certified by the Authorized Representative of the Borrower to be true and accurate in all material respects (subject to normal and reasonable year-end audit adjustment);

            (b) As soon as practicable and in any event within ninety (90) days after the close of the fiscal year of the Borrower and its Subsidiaries, beginning with the close of the current fiscal year, an audited consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such fiscal year and audited consolidated statements of income, retained earnings and cash flows for the Borrower and its Subsidiaries for the fiscal year then ended, including the notes to each, audited by Ernst & Young or another independent certified public accountant reasonably acceptable to the Required Lenders, all prepared in accordance with Generally Accepted Accounting Principles applied on a basis consistent with those of the preceding year or containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the year, certified by the Authorized Representative of the Borrower to be true and accurate in all material respects, and, with respect to audited statements, accompanied by a report thereon by such certified public accountants, containing an opinion that is not qualified in any respect, including as to going concern or scope of audit;

            (c) Concurrently with the delivery of the financial statements described in subsections (a) and (b) above, a Compliance Certificate signed by an Authorized Representative of the Borrower with respect to the period covered by the financial statements then being delivered, together with, in the case of the financial statements described in subsections (a) and (b) above, an Interest Rate and Unused Fee Calculation Worksheet and a Covenant Compliance Worksheet reflecting the computation of the financial covenants set forth in Article VI as of the last day of the period covered by such financial statements;

            (d) As soon as practicable and in any event within fifteen (15) days prior to the beginning of each fiscal year of the Borrower, commencing with the 2004 fiscal year, (i) an annual operating budget consisting of a balance sheet, income statement and statement of cash flows (calculated on a consolidated basis) and capital budget prepared on a quarterly basis for the Borrower and its Subsidiaries on a consolidated basis, in form and detail acceptable to the Administrative Agent;

            (e) Promptly upon their becoming available, copies of (i) to the extent not publicly available, all regular, periodic and special reports, registration statements and prospectuses that the Borrower or any of its Subsidiaries shall render to or file with the Securities and Exchange Commission, the National Association of Securities Dealers or any national securities exchange, (ii) all material reports and other statements (other than routine reports prepared in the ordinary course of business that would not result in any adverse action) that the Borrower or any of its Subsidiaries may render to or file with any other Governmental Authority, including, without limitation, the Environmental Protection Agency, OSHA and state environmental and health authorities and agencies to the extent that the same relate to matters for which notice is required hereunder;

            (f) Promptly after review by the Borrower's Board of Directors, but in any event within thirty (30) days after the Borrower's receipt thereof, copies of any management letters from certified public accountants;

            (g) Upon the Administrative Agent's request, copies of any annual report required to be filed under ERISA in connection with any Employee Plan and such other additional information about any Employee Plan as may be reasonably requested;

            (h) Upon the Administrative Agent's or any Lender's request, such other information about the Collateral or the financial condition and operations of the Borrower and its Subsidiaries as the Administrative Agent or any Lender may from time to time reasonably request, including without limitation an updated and complete name and address listing for all current customers.

      5.2 Notice of Certain Events. The Borrower shall promptly, but in no event later than five (5) Business Days after any Borrower obtains knowledge thereof, give written notice to the Administrative Agent and the Lenders of:


            (a) Any litigation or proceeding brought against the Borrower or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect;

            (b) Any written notice of a violation received by the Borrower or any of its Subsidiaries from any Governmental Authority that, if such violation were established and not promptly corrected, could reasonably be expected to have a Material Adverse Effect;

            (c) Any writ of attachment, judgment lien, levy or distraint order in excess of $100,000 that may be placed on, assessed against or threatened against the Borrower or any of its Subsidiaries or any of the Collateral, except for Permitted Liens;

            (d) Any Default or Event of Default;

            (e) Any default or event of default under any lease relating to the Leased Properties under which the Borrower or any Subsidiary is lessee;

            (f) Any default or event of default under any agreement or instrument to which the Borrower or any of its Subsidiaries is a party or by which the Borrower or any of its Subsidiaries, or any of their respective property, is bound, the termination of which could reasonably be expected to have a Material Adverse Effect; and

            (g) Any other matter that has resulted, or could reasonably be expected to result, in a Material Adverse Change.

      5.3 Corporate Existence and Maintenance of Properties. The Borrower shall, and shall cause its Subsidiaries to:

            (a) Maintain and preserve in full force and effect its corporate existence, and all material rights, privileges and franchises;

            (b) Conduct its business in an orderly and efficient manner, keep its properties in good working order and condition (normal wear and tear excepted) and from time to time make all needed repairs to, renewals of or replacements of its properties (except to the extent that any of such properties are obsolete or are being replaced) so that the efficiency of its business operations shall be fully maintained and preserved; and

            (c) File or cause to be filed in a timely manner all reports, applications, estimates and licenses required by any Governmental Authority that, if not timely filed, could reasonably be expected to have a Material Adverse Effect.

      5.4 [Intentionally Omitted.]

      5.5 Maintenance of Insurance.

            (a) The Borrower will, and will cause each of its Subsidiaries to, maintain and pay for insurance upon all of its assets and properties, including the Collateral, wherever located, and all real property owned by it, covering property and casualty, commercial general liability, product liability, professional liability, business interruption, earthquake, flood, boiler, fidelity and such other risks, and in such amounts and with such insurance companies, as shall be reasonably satisfactory to the Administrative Agent (and in any event in such amounts as shall be adequate to cover the Collateral), and will, at the Closing, deliver certificates of such insurance to the Administrative Agent with satisfactory loss payable endorsements naming the Administrative Agent as loss payee, additional insured and mortgagee thereunder, as appropriate. As soon as practicable after the Closing Date, the Borrower shall deliver to the Administrative Agent certified copies of the original policies of all insurance on the Collateral.

            (b) Each such policy of insurance shall contain a clause requiring the insurer to give not less than thirty (30) days prior written notice to the Administrative Agent before any cancellation of the policies for any reason whatsoever, and a clause that the interest of the Administrative Agent shall not be impaired or invalidated by any act or neglect of the Borrower or any of its Subsidiaries or the owner of the property nor by the occupation of the premises wherein such property is located for purposes more hazardous than are permitted by such policy. Borrower hereby directs, and will cause each of its Subsidiaries to direct, all insurers under policies of property and casualty insurance on the Collateral to pay all proceeds payable thereunder directly to the Administrative Agent. The Administrative Agent, on behalf of the Lenders, shall hold all such proceeds for the account of the Borrower and Guarantors. So long as no Default or Event of Default has occurred and is continuing, the Administrative Agent shall (i) if the insurance proceeds are $250,000 or less in amount, disburse them directly to the Borrower, and (ii) in all other cases, at the Borrower's request, disburse such proceeds for the purpose of replacing or repairing destroyed or damaged assets, as and when required to be paid and upon presentation of evidence satisfactory to the Administrative Agent of such required payments and such other documents as the Administrative Agent may reasonably request, or shall apply such proceeds in whole or in part as a prepayment of the Loans, in such order as the Borrower may determine. Upon and during the continuance of a Default or Event of Default, the Administrative Agent shall apply such proceeds as a prepayment of the Revolving Credit Loans in accordance with Section 2.5(a); in furtherance of the foregoing, the Borrower and Guarantors hereby irrevocably make, constitute and appoint the Administrative Agent (and all officers, employees or agents designated by the Administrative Agent) as their true and lawful attorney (and agent-in-fact) for the purpose of making, settling and adjusting claims under such policies of insurance, endorsing their name or the name of any Subsidiary on any check, draft, instrument or other item or payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect to such policies of insurance.

            (c) If Borrower or Guarantor fails to obtain and maintain any of the policies of insurance required to be maintained hereunder or to pay any premium in whole or in part, then the Administrative Agent may, at the Borrower's expense, without waiving or releasing any obligation or Default by the Borrower hereunder, procure the same, but shall not be required to do so. All sums so disbursed by the Administrative Agent, including reasonable attorneys' fees, court costs, expenses and other charges related thereto, shall be payable on demand by the Borrower to the Lenders and shall be additional Obligations hereunder, secured by the Collateral.

            (d) Upon the reasonable request of the Administrative Agent from time to time, the Borrower shall deliver to the Administrative Agent evidence that the insurance required to be maintained pursuant to this Agreement are in effect.

      5.6 Maintenance of Books and Records; Inspection.


            (a) The Borrower shall, and shall cause each of its Subsidiaries to, maintain adequate books, accounts and records, and prepare all financial statements required under this Agreement in accordance with Generally Accepted Accounting Principles and in material compliance with the regulations of any Governmental Authority having jurisdiction over it.

            (b) The Borrower shall, and shall cause each of its Subsidiaries to, permit employees or agents of the Administrative Agent (or any Lender, at the Lenders' expense), at any reasonable time during normal business hours upon reasonable notice to inspect its properties and to examine or audit its books, records, reports, accounts and other papers and make copies and memoranda of them, and to discuss its affairs, finances and accounts with its officers and employees and, upon notice to the Borrower, the independent public accountants of the Borrower and its Subsidiaries (and by this provision the Borrower and each of its

Subsidiaries authorizes said accountants to discuss the finances and affairs of the Borrower and Guarantors), all at such reasonable times and as often as may be reasonably requested without undue interference in the business and operations of the Borrower and its Subsidiaries. Without limiting the foregoing, the Borrower agrees to allow employees and representatives of the Administrative Agent to do a field inspection of its books, records and accounts, not more than once a year upon reasonable prior notice with the costs of said annual field inspections to be paid by the Borrower to the Administrative Agent within ten
(10) days of receipt of an invoice with respect to each such annual inspection. Upon request, the Administrative Agent will provide to the Borrower expense vouchers and other documentation substantiating the costs of the audits described herein.

      5.7 Compliance with ERISA. The Borrower shall, and shall cause each of its Subsidiaries to: (i) make timely payment of contributions required to meet the minimum funding standards set forth in ERISA with respect to any Employee Plan and (ii) not take any action or fail to take action, the result of which action or inaction could be a material liability of the Borrower or any of its Subsidiaries to the Pension Benefit Guaranty Corporation or to a Multiemployer Plan. Borrower shall not, nor shall its permit any of its Subsidiaries to, participate in any Prohibited Transaction that could subject the Borrower or any of its Subsidiaries to any material civil penalty under ERISA or material tax under the Internal Revenue Code. The Employee Plans of the Borrower and each of its Subsidiaries shall be operated in such a manner that neither the Borrower nor any Subsidiary will incur any material tax liability under Section 4980B of the Internal Revenue Code or any material liability to any qualified beneficiary as defined in Section 4980B.

      5.8 Payment of Taxes. The Borrower shall, and shall cause each of its Subsidiaries to, pay and discharge all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties would attach thereto, and all lawful claims that, if unpaid, might become a lien or charge upon any of its properties; provided, however, that the Borrower or any of its Subsidiaries may in good faith by appropriate proceedings and with due diligence contest any such tax, assessment, charge, levy or claim if Borrower or Subsidiary establishes any reserves reasonably requested by the Administrative Agent with respect thereto in accordance with Generally Accepted Accounting Principles.

      5.9 Compliance with Laws; Visa and Mastercard Registration. The Borrower shall, and shall cause its Subsidiaries to, (a) have all material licenses, permits, certifications, approvals and authorizations required by Governmental Authorities necessary to the ownership, occupation or use of its properties or the conduct of its business, and maintain the same at all times in full force and effect, (b) comply with all Requirements of Law in respect of the conduct of its business, the ownership of its property and the Collateral, other than those the failure to comply with which would not have a Material Adverse Effect, and
(c) at all times be sponsored by a Sponsor Bank with Visa and Mastercard, and additionally be registered with Visa as an independent sales organization and with Mastercard as a member service provider, unless such sponsorship and registration is not required by the rules of Visa and Mastercard for the conduct of such company's business in the ordinary course.

      5.10 Name Change. The Borrower shall notify the Administrative Agent and the Lenders at least fifteen (15) days prior to the effective date of any change of the name of the

Borrower or any of its Subsidiaries, and prior to such effective date the Borrower or Subsidiary shall have authorized the filing of any amended or new Financing Statements and other Loan Documents necessary to maintain and continue the perfected security interest of the Administrative Agent for the benefit of the Lenders in all of its Collateral and shall have taken such other actions and executed such documents as the Administrative Agent shall reasonably request, including paying associated filing fees.

      5.11 Disbursement of Proceeds by the Borrower.


            (a) If the Borrower shall obtain any intercompany promissory note or notes with respect to advances of any portion of the Loans to any Subsidiary of the Borrower or with respect to any other amounts owing from any Subsidiary of the Borrower to the Borrower from time to time, the Borrower shall promptly thereafter deliver to the Administrative Agent such promissory note to be held by the Administrative Agent as security for the Obligations.

            (b) Should any Subsidiary become a debtor under the Bankruptcy Code, the Administrative Agent, on behalf of the Lenders, is authorized, but not required, to file proofs of claim with respect to such intercompany Debt on behalf of the Borrower and vote the rights of the Borrower in any plan of reorganization. The Administrative Agent, on behalf of the Lenders, is further empowered to demand, sue for, collect and receive every payment and distribution on such debt owing to the Borrower in such Subsidiary's bankruptcy proceeding.

      5.12 Creation of New Subsidiaries. The Borrower and its Subsidiaries may from time to time create new Subsidiaries, provided that (i) each such new Subsidiary (y) having assets with a gross value (determined in accordance with Generally Accepted Accounting Principles) in excess of $25,000, and (z) having commenced the conduct of business, will execute and deliver to the Administrative Agent (with sufficient copies for each Lender) an amendment or accession to the Guaranty Agreement, in form and substance satisfactory to the Administrative Agent, pursuant to which such new Subsidiary shall become a party thereto, as well as an amendment or accession to the Guarantor Security Agreement and Financing Statements, each in form and substance satisfactory to the Administrative Agent, pursuant to which such new Subsidiary shall secure its obligations under the Guaranty Agreement by a first priority, perfected security interests in all of its assets, subject only to Permitted Liens, (ii) the Borrower will execute and deliver to the Administrative Agent (with sufficient copies for each Lender) an amendment or supplement to the Pledge Agreement, in form and substance satisfactory to the Administrative Agent, pursuant to which all of the capital stock or other ownership interests of such new Subsidiary that is directly or indirectly owned by the Borrower shall be pledged to the Administrative Agent under the Pledge Agreement, together with the certificates representing such capital stock or other ownership interests and stock powers duly executed in blank, and (iii) the Borrower will cause each such new Subsidiary to execute and deliver, and will cause to be delivered, all documentation of the type described in Sections 3.3(b), (c), (d) and (g) as such new Subsidiary would have had to deliver were it a Subsidiary on the Closing Date.

      5.13 Certain Acquisitions.


            (a) Subject to the remaining provisions of this Section 5.13 applicable thereto and the requirements contained in the definition of Permitted Acquisition, as the case may be, the

Borrower may from time to time after the Closing Date effect Permitted Acquisitions or, with the written approval of the Required Lenders, other Acquisitions, so long as:

            (i) with respect to Acquisitions occurring in any one fiscal year (including all of fiscal year 2003), the total Cash Acquisition Amount payable with respect to all such Acquisitions, whether Permitted Acquisitions or other Acquisitions for which the Borrower has obtained the prior approval of the Required Lenders, shall not exceed $30,000,000 in the aggregate for any fiscal year; and

            (ii) with respect to each Acquisition, no Event of Default is in existence at the time of the consummation of such Acquisition or would exist after giving effect thereto.

            (b) At the time of each Acquisition involving the creation or acquisition of a Subsidiary, the acquisition of capital stock or other equity interest of any Person, all capital stock or other interest thereof created or acquired in connection with such Acquisition shall be directly or indirectly owned by the Borrower, and the Borrower shall have complied with Section 5.12.

            (c) No Acquisition may be effected unless:

            (i) The Borrower has provided to the Bank all financial statements available with respect to the Acquisition target, including without limitation all internally prepared and/or compiled statements and, if available, audited financial statements, together with Borrower's estimate of the Acquisition target's expected earnings and EBITDA contribution to the Borrower following completion of the Acquisition;

            (ii) calculations are made by the Borrower of compliance with the covenants contained in Sections 6.9 through 6.12, inclusive, for the most recent calculation period ended immediately prior to the date of such Acquisition, on a pro forma basis as if the Acquisition had occurred on the first day of such period, and shall show that all such covenants will be complied with, giving effect to the pro forma consolidation of the business acquired, and if such Acquisition involves a Cash Acquisition Amount of $6,000,000.00 or greater and/or otherwise requires approval of the Required Lenders, such calculations shall be reasonably satisfactory to the Administrative Agent; and

            (iii) the Borrower in good faith believes that the financial covenants contained in such Sections 6.9 through 6.12, inclusive, will continue to be met on a quarterly basis for the one year period following the date of the consummation of the Acquisition on a quarterly basis.

            (d) No later than ten (10) Business Days prior to the anticipated closing date of any Acquisition other than a Permitted Acquisition, the Borrower shall deliver to the Administrative Agent and each Lender a copy of the executed letter of intent for such proposed acquisition, the most recent draft of the acquisition agreement and, as soon as available (and in any event prior to the actual day of closing), the fully executed acquisition agreement (including schedules and exhibits thereto). With respect to Permitted Acquisitions, the Borrower will deliver to the Administrative Agent and each Lender a copy of the executed acquisition agreement (including schedules and exhibits thereto) within ten (10) days following the closing of each such Permitted Acquisition.

            (e) The consummation of each Acquisition subject to this Section shall be deemed to be a representation and warranty by the Borrower that all conditions thereto have been satisfied, that the same is permitted in accordance with the terms of this Agreement and that the information submitted by the Borrower pursuant to subsection (c) is true and correct as of the date such certificate is given, which representation and warranty shall be deemed to be a representation and warranty for all purposes hereunder, including, without limitation, for purposes of Sections 3.3 and 7.1.

            (f) Any Acquisition other than a Permitted Acquisition will require written approval of the Required Lenders.

      5.14 Primary Accounts. To facilitate the administration of the Facility and to provide further collateral for the Obligations, the Borrower shall maintain its primary deposit relationship, including operating, cash management and collection/lock box services, with Bank of America, and shall require that any new subsidiaries formed in compliance with Section 5.12 above as well as Acquisitions made after the date hereof comply with this provision concerning primary accounts.

      5.15 Further Assurances. The Borrower shall, and shall cause each of its Subsidiaries to, make, execute, endorse, acknowledge and deliver to the Administrative Agent and the Lenders any amendments, restatements, modifications or supplements hereto and any other agreements, instruments or documents, and take any and all such other actions, as may from time to time be reasonably requested by the Administrative Agent or the Lenders to effect, confirm or further assure or protect and preserve the interests, rights and remedies of the Lenders and the Administrative Agent under this Agreement and the other Loan Documents.

                                    ARTICLE 6
                               NEGATIVE COVENANTS

            Until payment in full of the Obligations and termination of the Lenders' obligation to make Loans and the Issuing Bank's obligation, on behalf of the Lenders, to issue Letters of Credit, Borrower covenants and agrees that it will not, and will not permit any of its Subsidiaries to, individually or in the aggregate:

      6.1 Merger, Consolidation. Liquidate, wind up or dissolve, or enter into any consolidation, merger or other combination (other than a Permitted Acquisition), or agree to do any of the foregoing; provided, however, that any Subsidiary of the Borrower may merge or consolidate with the Borrower or with any other Subsidiary of the Borrower provided that thirty (30) days prior written notice is given to each of the Administrative Agent and the surviving



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Subsidiary signs such additional Financing Statements as the Administrative
Agent shall request to continue the perfection of the security interests for the benefit of the Lenders.

      6.2 Debt. Create, incur, assume or suffer to exist any Debt other than:


            (i)   Debt incurred pursuant to this Agreement;

            (ii) accrued expenses, current trade payables and other current liabilities arising in the ordinary course of business and not incurred through the borrowing of money;

            (iii) unsecured intercompany Debt (x) of any Subsidiary to Borrower,
                  (y) of any Subsidiary to a Subsidiary, and (z) of Borrower to any Subsidiary, provided that any such Debt under this clause
                  (iii) is incurred in the ordinary course of business consistent with past practice, is evidenced by one or more promissory notes pledged to the Administrative Agent pursuant to a Pledge Agreement, is payable on demand and is fully subordinated in right of payment to the Obligations;

            (iv)  Contingent Obligations permitted by Section 6.3;

            (v) Debt of the Borrower under any Interest Rate Contract relating to the Debt incurred under this Agreement; provided that the notional amount of all such agreements at any time shall not exceed the aggregate amount of the Commitments at such time;

            (vi) Debt of a Person arising in connection with any Permitted Acquisition of such Person, provided such Debt was in existence prior to the Acquisition and is not and does not become a direct or indirect liability of the Borrower or any existing Guarantor (other than a Guarantor formed for the purpose of making such Acquisition), unless such Debt is approved in writing by the Required Lenders prior to such Acquisition;

            (vii) unsecured Subordinated Debt with terms and conditions acceptable to the Required Lenders in their sole discretion and approved in writing by the Administrative Agent;

            (viii) Point-of-Sale Equipment Financing not to exceed at any time outstanding $5,000,000 for the Borrower and its Subsidiaries;

            (ix) other Debt (including, without limitation, Debt secured by liens described in clauses (e) and (h) of the definition of Permitted Liens) in an aggregate principal amount at any time outstanding not to exceed $1,000,000 for the Borrower and its Subsidiaries.



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      6.3 Contingent Obligations. Create, incur, assume or suffer to exist any
Contingent Obligation other than:


            (i) endorsements of instruments or items of payment for deposit or collection in the ordinary course of business;

            (ii) Contingent Obligations incurred pursuant to the Guaranty Agreement;

            (iii) obligations under Letters of Credit issued under Section 2.17;

            (iv) guarantees by the Borrower or any of its Subsidiaries of obligations of the Borrower or its Subsidiaries under leases permitted hereunder; and

            (v) Contingent Obligations consisting of the indemnification by the Borrower or any of its Subsidiaries of (x) the officers, directors, employees and agents of the Borrower of such Subsidiary, to the extent permissible under the corporation law of the jurisdiction in which the Borrower or such Subsidiary is organized, (y) commercial banks, investment bankers and other independent consultants or professional advisors pursuant to agreements relating to the underwriting of the Borrower's or such Subsidiary's securities or the rendering of banking or professional services to the Borrower or such Subsidiary and (z) landlords, licensors, licensees and other parties pursuant to agreements entered into in the ordinary course of business by the Borrower or such Subsidiary;

            (vi) Contingent Obligations owed to a seller in a Permitted Acquisition that (x) relate to customary post-closing adjustments with respect to accounts receivable, accounts payable and similar items typically subject to post-closing adjustments in similar transactions, and (y) are outstanding for a period of one (1) year or less following the creation thereof;

            (vii) amounts payable under unsecured earnouts and other contingent obligations, incurred by any Borrower or any Subsidiary in connection with a Permitted Acquisition, whether or not earned or matured;

            (viii) Other Contingent Obligations of a Person incurred in connection with a Permitted Acquisition of a Person, provided such Contingent Obligations are not and do not become a direct or indirect liability of the Borrower or any existing Guarantor (other than a Guarantor formed for the purpose of making such Acquisition), unless such Contingent Obligation is approved in writing by the Required Lenders in connection with such Acquisition.



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      6.4 Liens and Encumbrances. Create, assume or suffer to exist any deed of trust, mortgage or encumbrance, lien (including a lien of attachment, judgment or execution) or security interest (including the interest of a conditional seller of goods), securing a charge or obligation, in or on any of its property, real or personal, whether now owned or hereafter acquired, except for Permitted Liens.

      6.5 Disposition of Assets. Sell, lease, transfer, convey or otherwise dispose of any of its assets or property, including, without limitation, the Collateral, except for (i) sales of inventory or immaterial merchant portfolios (with "immaterial" being defined as having an aggregate value of $200,000 or less) in the ordinary course of business; (ii) the sale or exchange of used equipment, to the extent the proceeds of such sale are applied towards, or such equipment is exchanged for, similar replacement equipment; (iii) dispositions, not otherwise permitted by this Section 6.5, not exceeding $500,000.00 in the aggregate, for the Borrower and its Subsidiaries, for any fiscal year; and (iv) any sale, lease, transfer or conveyance from one Subsidiary to another Subsidiary or to Borrower, or from Borrower to any Subsidiary, in accordance with Section 6.6, provided that, immediately after giving effect thereto, no Default or Event of Default would exist.

      6.6 Transactions with Related Persons. Except as set forth on Schedule 6.6 or as permitted by Sections 5.13, 6.2 and 6.7 or otherwise contemplated by this Agreement, directly or indirectly make any loan or advance to, or purchase, assume or guarantee any Debt to or from, any of its officers, directors, stockholders or Affiliates, or subcontract any operations to any Affiliate, or enter into any other transaction with any Affiliate, except (a) in the ordinary course of and pursuant to the reasonable requirements of Borrower's or such Subsidiary's business and (b) upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than would obtain in a comparable arm's-length transaction with a Person not an Affiliate.

      6.7 Restricted Investments. Except as otherwise permitted in Section 6.2, directly or indirectly, purchase, own, invest in or otherwise acquire any capital stock, evidence of indebtedness or other obligation or security or any interest whatsoever in any other Person, or make or permit to exist any loans, advances or extensions of credit to, or any investment in cash or by delivery of property in, any other Person, or become a partner or joint venturer in any partnership or joint venture, or consummate an Acquisition, or make a commitment or otherwise agree to do any of the foregoing, other than:

            (a) Cash Investments;

            (b) loans and advances to employees for reasonable travel and business expenses in the ordinary course of business, not to exceed in the aggregate $100,000.00;

            (c) Accounts owing to the Borrower or any of its Subsidiaries created in the ordinary course of business and payable in accordance with customary terms prevailing in the industry;

            (d) prepaid expenses incurred in the ordinary course of business;

            (e) existing investments in corporations that are Subsidiaries as of the date hereof;

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
            (f) investments in Guarantors and Permitted Acquisitions made in accordance with the terms of this Agreement, including Sections 5.12 and 5.13;

            (g) loans and advances in connection with Permitted Acquisitions to the individual seller or sellers to assist with their payment of taxes on such sale and other similar obligations, not to exceed in the aggregate for all such sellers at any time a maximum of $250,000;

            (h) loans to other Persons engaged in the Line of Business and made in the ordinary course of business up to an aggregate of $5,000,000 (of which amount approximately $2,000,000 is outstanding as of the Closing);

            (i) investments by the Borrower under any Interest Rate Contract with a Lender relating to the Debt incurred under this Agreement; provided that the notional amount of all such Interest Rate Contracts at any time shall not exceed the aggregate amount of the Commitments at such time;

            (j) any other investments, not to exceed during the term of the Loans $500,000.00 in the aggregate.

      6.8 Restricted Payments.


            (a) Declare or pay any dividends upon any of its Stock (other than dividends paid in Stock, and dividends paid to the Borrower or by a Subsidiary to another Subsidiary); or

            (b) purchase, redeem, retire or otherwise acquire, directly or indirectly, any shares of its Stock, any shares of Stock of any Affiliate or any option, warrant or other right to acquire shares of its Stock or Stock of any Affiliate; or

            (c) make any distribution of cash, property or assets other than Stock among the holders of shares of its Stock; or

            (d) enter into or amend any agreement relating to any of the foregoing.

      6.9 Stockholders Equity. Permit its Stockholders Equity to be less than the sum of Ninety-Three Million Dollars ($93,000,000.00) plus, increased on a cumulative basis as of the end of each fiscal quarter of the Borrower and its Subsidiaries commencing with the fiscal quarter ending June 30, 2003 by an amount equal to the sum of (i) 75% of the cumulative Consolidated Net Income (to the extent positive) for each fiscal quarter ended subsequent to the Closing Date, and (ii) 100% of the net proceeds from any equity issuances of the Borrower and its Subsidiaries.

      6.10 Consolidated Debt to EBITDA. Permit the ratio of Consolidated Debt less Cash Investments then on hand to EBITDA to be greater than 2.00 to 1.00 as of the end of any fiscal quarter commencing with the quarter ending June 30, 2003.


      6.11 Consolidated Senior Debt to EBITDA. Permit the ratio of its Consolidated Senior Debt to EBITDA to be greater than 1.00 to 1.00 as of the end of any fiscal quarter commencing with the quarter ending June 30, 2003.

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      6.12 Minimum EBITDA. Permit as of the end of any fiscal quarter its EBITDA to be less than Twenty-Two Million Five Hundred Thousand Dollars
($22,500,000.00).


      6.13 Sale and Leaseback. Enter into any arrangement with any Person (other than the Borrower or any of its Subsidiaries, provided the provisions of Section
6.6 are satisfied) providing for the leasing by the Borrower or any of its Subsidiaries of any asset that has been sold or transferred by the Borrower or such Subsidiary to such Person.

      6.14 New Business; Subsidiaries or Partnerships. (a) Engage in any business other than the Line of Business; (b) become a partner or joint venturer in any partnership or joint venture, or (c) create or acquire any new Subsidiary; provided that the Borrower or any of its Subsidiaries may create a Subsidiary de novo; provided further that, in any such instance, the created or acquired Subsidiary complies with the provisions of Section 5.3 and Section 5.12.

      6.15 Operating Lease Expense. Permit the Operating Lease Expense of the Borrower and its Subsidiaries to exceed Six Million Dollars ($6,000,000.00) for any twelve (12) month period.


      6.16 Hazardous Substances. Permit any Hazardous Substances, the removal of which is required or the maintenance of which is restricted, prohibited or penalized by any Governmental Authority, to be unlawfully brought on to or located on any real property owned or leased (to the extent of its control) by the Borrower or any of the its Subsidiaries, except in full compliance with all applicable Environmental Laws; and if any such material is brought or found located thereon in violation of any applicable law, all required environmental response actions shall be diligently undertaken pursuant to all such Environmental Laws, and the obligations hereunder with respect to any such materials brought or located thereon while the Borrower or any of its Subsidiaries owned or leased any such real property shall survive any foreclosure of the Deeds of Trust, and other deeds of trust or mortgages. THE BORROWER HEREBY ACKNOWLEDGES THAT FOR SO LONG AS THE LENDERS HAVE NOT FORECLOSED AND TAKEN TITLE TO, AND POSSESSION AND CONTROL OF THE REALTY, AND TAKEN OVER CONTROL OF ENVIRONMENTAL COMPLIANCE OR WASTE HANDLING OR DISPOSAL PRACTICES, ALL HAZARDOUS SUBSTANCES HANDLING PRACTICES AND ENVIRONMENTAL PRACTICES AND PROCEDURES ARE THE SOLE RESPONSIBILITY OF THE BORROWER AND ITS SUBSIDIARIES AND THE BORROWER HAS FULL DECISION-MAKING POWER WITH RESPECT THERETO. THE BORROWER FURTHER ACKNOWLEDGES THAT NEITHER THE ADMINISTRATIVE AGENT NOR ANY LENDER IS AN ENVIRONMENTAL CONSULTANT, ENGINEER, INVESTIGATOR OR INSPECTOR OF ANY TYPE WHATSOEVER. NO ACT (OR DECISION NOT TO ACT) OF THE ADMINISTRATIVE AGENT OR ANY LENDER RELATED TO THIS AGREEMENT OR ANY LOAN DOCUMENT SHALL GIVE RISE TO ANY OBLIGATION OR LIABILITY ON THE PART OF THE ADMINISTRATIVE AGENT OR ANY LENDER WITH RESPECT TO ENVIRONMENTAL MATTERS UNLESS SUCH ACTION IS AFTER THE LENDERS HAVE FORECLOSED ON AND TAKEN POSSESSION AND CONTROL OF THE SUBJECT PROPERTY AND SUCH ACTION PROXIMATELY RESULTS IN SUCH CONTAMINATION. IN NO EVENT SHALL ANY INFORMATION OBTAINED FROM THE ADMINISTRATIVE AGENT OR ANY LENDER OR THEIR RESPECTIVE AGENTS PURSUANT TO THIS AGREEMENT OR ANY LOAN DOCUMENT CONCERNING THE

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ENVIRONMENTAL CONDITION OF ANY REALTY BE CONSIDERED BY THE BORROWER OR ANY OF
ITS SUBSIDIARIES (OR ANY OTHER RECIPIENT OF SAID INFORMATION) AS CONSTITUTING LEGAL OR ENVIRONMENTAL CONSULTING, ENGINEERING, INVESTIGATING OR INSPECTING ADVICE, AND NEITHER THE BORROWER NOR ANY OF ITS SUBSIDIARIES (NOR ANY OTHER RECIPIENT OF SAID INFORMATION) SHALL RELY ON SAID INFORMATION. THE RESPONSIBILITY FOR COMPLIANCE WITH VARIOUS FEDERAL, STATE AND LOCAL ENVIRONMENTAL, HEALTH OR SAFETY LAWS AND REGULATIONS RESTS SOLELY WITH THE BORROWER AND ITS SUBSIDIARIES FOR SO LONG AS THE LENDERS HAVE NOT FORECLOSED AND TAKEN TITLE TO, AND POSSESSION AND CONTROL OF THE REALTY, AND TAKEN OVER CONTROL OF ENVIRONMENTAL COMPLIANCE OR WASTE HANDLING OR DISPOSAL PRACTICES.

      6.17 Fiscal Year. Change its Fiscal Year.


      6.18 Amendments; Prepayments of Subordinated Debt, Etc. (a) Amend any of their certificate or articles of incorporation in a manner that might affect the Lenders or their rights and remedies under the Loan Documents; or (b) except with respect to the Debt created under the Loan Documents, (i) amend or modify (or permit the amendment or modification of) any of the terms or provisions of any Subordinated Debt or any agreement related thereto or (ii) make any voluntary or optional payment or prepayment or redemption or acquisition for value of (including, without limitation, by way of depositing with any trustee with respect thereto money or securities before due for the purpose of paying when due), or exchange, any Subordinated Debt.

      6.19 Location of Assets; Places of Business. Without thirty (30) days' prior written notice to the Administrative Agent and the filing of Financing Statements reasonably satisfactory to the Administrative Agent, (i) maintain any Inventory or Equipment (other than vehicles, rolling stock and leased goods) at any location other than the locations set forth on Schedule 4.8 or (ii) change its principal place of business to a location other than that set forth on
Schedule 4.8.

      6.20 Bank Accounts. Establish any new bank accounts other than with Bank of America without prior written notice to the Administrative Agent and the Lenders.


      6.21 No Inconsistent Transactions or Agreements. Enter into any transaction or agreement, or enter into any amendment or other modification to any currently existing agreement, that by its terms restricts or prohibits the ability of the Borrower to pay the principal of or interest on the Loans.



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                                    ARTICLE 7
                                EVENTS OF DEFAULT

      7.1 Events of Default. The occurrence of any one or more of the following events shall constitute an "Event of Default":


            (a) The Borrower fails to pay when due any principal or fails to pay within three (3) days of the date when due any fees or interest on the Obligations;

            (b) The Borrower fails or neglects to observe, perform or comply with any term, provision, condition or covenant contained in Sections 2.14, 5.1, 5.2, 5.3(a), 5.9(c), 5.12, 5.13 or Article VI;

            (c) The Borrower fails or neglects to observe, perform or comply with any term, provision, condition or covenant contained herein except those specified in subsections (a) and (b) above, and the same is not cured to the Required Lenders' satisfaction within thirty (30) days after the Borrower acquires knowledge thereof;

            (d) If any representation or warranty made in writing by or on behalf of the Borrower or Guarantors in this Agreement, in the other Loan Documents or in any other agreement now existing or hereafter executed between the Borrower or any of its Subsidiaries and the Administrative Agent or any Lender, or in connection with the transactions contemplated hereby or thereby, shall prove to have been false or misleading in any material respect when made;

            (e) The occurrence of any default or event of default on the part of Borrower or any Guarantor (including specifically, but without limitation, defaults due to nonpayment) under the terms of any agreement, document or instrument (including without limitation any Interest Rate Contract) pursuant to which Borrower or any Guarantor has incurred any Debt for money borrowed in excess of $250,000 (other than the Obligations), which default or event of default would permit acceleration of such Debt;

            (f) The termination of any agreement, contract or instrument to which Borrower or any Guarantor is a party or by which it or any of its properties are bound, and such termination results in a Material Adverse Effect;

            (g) The occurrence of an event of default under any of the other Loan Documents or in any other agreement now existing or hereafter executed evidencing or securing any of the Obligations;

            (h) The occurrence of any material uninsured damage to or loss, theft or destruction of the Collateral or other assets of Borrower or any Guarantor that has a Material Adverse Effect;

            (i) The filing by Borrower or any Guarantor (with assets having a value of $25,000 or more) of any voluntary petition seeking liquidation, reorganization, arrangement, readjustment of debts or for any other relief under the Bankruptcy Code or under any other act or law pertaining to insolvency or debtor relief, whether state, federal or foreign, now or hereafter existing;

            (j) The filing against Borrower or any Guarantor (with assets having a value of $25,000 or more) of any involuntary petition seeking liquidation, reorganization, arrangement, readjustment of debts or for any other relief under the Bankruptcy Code or under any other act or law pertaining to insolvency or debtor relief, whether state, federal or foreign, now or hereafter existing which petition is not dismissed within sixty (60) days after the date of filing;

            (k) A custodian, trustee, receiver or assignee for the benefit of creditors is appointed or takes possession of the Collateral or any other assets of Borrower or any Guarantor (with assets having a value of $25,000 or more);

            (l) The Borrower ceases to be Solvent on a consolidated basis (taking into account any rights of contribution), or ceases to conduct its business as now conducted or is enjoined, restrained or in any way prevented by court order not stayed within thirty (30) days by a court of competent jurisdiction from conducting all or any material part of its business affairs;

            (m) A notice of lien, levy or assessment which, together with all other liens, levies and assessments of record, is in excess of $100,000 is filed of record against any portion of the assets of Borrower or any Guarantor by the United States, or any department, agency or instrumentality thereof, or by any other Governmental Authority, including, without limitation, the Pension Benefit Guaranty Corporation, or if any taxes or debts owing at any time or times hereafter to any one of them becomes a lien or encumbrance (other than a Permitted Lien) upon the Collateral or any other asset of Borrower or a Guarantor, and the same is not dismissed, released or discharged within thirty
(30) days after the same becomes a lien or encumbrance or, in the case of ad valorem taxes, prior to the last day when payment may be made without penalty;

            (n) The entry of a final, nonappealable judgment for the payment of money or any one or more non-monetary judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and/or the issuance of a warrant of attachment, execution or similar process against Borrower or any Guarantor or any of their respective assets which in either case shall not be dismissed, discharged, or bonded within thirty (30) days after entry and, if bonded, such bond (or a replacement bond) shall not continue in effect at all times until such judgment is dismissed or discharged;

            (o) The occurrence of any of the following events: (i) the happening of a Reportable Event that could give rise to liability (that is not waived by the by the Pension Benefit Guaranty Corporation or by the Required Lenders, or if such liability can be avoided by any corrective action of the Borrower, such corrective action is not completed within ninety (90) days after the occurrence of such Reportable Event) with respect to any Pension Plan; (ii) the termination of any Pension Plan in a "distress termination" under the provisions of Section 4041 of ERISA; (iii) the appointment of a trustee by an appropriate United States District Court to administer any Pension Plan; (iv) the institution of any proceedings by the Pension Benefit Guaranty Corporation to terminate any Pension Plan or to appoint a trustee to administer any such plan; and (v) the failure of the Borrower to notify the Lenders promptly upon receipt by the

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Borrower of any notice of the institution of any proceeding or any other actions that may result in the termination of any such plan;

            (p) The occurrence of any Material Adverse Change;

            (q) The occurrence of a Change of Control;

            (r) (i) The guaranty given by any Guarantor under the Guaranty Agreement shall, for any reason other than the satisfaction in full of all Obligations and termination of this Agreement or the release of such Subsidiary from its Obligations under the Guaranty Agreement in accordance with the terms thereof, cease to be in full force and effect at any time or is declared to be null and void or (ii) any such Guarantor denies that it has any further liability under the Guaranty Agreement or gives notice to such effect, and such denial or notice is not revoked within one Business Day after the earlier of (A) receipt by the Borrower of notice from the Administrative Agent or any Lender of such denial or notice or (B) the Borrower becomes aware of such denial or notice being made or given, as the case may be; or

            (s) Any holder of Subordinated Debt fails to comply for a period of thirty (30) or more days after written notice from the Administrative Agent with the subordination provisions contained in the instruments evidencing such Subordinated Debt or in any separate written agreement of subordination executed in favor of the Lenders and the Administrative Agent.

                                    ARTICLE 8
                   RIGHTS AND REMEDIES AFTER EVENT OF DEFAULT

      8.1 Remedies: Termination of Commitments, Acceleration, Etc. Upon and at any time after the occurrence and during the continuance of any Event of Default, the Administrative Agent shall at the direction of the Required Lenders, take any or all of the following actions at the same or different times:

            (a) Declare the Commitments of each Lender (including the Swingline Lender), and the Issuing Bank's obligation to issue Letters of Credit, to be terminated, whereupon the same shall terminate (provided that, upon the occurrence of an Event of Default pursuant to Sections 7.1(i), (j) or (k), all of the Commitments, together with the Issuing Bank's obligation to issue Letters of Credit, shall automatically be terminated);

            (b) Declare all or any part of the outstanding principal amount of the Loans, all unpaid interest accrued thereon, and all other amounts payable under this Agreement, the Notes and the other Loan Documents to be immediately due and payable, whereupon such outstanding principal amounts, accrued interest and other such amounts shall become immediately due and payable without presentment, demand, protest, notice of intent to accelerate or other notice or legal process of any kind, all of which are hereby knowingly and expressly waived by the Borrower (provided that, upon the occurrence of an Event of Default pursuant to


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Sections 7.1(i), (j) or (k), all of such outstanding principal amounts, accrued interest and other such amounts shall automatically become immediately due and payable);

            (c) Direct the Borrower to deliver (and the Borrower hereby agrees, upon receipt of notice of such direction from the Administrative Agent, to deliver) to the Administrative Agent from time to time such additional amount of cash as is equal to the aggregate Stated Amount of all Letters of Credit then outstanding (whether or not any beneficiary under any Letter of Credit shall have drawn or be entitled at such time to draw thereunder), such amount to be held by the Administrative Agent in the Cash Collateral Account as security for the Borrower's Reimbursement Obligations as described in Section 2.17(i); and

            (d) Exercise all rights and remedies available to it under this Agreement, the other Loan Documents and applicable law.

            (e) At the sole option of the Required Lenders, following the occurrence of an Event of Default which continues without cure for 90 days, order appraisals of the fixed assets of the Borrower and Guarantors and Realty securing the Obligations at Borrower's expense, with the appraiser to be mutually satisfactory to the Lenders and Borrower; provided, if the Borrower is provided by the Lenders with a list of three or more appraisers, the Borrower may not object to every appraiser and must approve one or more; and

            (f) Conduct field examinations of Borrower's Accounts and books and records at Borrower's expense, and/or notify all or some of the account debtors obligated on any or all of Borrower's and Guarantors' Accounts and instruct them to make payments directly to the Administrative Agent to be deposited and applied as set forth in the Security Agreement.

      8.2 Right of Set-off. Subject to the prior approval of the Required Lenders, the Administrative Agent and each Lender may, and are hereby authorized by the Borrower, at any time and from time to time, to the fullest extent permitted by applicable law, without advance notice to the Borrower (any such notice being expressly waived by the Borrower) and irrespective of demand for payment, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held in other than a fiduciary account and any other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any or all of the Obligations now or hereafter existing, whether or not such Obligations have matured. The Administrative Agent agrees to notify the Borrower after any such setoff or application, provided that the failure to give such notice shall not affect the validity of such set-off and application.

      8.3 Application of Proceeds. Notwithstanding anything to the contrary in this Agreement or the Loan Documents, after an Event of Default, the proceeds of any offsets, voluntary payments by the Borrower or others and any other sums received and collected in respect of the Obligations, shall be applied, first, to fees and expenses of collection, second, to the Notes and Reimbursement Obligations proportionately according to each Lender's Pro Rata Share, third, to any remaining Obligations other than those represented by Interest Rate Contract(s), fourth, to amounts owed (or reasonably anticipated to be owed), if any, under Interest Rate Contracts, and then, if there is any excess, to the Borrower.



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      8.4 Rights and Remedies Cumulative; Non-Waiver; Etc. The enumeration of the Agents' and the Lenders' rights and remedies set forth in this Agreement is not intended to be exhaustive, and the exercise by the Administrative Agent or any Lender of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder, under the Loan Documents or under any other agreement between the Borrower or any of its Subsidiaries and the Administrative Agent or the Lenders or that may now or hereafter exist in law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between the Borrower or any of its Subsidiaries and the Administrative Agent or the Lenders or their agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.

                                    ARTICLE 9
                            THE ADMINISTRATIVE AGENT

      9.1 Appointment and Authorization of Agent. Each Lender hereby irrevocably appoints, designates and authorizes Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent. Without limiting the generality of the foregoing sentence, the use of the term "agent" herein and in the other Loan Documents with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. All benefits and immunities provided to Agent in this Article 9 shall apply to Agent as issuer of Letters of Credit and provider of Swing Line Loans with respect to any acts taken or omissions suffered by Agent in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit and any Swing Line Loans made by Agent, and as additionally provided herein with respect to Agent as issuer of letters of Credit and provider of Swing Line Loans.



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      9.2 Delegation of Duties. Agent may execute any of its duties under this
Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

      9.3 Liability of Agent. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or Participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or Participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

      9.4 Reliance by Agent.


            (a) Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by Administrative Agent. Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by all Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required by any instance), and such request and any action taken or failure to act pursuant thereto shall be binding upon all Lenders.

            (b) For purposes of determining compliance with the conditions specified in Article 3, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.



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      9.5 Notice of Default. Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to Administrative Agent for the account of Lenders, unless Administrative Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default and stating that such notice is a "notice of default." Administrative Agent will notify Lenders of its receipt of any such notice. Administrative Agent shall take such action with respect to such Default as may be directed by the Required Lenders in accordance with Article 8; provided, however, that unless and until Administrative Agent has received any such direction, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable or in the best interest of Lenders.

      9.6 Credit Decision; Disclosure of Information by Administrative Agent. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower and the other Loan Parties hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and the other Loan Parties Except for notices, reports and other documents expressly required to be furnished to Lenders by Administrative Agent herein, Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

      9.7 Indemnification of Administrative Agent. Whether or not the transactions contemplated hereby are consummated, Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do
so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have been caused primarily by such Agent-Related Person's own gross negligence or willful misconduct; it being agreed by all Lenders that


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
no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs and costs and expenses in connection with the use of IntraLinks, Inc. or other similar information transmission systems in connection with this Agreement) incurred by Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Administrative Agent is not reimbursed for such expenses by or on behalf of Borrower. The undertaking in this Section shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of Administrative Agent.

      9.8 Administrative Agent in its Individual Capacity. Bank of America and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though Bank of America were not Administrative Agent hereunder and without notice to or consent of Lenders. Lenders acknowledge that, pursuant to such activities, Bank of America or its Affiliates may receive information regarding any Loan Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, Bank of America shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not Administrative Agent, and the terms "Lender" and "Lenders" include Bank of America in its individual capacity.

      9.9 Successor Administrative Agent. Administrative Agent may resign as Administrative Agent upon 30 days' written notice to Lenders and Borrower; provided that any such resignation by Bank of America shall also constitute its resignation as Administrative Agent in its capacity of issuer of Letters of Credit and provider of Swing Line Loans. If Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among Lenders a successor Administrative Agent for Lenders, which successor Administrative Agent shall be consented to by Borrower at all times other than during the existence of a Default (which consent of Borrower shall not be unreasonably withheld or delayed). If no successor Administrative Agent is appointed prior to the effective date of the resignation of Administrative Agent, Administrative Agent may appoint, after consulting with Lenders and Borrower, a successor Administrative Agent from among Lenders. Upon the acceptance of its appointment as successor Administrative Agent hereunder, the Person acting as such successor Administrative Agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent (including those in its capacity as issuer of Letters of Credit and provider of Swing Line Loans) and the term "Administrative Agent" shall mean such successor Administrative Agent in all such capacities and the retiring Administrative Agent's appointment, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such retiring Administrative Agent or any other Lender, other than the obligation of the successor Administrative Agent to issue letters of credit in substitution for the Letters of Credit,


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
if any, outstanding at the time of such succession or to make other arrangements satisfactory to the retiring Administrative Agent to effectively assume the obligations of the retiring Administrative Agent with respect to such Letters of Credit. After any retiring Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this Article 9 and Sections 10.6 and
10.7 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor Administrative Agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent's notice of resignation, the retiring Administrative Agent's resignation shall nevertheless thereupon become effective and Lenders shall perform all of the duties of Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

      9.10 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

            (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders and Administrative Agent and their respective agents and counsel and all other amounts due Lenders and Administrative Agent under Section 10.6) allowed in such judicial proceeding; and

            (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under
Section 10.6.

      Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.



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      9.11 Guaranty Matters. Each Lender hereby irrevocably authorizes
Administrative Agent, at it is option and in its discretion, to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder. Upon request by Administrative Agent at any time, each Lender will confirm in writing Administrative Agent's authority to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.11.

      9.12 Collateral Matters.

           (a) Each Lender hereby irrevocably authorizes and directs Administrative Agent to enter into the Collateral Documents for the benefit of such Lender. Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth in Section 10.1, any action taken by the Required Lenders, in accordance with the provisions of this Agreement or the Collateral Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of Lenders. Administrative Agent is hereby authorized on behalf of all of Lenders, without the necessity of any notice to or further consent from any Lender from time to time prior to, an Event of Default, to take any action with respect to any Collateral or Collateral Documents which may be necessary to perfect and maintain perfected the Liens upon the Collateral granted pursuant to the Collateral Documents.

            (b) Each Lender hereby irrevocably authorizes Administrative Agent, at its option and in its discretion,

                           (i)  to release any Lien on any property
        granted to or held by Administrative Agent under any Loan Document (i) upon termination of the aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) subject to Section 10.1, if approved, authorized or ratified in writing by the Required Lenders; and

                           (ii) to subordinate any Lien on any property granted to or held by Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by this Agreement or any other Loan Document.

Upon request by Administrative Agent at any time, each Lender will confirm in writing Administrative Agent's authority to release or subordinate its interest in particular types or items of Collateral pursuant to this Section 9.12.

            (c) Subject to (b) above, Administrative Agent shall (and is hereby irrevocably authorized by each Lender, to) execute such documents as may be necessary to evidence the release or subordination of the liens granted to Administrative Agent for the benefit of Administrative Agent and Lenders herein or pursuant hereto upon the applicable Collateral; provided that (i) Administrative Agent shall not be required to execute any such document on terms which, in Administrative Agent's opinion, would expose Administrative Agent to or create any liability or entail any consequence other than the release or subordination of such liens


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

without recourse or warranty and (ii) such release or subordination shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of Borrower or any other Loan Party in respect of) all interests retained by Borrower or any other Loan Party, including the proceeds of the sale, all of which shall continue to constitute part of the Collateral. In the event of any sale or transfer of Collateral, or any foreclosure with respect to any of the Collateral, Administrative Agent shall be authorized to deduct all expenses reasonably incurred by Administrative Agent from the proceeds of any such sale, transfer or foreclosure.

            (d) Administrative Agent shall have no obligation whatsoever to any Lender or any other Person to assure that the Collateral exists or is owned by Borrower or any other Loan Party or is cared for, protected or insured or that the Liens granted to Administrative Agent herein or in any of the Collateral Documents or pursuant hereto or thereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure of fidelity any of the rights, authorities and powers granted or available to Administrative Agent in this
Section 9.12 or in any of the Collateral Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Administrative Agent may act in any manner it may deem appropriate, in its sole discretion, given Administrative Agent's own interest in the Collateral as one of Lenders and that Administrative Agent shall have no duty or liability whatsoever to Lenders.

            (e) Each Lender hereby appoints each other Lender as agent for the purpose of perfecting Lenders' security interest in assets which, in accordance with Article 9 of the UCC can be perfected only by possession. Should any Lender (other than Administrative Agent) obtain possession of any such Collateral, such Lender shall notify Administrative Agent thereof, and, promptly upon Administrative Agent's request therefor shall deliver such Collateral to Administrative Agent or in accordance with Administrative Agent's instructions.

                                   ARTICLE 10
                                  MISCELLANEOUS

      10.1 Survival.

            (a) The representations and warranties made by or on behalf of the Borrower or any of its Subsidiaries in this Agreement and in each other Loan Document shall survive the execution and delivery of this Agreement and each such other Loan Document. Notwithstanding any other provision herein or anything provided or implied by law to the contrary, no termination or cancellation (regardless of cause or procedure) of the Commitments, this Agreement or any of the other Loan Documents shall in any way affect or impair the rights and obligations of the parties hereto with respect to any of the provisions of (i)
Section 2.15 or (ii) this Agreement and the other Loan Documents relating to indemnification or payments of costs and expenses, including, without limitation, all of the provisions of Sections 2.11(a), 2.11(b), 2.12, 2.13, 2.17(h), 9.7, 10.6 and 10.7, and, in each case, such provisions shall survive any such termination or cancellation and the making and repayment of the Loans.

            (b) The Borrower, the Administrative Agent and the Lenders agree that: (i) Articles IV and V and the other applicable provisions of this Credit Agreement are intended as the Administrative Agent's (on behalf of the Lenders) written request for information (and the


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

Borrower's response) concerning the environmental condition of the real property; and (ii) each provision in this Credit Agreement (together with any indemnity applicable to a breach of any such provision) with respect to the environmental condition of any realty is intended to be an "environmental provision" and as such it is expressly understood that the Borrower's duty to indemnify the Administrative Agent and the Lenders hereunder shall survive: (x) any judicial or nonjudicial foreclosure under the Deeds of Trust or transfer of any realty in lieu thereof; (y) the release and reconveyance or cancellation of the Deeds of Trust; and (z) the termination or cancellation of the Commitments or this Agreement and the making and repayment of the Loans.

      10.2  Governing Law; Submission to Jurisdiction; Venue.

            (a) THIS LOAN AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TENNESSEE, UNLESS OTHERWISE INDICATED THEREIN. Any legal action or proceeding with respect to this Loan Agreement or any other Loan Document may be brought in the courts of the State of Tennessee in Davidson County, or of the United States for the Middle District of Tennessee, and, by execution and delivery of this Loan Agreement, the Borrower hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of such courts. The Borrower further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to iPayment, Inc. at its address for notices set forth in Section 10.4, such service to become effective three (3) days after such mailing. Nothing herein shall affect the right of the Banks to serve process in any other manner permitted by law or to commence legal proceedings or to otherwise proceed against the Borrower in any other jurisdiction.

            (b) The Borrower hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Loan Agreement or any other Loan Document brought in the courts referred to in subsection (a) hereof and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

      10.3 Arbitration. Any controversy or claim between or among the parties hereto including but not limited to those arising out of or relating to this Instrument, Agreement or document or any related instruments, agreements or documents, including any claim based on or arising from an alleged tort, shall be determined by binding arbitration in accordance with the Federal Arbitration Act (or if not applicable, the applicable state law), the Rules of Practice and Procedure for the Arbitration of Commercial Disputes of Judicial Arbitration and Mediation Services, Inc. (J.A.M.S.), and the "Special Rules" set forth below. In the event of any inconsistency, the Special Rules shall control. Judgment upon any arbitration award may be entered in any court having jurisdiction. Any party to this Agreement may bring an action, including a summary or expedited proceeding, to compel arbitration of any controversy or claim to which this agreement applies in any court having jurisdiction over such action.


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

                  (a) Special Rules. The arbitration shall be conducted in the city of the Borrower's domicile at the time of the execution of this instrument, agreement or document and administered by J.A.M.S. who will appoint an arbitrator; if J.A.M.S. is unable or legally precluded from administering the arbitration, then the American Arbitration Association will serve. All arbitration hearings will be commenced within 90 days of the demand for arbitration; further, the arbitrator shall only, upon a showing of cause, be permitted to extend the commencement of such hearing for up to an additional 60 days. In any such arbitration, the prevailing party will be awarded attorney's fees, costs of arbitration and all out-of-pocket expenses against the defaulting party.

                  (b) Reservation of Rights. Nothing in this instrument, agreement or document shall be deemed to (i) limit the applicability of any otherwise applicable statutes of limitation or repose or any waivers contained in this Agreement; or (ii) be a waiver by the Agent or Lenders of the protection afforded to them by 12 U.S.C. Section91 or any substantially equivalent state law; or (iii) limit the right of the Agent or Lenders hereto (A) to exercise self help remedies such as (but not limited to) setoff, or (B) to foreclose against any real or personal property collateral, or (C) to obtain from a court provisional or ancillary remedies such as (but not limited to) injunctive relief, writ of possession or the appointment of a receiver. The Agent or Lenders may exercise such self help rights, foreclose upon such property, or obtain such provisional or ancillary remedies before, during or after the pendency of any arbitration proceeding brought pursuant to this instrument, agreement or document. Neither this exercise of self help remedies nor the institution or maintenance of an action for foreclosure or provisional or ancillary remedies shall constitute a waiver of the right of any party, including the claimant in any such action, to arbitrate the merits of the controversy or claim occasioning resort to such remedies.

      10.4 Notices and Other Communications; Facsimile Copies.

            (a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered, to the applicable address, facsimile number or (subject to subsection
(c) below) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, specified for such Person on Schedule 10.4 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties. All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and
(ii) (A) if delivered by hand or by courier, upon delivery; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and the sender has received electronic confirmation of error free receipt; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of subsection (c) below), when delivered; provided, however, that notices and other communications to Agent pursuant to Article II shall not be effective until actually received by Agent. In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.

            (b) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed


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

originals and shall be binding on all Loan Parties, Agent and Lenders. Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

            (c) Limited Use of Electronic Mail. Electronic mail and internet and intranet websites may be used only to distribute routine communications, such as financial statements, and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose.

            (d) Reliance by Agent and Lenders. Agent and Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Borrower. All telephonic notices to and other communications with Agent may be recorded by Agent, and each of the parties hereto hereby consents to such recording.

            (e) Wire Transfers. All wire transfers to the Administrative Agent shall be sent to Bank of America, N.A., ABA Routing #064-000-020, to the credit of Bank of America, N.A., Nashville, Tennessee, Attention: William H. Diehl, RE: iPayment, Inc., unless otherwise instructed by the Administrative Agent.

      10.5 Assignments, Participations.

            (a) Each Lender may assign to an Affiliate or to any other Lender that is a party hereto all or a portion of its rights and obligations under this Agreement. After first obtaining the prior written consent of the Administrative Agent and (provided there is no Event of Default in existence) the Borrower, which consent shall not be unreasonably withheld, each Lender may also assign to one or more other Persons all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the outstanding Loans made by it and the Note or Notes held by it); provided, however, that (i) each such assignment shall be of an equal, pro rata percentage of such Lender's rights and obligations (including its Commitments) under each Facility, (ii) except in the case of an assignment to an Affiliate of such Lender or a Person that, immediately prior to such assignment, was a Lender, the amount of the Commitments of such assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to each such assignment) shall in no event be less than the lesser of (y) the aggregate Commitments of such Lender immediately prior to such assignment or (z) $5,000,000, (iii) each such assignment shall be to an Eligible Assignee, and (iv) the parties to each such assignment will execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note or Notes subject to such assignment, and will pay a processing fee of $3,500 to the Administrative Agent for its own account. Upon such execution, delivery, acceptance and recording of the Assignment and Acceptance, from and after the effective date specified therein (a) the assignee thereunder shall be deemed a party hereto


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

and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of such Lender hereunder with respect thereto, and (b) the assigning Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of such assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

            (b) By executing and delivering an Assignment and Acceptance, the assigning Lender and the assignee thereunder confirm to and agree, with each other and with the other parties hereto, as follows: (i) other than as may be provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document or any other instrument or document furnished hereto or pursuant thereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any of its Subsidiaries or the performance or observance by the Borrower or any of its Subsidiaries of any of their respective obligations under this Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the Financial Statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (iv) such assignee will, independently and without reliance upon the Administrative Agent, the assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents and any other instruments and agreements referred to herein or therein, and to exercise such powers and to perform such duties hereunder and thereunder, as are specifically delegated to or required of the Administrative Agent by the terms hereof or thereof and such other powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

            (c) The Administrative Agent will maintain a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amount of the Loans owing to, each Lender from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower, the Issuing Bank or any Lender at any reasonable time and from time to time upon reasonable prior notice.

            (d) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, together with any Note or Notes subject to such assignment,


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

the Administrative Agent will, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit D, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give notice thereof to the Borrower. Within five (5) Business Days after its receipt of such notice, the Borrower, at its own expense, will execute and deliver to the Administrative Agent in exchange for the surrendered Note or Notes a new Note or Notes to the order of such assignee in an amount equal to the Commitment or Commitments assumed by it pursuant to such Assignment and Acceptance and, to the extent the assigning Lender has retained its Commitments hereunder, a new Note or Notes to the order of the assigning Lender in an amount equal to the Commitment or Commitments retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the forms of Exhibits A-1 and A-2, as appropriate.

            (e) Each Lender may sell to one or more other Persons participations in any portion comprising less than all of its rights and obligations under this Agreement (including, without limitation, a portion of its Commitments, the outstanding Loans made by it and the Note or Notes held by it); provided, however, that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible for the performance of such obligations, (iii) the Borrower, the Issuing Bank, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement, (iv) any such participation shall be in an amount of not less than $3,000,000, (v) no Lender shall sell any participation that, when taken together with all other participations, if any, sold by such Lender, covers all of such Lender's rights and obligations under this Agreement (including, without limitation, all of its Commitments, the outstanding Loans made by it and the Note or Notes held by it), (vi) each such participation shall be of an equal, pro rata percentage of such Lender's rights and obligations (including its Commitments) under each Facility, (vii) no Lender shall permit any participant to have any voting rights or any right to control the vote of such Lender with respect to any amendment, modification, waiver, consent or other action hereunder or under any other Loan Document except as to actions of the type described in Section 10.8(a), and (vii) the parties to each such participation shall pay a processing fee of $3,500 to the Administrative Agent for its own account. In the case of a participation, the participant shall not have any rights under this Agreement or any of the other Loan Documents, the participant's rights against the granting Lender in respect of such participation to be those set forth in the participation agreement, and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation; provided, however, that each such participant shall have the rights of a Lender for purposes of Sections 2.11(a), 2.11(b),
2.12 and 2.13, and shall be entitled to the benefits thereto, to the extent that the Lender selling such participation would be entitled to such benefits if the participation had not been sold.

            (f) The Issuing Bank agrees with the Borrower to maintain a Commitment hereunder of not less than $10,000,000 through August 1, 2006 (the "Commitment Level"); provided, following the occurrence of any Event of Default hereunder, the foregoing Commitment Level covenant shall be completely void and of no further force and effect, and the Issuing Bank may, with only the consent of the Required Lenders, thereafter assign all, but not less than all, of its rights and obligations as Issuing Bank under this Agreement, including,


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

without limitation, its Commitment (including its commitment to issue Letters of Credit), to any Eligible Assignee, and upon acceptance of such assignment, the successor Issuing Bank shall succeed to such rights and obligations and the assigning Issuing Bank shall be discharged therefrom.

            (g) The Administrative Agent, the Issuing Bank and each Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section, disclose to the assignee or participant, or proposed assignee or participant, any information relating to the Borrower and its Subsidiaries furnished to it by or on behalf of any other party hereto, provided that such assignee or participant or proposed assignee or participant agrees in writing to the Administrative Agent, the Issuing Bank or such Lender, as the case may be, to keep such information confidential to the same extent required of the Lenders under Section 10.17.

      10.6 Fees and Expenses. Whether or not the transactions contemplated by this Agreement shall be consummated, the Borrower shall be obligated:

            (a) to pay or reimburse the Administrative Agent upon demand and after notice in accordance with Section 10.4 for all reasonable expenses (including, without limitation, reasonable attorneys' fees, but excluding salaries of the Administrative Agent's regularly employed personnel and overhead) incurred or paid by the Administrative Agent in connection with: (i) the preparation, execution, delivery, interpretation, modification, amendment or termination of this Agreement or the other Loan Documents or any consent or waiver requested by the Borrower hereunder or thereunder; (ii) charges for appraisers, examiners, environmental consultants, auditors or similar Persons whom the Administrative Agent may engage with respect to rendering opinions concerning the financial condition of the Borrower and its Subsidiaries; and
(iii) any commercially reasonable attempt to inspect, verify, protect, preserve, collect, sell, liquidate or otherwise dispose of the Collateral or any other assets of the Borrower or any Guarantor;

            (b) to pay or reimburse the Administrative Agent and each Lender upon demand and after notice in accordance with Section 10.4 for all reasonable expenses (including, without limitation, reasonable attorneys' fees, but excluding salaries of any Agent's or such Lender's regularly employed personnel and overhead) incurred or paid by any Agent or such Lender in connection with:
(i) any litigation, contest, dispute, suit or proceeding or action (whether instituted by the Administrative Agent, the Lenders, or any of them, the Borrower or any other Person) in any way relating to this Agreement or the other Loan Documents or to the Borrower's or any Subsidiary's affairs (other than a dispute solely between or among the Lenders); (ii) any attempt by the Administrative Agent or such Lender to enforce any of its rights against the Borrower or any other Person that may be obligated to the Administrative Agent or such Lender by virtue of this Agreement or the other Loan Documents; and
(iii) any refinancing or restructuring of the credit arrangement provided under this Agreement in the nature of a "work-out" or in any insolvency or bankruptcy proceeding;

            (c) to pay and hold the Administrative Agent, and each Lender harmless from and against any and all liability and loss with respect to or resulting from the nonpayment or delayed payment of any and all intangibles, documentary stamp and other similar taxes, fees and excises, if any, including any interest and penalties, that may be, or be determined to be, payable


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

in connection with the transactions contemplated by this Agreement and the other Loan Documents or in any modification hereof or thereof;

            (d) to pay and hold the Administrative Agent, and each Lender harmless from and against any and all finder's or brokerage fees and commissions that may be payable in connection with the transactions contemplated by this Agreement and the other Loan Documents, other than any fees or commissions of finders or brokers engaged by the Administrative Agent or any Lender.

      10.7 Indemnification. Whether or not the transactions contemplated hereby are consummated, Borrower shall indemnify and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the "Indemnitees") from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by Agent to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (c) any actual or alleged presence or release of Hazardous Substances on or from any property currently or formerly owned or operated by Borrower, any Subsidiary or any other Loan Party, or any Environmental Claim related in any way to Borrower, any Subsidiary or any other Loan Party, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether Indemnitee is a party thereto (all the foregoing, collectively, the "Indemnified Liabilities"); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demand, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee have any liability for any indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). The agreements in this Section shall survive the resignation of Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations. All amounts due under this Section 10.7 shall be payable within ten Business Days after demand therefor.

      10.8 Amendments, Waivers, Etc. Except as may be otherwise specifically set forth in this Agreement or the other Loan Documents, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be amended, modified, waived, discharged or


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

terminated, and no consent to any departure by the Borrower from any provision hereof or thereof may be given, except in a writing signed by the Required Lenders; provided, however, that:

            (a) no such amendment, modification, waiver, discharge, termination or consent shall, without the consent of each Lender holding Obligations directly affected thereby, (i) reduce the principal amount of, or rate of interest on, any Loan, or reduce any fees or other Obligations (other than fees payable to the Administrative Agent for its own account) or any obligations of any Person now or hereafter primarily or contingently liable with respect to the Obligations or (ii) postpone any date fixed for any payment of principal, interest (other than additional interest payable under Section 2.6(b) during the continuance of an Event of Default), fees (other than fees payable to the Administrative Agent for its own account) or any other Obligations;

            (b) no such amendment, modification, waiver, discharge, termination or consent shall, without the consent of all Lenders, (i) increase the Commitments of any Lender (it being understood that a waiver of any Default or Event of Default or a funding under subparagraph (e) below shall not constitute such an increase), (ii) change the definition of "Required Lenders" or otherwise change the number or percentage of Lenders that shall be required for the Lenders or any of them to take or approve, or direct the Administrative Agent to take, any action hereunder, (iii) amend, modify or waive any of the provisions for extending, or take action to extend, the term of the Revolving Credit Facility, (iv) affect the obligation of the Lenders having Revolving Credit Commitments to become L/C Participants, (v) amend any provision of this Section,
(vi) release all or substantially all of the Collateral, (vii) release any Guarantor, or (viii) consent to the assignment or transfer by the Borrower, or by any other Person now or hereafter primarily or contingently liable with respect to the Obligations, of any of its rights and obligations under this Agreement or any of the other Loan Documents;

            (c) no provision relating to the rights or obligations of the Swingline Bank or the Issuing Bank under this Agreement or any of the other Loan Documents may be amended, modified or waived without the consent of the Swingline Bank or Issuing Bank, respectively; and

            (d) no provision relating to the rights or obligations of the Administrative Agent under this Agreement or any of the other Loan Documents may be amended, modified or waived without the consent, respectively, of the Administrative Agent.

      10.9 Rights and Remedies Cumulative, Non-waiver, Etc. The enumeration of the Administrative Agent's and the Lenders' rights and remedies set forth in this Agreement and the other Loan Documents is not intended to be exhaustive, and the exercise by the Administrative Agent or any Lender of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder, under the other Loan Documents or under any other agreement between the Borrower and the Lenders, or any of them (or the Administrative Agent on their behalf), or that may now or hereafter exist in law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude other or further exercise thereof or the exercise of any other


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

right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between the Borrower and the Administrative Agent or the Lenders or their agents or employees shall be effective to change, modify or discharge any provision of this Agreement or to constitute a waiver of any Event of Default. No notice to or demand upon the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of the Administrative Agent or any Lender to exercise any right or remedy or take any other or further action in any circumstances without notice or demand.

      10.10 Binding Effect, Assignment. All of the terms of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the respective successors and assigns of the Borrower, the Administrative Agent, the Issuing Bank and each Lender; provided, however, that (i) the Borrower may not sell, assign or transfer this Agreement or any portion hereof or thereof, including, without limitation, any of its rights, title, interests, remedies, powers and duties hereunder or thereunder and (ii) any assignees and participants of the Lenders and any successor Issuing Bank shall have such rights and obligations with respect to this Agreement and the other Loan Documents as are provided for in and pursuant to Section 10.5.

      10.11 Severability. To the extent any provision of this Agreement is prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

      10.12 Entire Agreement. THIS AGREEMENT AND THE DOCUMENTS AND INSTRUMENTS EXECUTED AND DELIVERED CONTEMPORANEOUSLY HEREWITH EMBODY THE ENTIRE AGREEMENT AND UNDERSTANDING BETWEEN THE PARTIES HERETO AND SUPERSEDE ALL PRIOR AGREEMENTS AND UNDERSTANDINGS OF SUCH PERSONS, VERBAL OR WRITTEN, RELATING TO THE SUBJECT MATTER HEREOF, EXCEPT FOR THE FEE LETTER AND ANY PRIOR ARRANGEMENTS MADE WITH RESPECT TO PAYMENT BY THE BORROWER OF (OR ANY INDEMNIFICATION FOR) ANY FEES, COSTS OR EXPENSES PAYABLE TO OR INCURRED (OR TO BE INCURRED) BY OR ON BEHALF OF THE ADMINISTRATIVE AGENT, THE ISSUING BANK OR ANY LENDER, THE PROVISIONS OF WHICH FEE LETTER AND ANY SUCH PRIOR ARRANGEMENTS ARE HEREBY INCORPORATED INTO THIS AGREEMENT BY THIS REFERENCE. THIS AGREEMENT, THE NOTES, THE OTHER LOAN DOCUMENTS AND THE INSTRUMENTS AND DOCUMENTS EXECUTED IN CONNECTION HEREWITH REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.


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      10.13 Interpretation. The captions to the various sections and subsections of this Agreement have been inserted for convenience only and shall not limit or affect any of the terms hereof. Unless the context otherwise requires, words in the singular include the plural and words in the plural include the singular, and the use of any gender shall be applicable to all genders.

      10.14 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which, when so executed and delivered, shall be an original, but all of which shall together constitute one and the same instrument. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.

      10.15 Conflict of Terms. The Exhibits and Schedules hereto and the other Loan Documents are incorporated in this Agreement by this reference thereto. Except as otherwise provided in this Agreement and except as otherwise provided in the other Loan Documents, if any provision contained in this Agreement is in conflict with, or inconsistent with, any provision of the other Loan Documents, the provision contained in this Agreement shall control.

      10.16 Injunctive Relief. The Borrower recognizes that in the event it fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Administrative Agent and the Lenders. The Borrower therefore agrees that the Administrative Agent and the Lenders, if the Administrative Agent so requests, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages in any case where a remedy at law, in the reasonable opinion of the Required Lenders, may prove to be inadequate relief.

      10.17 Confidentiality. Each Lender agrees to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all non-public confidential information provided in connection with this Agreement or any other Loan Document and agrees and undertakes that it shall not use any such information for any purpose or in any manner other than pursuant to the terms contemplated by this Agreement. Any Lender may disclose such information
(i) at the request of any bank or other regulatory authority (including, without limitation, the National Association of Insurance Commissioners) or in connection with an examination of such Lender by any such authority, (ii) pursuant to subpoena or other court process, (iii) when required to do so in accordance with the provisions of any applicable law, (iv) at the express direction of any agency of any State of the United States of America or of any other jurisdiction in which such Lender conducts its business, (v) to such Lender's independent auditors and other professional advisors that have a reasonable need or basis for access thereto and to such Lender's officers, directors and employees, (vi) to the extent necessary in connection with the exercise of any remedy under this Agreement or any other Loan Document, or (vii) subject to provisions substantially similar to those contained in this Section
10.17 to any actual or proposed participant or assignee.

      10.18 Source of Funds. Each of the Lenders hereby represents and warrants to the Borrower that at least one of the following statements is an accurate representation as to the source of funds to be used by such Lender in connection with the financing hereunder:


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

            (a) no part of such funds constitutes assets allocated to any separate account maintained by such Lender in which any employee benefit plan (or its related trust) has any interest;

            (b) to the extent that any part of such funds constitutes assets allocated to any separate account maintained by such Lender, such Lender has disclosed to the Borrower the name of each employee benefit plan whose assets in such account exceed 10% of the total assets of such account as of the date of such purchase (and, for purposes of this subsection (b), all employee benefit plans maintained by the same employer or employee organization are deemed to be a single plan);

            (c) to the extent that any part of such funds constitutes assets of an insurance company's general account, such insurance company has complied with all of the requirements of the regulations issued under Section 401(c)(1)(A) of ERISA; or

            (d) such funds constitute assets of one or more specific benefit plans which such Lender has identified in writing to the Borrower.

            As used in this Section 10.18, the terms "employee benefit plan" and "separate account" shall have the respective meanings assigned to such terms in
Section 3 of ERISA.

      10.19 Post-Closing Matters. The Borrower will, and will cause each of its Subsidiaries to, use its best efforts to assist the Administrative Agent in the syndication of the Facility and the resultant addition of Lenders after the Closing Date.


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

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their corporate names by their duly authorized corporate officers as of the date first above written.

                  AGENT                                  BORROWER

BANK OF AMERICA, N.A.,                        IPAYMENT, INC., a Delaware
As Administrative Agent                       corporation

By:                                           By:
    ------------------------------------          -----------------------------

Title:                                        Title:
      ----------------------------------             --------------------------


                                                       LENDERS

                                              BANK OF AMERICA, N.A.

                                              By:
                                                 ------------------------------

                                              Title:
                                                     --------------------------

                                              Revolving Credit

                                              Commitment:            $20,000,000

                                                  Letter of
                                                  Credit Sublimit     $3,000,000

                                                  Swingline Commitment
                                                  Sublimit:             $500,000

                                              Uncommitted Portion of
                                              Revolver               $10,000,000


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